Exhibit 10.1

LOAN GUARANTEE AGREEMENT

dated as of January 17, 2025

between

PACIFIC GAS AND ELECTRIC COMPANY,

as Borrower,

and

U.S. DEPARTMENT OF ENERGY,

as Guarantor and Loan Servicer,

LOAN GUARANTEE NO. EIR0005

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(B)(10)(IV) OF REGULATION S-K BECAUSE SUCH INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

i

ANNEXES, SCHEDULES AND EXHIBITS

Annex A	Definitions

Schedule 5.01(n)	Required Approvals Schedule
Schedule 5.04(a)	Validation Process and Procedures
Schedule 5.04(b)	Eligibility Criteria
Schedule 8.02	Reporting Requirements
Schedule 11.04	Notices

Exhibit A	Form of Advance Request
Exhibit B	Form of Drawstop Notice
Exhibit C	Form of Closing Certificate
Exhibit D	Form of Tax Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of EP Approval Notice
Exhibit G	Davis-Bacon Act Contract Provisions
Exhibit H	DBA Curative Compliance Plan

This LOAN GUARANTEE AGREEMENT, dated as of January 17, 2025 (this “Agreement”), is entered into by and between the UNITED STATES DEPARTMENT OF ENERGY, an agency of the United States of America, acting in its capacity as guarantor and loan servicer of the Guaranteed Loan (“DOE”), and PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California (the “Borrower”).

PRELIMINARY STATEMENTS

(A)

DOE has been authorized to issue a guarantee for FFB to make loans for the Project Portfolio facility pursuant to Title XVII of the Energy Policy Act of 2005, Pub. L. 109 58, as amended by Section 406 of Div. A of Title IV of Pub. L. 111 5, and as further amended from time to time (“Title XVII”).

(B)

The Borrower anticipates undertaking projects that (1) retool, repurpose or replace Energy Infrastructure that has ceased operations or (2) enable operating Energy Infrastructure to avoid, reduce, utilize or sequester air pollutants or anthropogenic emissions of greenhouse gases (each, a “Project”), including (i) hydroelectric power refurbishment, retooling or upgrades that enable the continued operation of existing hydroelectric generation facilities, (ii) new battery energy storage systems that will enable a more efficient operation of existing renewable assets and will also support the replacement of fossil peak load generation facilities, (iii) transmission reconductoring and upgrades that increase the capacity and efficiency of existing transmission lines and (iv) Virtual Power Plant Projects that involve aggregating and orchestrating Distributed Energy Resources to provide utility-scale, utility-grade services.

(C)

The Borrower submitted an application for the issuance by DOE of a guarantee of a multi-draw term loan facility to be authorized and approved by DOE under Title XVII, subject to the requirements of Section 1706 and the Applicable Regulations (the “Application”).

(D)

The Borrower and DOE entered into that certain Conditional Commitment Letter, dated December 17, 2024 (the “Conditional Commitment Letter”), pursuant to which DOE agreed to arrange for FFB to purchase the FFB Note from the Borrower and to make Advances from time to time thereunder, in each case, upon the terms and subject to the conditions of this Agreement and the other Financing Documents.

(E)

Subject to the terms and conditions hereof, DOE will, in connection with arranging financing for the Borrower from FFB, issue and deliver to FFB the DOE Guarantee pursuant to which it will guarantee the Borrower’s repayment of principal and interest on the Advances as and when required pursuant to the FFB Note and any other liabilities, losses, costs or expenses incurred by FFB from time to time with respect to the FFB Note or the related FFB Note Purchase Agreement.

(F)

The execution of this Agreement is a condition precedent to DOE’s issuance of the DOE Guarantee, and FFB’s receipt of the DOE Guarantee is a condition precedent to FFB’s execution of the FFB Documents.

(G)	The Borrower’s obligations to DOE and FFB will be secured by the Liens granted under the Indenture Documents, to the extent provided therein.

(H)

The parties hereto desire (a) to specify, among other things, the terms and conditions for (i) the delivery by DOE of the DOE Guarantee and other FFB Secretary’s Instruments required for FFB to purchase the FFB Note pursuant to the FFB Note Purchase Agreement; (ii) the delivery by DOE of Advance Request Approval Notices; and (iii) certain indemnity and reimbursement obligations of the Borrower to DOE; and (b) to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND OTHER RULES OF CONSTRUCTION

Section 1.01 Terms Generally. Capitalized terms used herein, including in the preliminary statements, without definition shall have the respective meanings assigned to such terms in Annex A (Definitions).

Section 1.02 Other Rules of Construction. Unless the contrary is expressly stated herein:

(a) words in this Agreement denoting one gender only shall be construed to include all genders;

(b) when used in this Agreement, the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”;

(c) when used in this Agreement, the word “or” is not exclusive;

(d) when used in this Agreement, the words “herein,” “hereby,” “hereunder,” “hereof,” “hereto,” “hereinbefore,” and “hereinafter,” and words of similar import, unless otherwise specified, shall refer to this Agreement in its entirety and not to any particular section, subsection, paragraph, clause or other subdivision, exhibit, schedule or appendix of this Agreement;

(e) each reference in this Agreement to any article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix shall mean, unless otherwise specified, the respective article, section, subsection, paragraph, clause or other subdivision, annex, exhibit, schedule or appendix of this Agreement;

(f) capitalized terms in this Agreement referring to any Person or party to any Financing Document or to any other agreement, instrument, deed or other document shall refer to such Person or party together with its successors and permitted assigns, and in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g) each reference in this Agreement to any Financing Document or to any other agreement, instrument, deed or other document, shall be deemed to be a reference to such Financing Document or such other agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated or otherwise modified from time to time in accordance with the terms hereof and thereof;

(h) each reference in this Agreement to any Applicable Law or Environmental Law shall be construed as a reference to such Applicable Law or Environmental Law, as applied, amended, modified, extended or re-enacted from time to time, and includes any rules or regulations promulgated thereunder;

(i) each reference in this Agreement to any provision of any other Financing Document will include reference to any definition or provision incorporated by reference within that provision;

(j) except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, DOE or FFB, or DOE or FFB is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of DOE or FFB, or the exercise by DOE or FFB of such discretion, shall be in its respective sole and absolute discretion, as applicable, and further DOE shall be entitled to consult with its Secured Party Advisors in making such determination or exercising such discretion;

(k) except where expressly provided otherwise, the words “days”, “weeks”, “months” and “years” shall mean calendar days, weeks, months and years, respectively, and each reference to a time of day shall mean such time in Washington, D.C.;

(l) the table of contents and article and section headings and other captions have been inserted as a matter of convenience for the purpose of reference only and do not limit or affect the meaning of the terms and provisions thereof;

(m) the expression “reasonable efforts” and expressions of like import, when used in connection with an obligation of the Borrower, means taking in good faith and with due diligence all commercially reasonable steps to achieve the objective and to perform the obligation, including doing all that can reasonably be done in the circumstances taking into account each party’s obligations hereunder to mitigate delays and additional costs to the other party, and in any event taking no fewer steps and efforts than those that would be taken by a commercially reasonable and prudent person in comparable circumstances, where the whole of the benefit of the obligation and where all the results of taking such steps and efforts accrue solely to that person’s own benefit;

(n) the words “asset” and “property,” unless otherwise defined herein, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests, intellectual property and contract rights;

(o) the word “will” shall be construed as having the same meaning and effect as the word “shall;” and

(p) the definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.

Section 1.03 Definitions in Other Written Communications. Unless the contrary intention appears, any capitalized term used without definition in any notice or other written communication given under or pursuant to this Agreement shall have the same meaning in that notice or other written communication as in this Agreement.

Section 1.04 Conflict with FFB Documents. In the case of any conflict between the terms of this Agreement and the terms of any FFB Document (a) as between the Borrower and DOE the terms of this Agreement shall control, unless expressly stated to the contrary herein, and (b) as (i) between the Borrower and FFB or (ii) between DOE and FFB, the terms of such FFB Document shall control.

Section 1.05 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein and in the other Financing Documents, and in any certificate or other document made or delivered pursuant hereto or thereto, but not otherwise defined in Annex A (Definitions) hereto shall have the respective meanings assigned to them in conformity with GAAP.

ARTICLE II

FUNDING

Section 2.01 Guaranteed Loan Purchase of the FFB Note.

(a) Purchase of the FFB Note. Subject to the terms and conditions hereof and of the FFB Documents, on the Execution Date, DOE shall deliver to FFB the FFB Secretary’s Instruments required, in accordance with Section 3.3 of the FFB Note Purchase Agreement, in connection with the offer by FFB to purchase on the Execution Date, the FFB Note contemplated thereunder in an aggregate maximum principal amount not to exceed Fifteen Billion Dollars ($15,000,000,000.00) (the “Maximum Guaranteed Loan Amount”, and the loan extended under the FFB Note, the “Guaranteed Loan”).

(b) Loans. The Guaranteed Loan will be disbursed as set forth herein in connection with each Eligible Project. The FFB Note shall be issued on the Execution Date.

Section 2.02 Availability and Reductions.

(a) Maximum Guaranteed Loan Amount; Availability Period. Subject to the terms and conditions hereof and of the FFB Documents, DOE shall, during the Availability Period, deliver to FFB an Advance Request Approval Notice authorizing FFB to make Advances in accordance with Section 2.03(c)(ii) (Advance Request Approval Notice); provided, that after giving effect to any Advances and the use of proceeds thereof and subject to Section 2.06 (Determination of Advance Amounts), the aggregate amount of all Advances made to the Borrower under the FFB Note shall comply with the Debt Sizing Parameters.

(b) Loan Commitment Amount Reductions.

(i) The Borrower may, on not less than thirty (30) days’ prior written notice to DOE, permanently reduce the Maximum Guaranteed Loan Amount in whole or in part, but only if:

(A) the Borrower demonstrates to DOE’s satisfaction that the total funding committed and available to the Eligible Projects with respect to which a First Advance has been made is sufficient to pay all remaining Project Costs for such Eligible Projects;

(B) DOE is satisfied that the proposed reduction or cancellation would not reasonably be expected to cause a Default or an Event of Default;

(C) the Borrower shall have delivered to DOE by an Acceptable Delivery Method, a certificate, in form and substance satisfactory to DOE, with respect to the matters set forth in clauses (A) and (B) above; and

(D) upon such cancellation or reduction, the Borrower shall pay all expenses and other amounts then due with respect to, or as a result of, such cancellation or reduction under this Agreement.

(ii) Once reduced or canceled, the Maximum Guaranteed Loan Amount may not be increased or reinstated.

(iii) Notwithstanding the foregoing, any notice of reduction of the Maximum Guaranteed Loan Amount delivered in connection with any refinancing of any Advances with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower, in each case, subject to any limitations set forth in the FFB Documents.

(c) Initial First Advance Longstop Date; Termination. If the Initial First Advance has not occurred by the Initial First Advance Longstop Date, either DOE or the Borrower may terminate this Agreement upon no less than ten (10) Business Days’ prior written notice to the Borrower or DOE, as applicable. Upon such termination, the Borrower shall pay all expenses and other amounts then due in accordance with this Agreement and the other Financing Documents with respect to, or as a result of, such termination. Once terminated, this Agreement may not be reinstated.

Section 2.03 Mechanics for Requesting Advances.

(a) Advance Requests. Subject to the FFB Documents, from time to time during the Availability Period, the Borrower may request an Advance under the FFB Documents by delivering, by an Acceptable Delivery Method, to DOE, with a copy to the Technical Advisor, an appropriately completed request with respect to such Advance (each, an “Advance Request”) any time not less than (i) twenty-seven (27) Business Days prior to the Requested Advance Date, in the case of an Advance in an amount less than $500,000,000, (ii) twenty-nine (29) Business Days prior to the Requested Advance Date in the case of an Advance in an amount equal to or greater $500,000,000 and less than $2,000,000,000, and (iii) thirty-four (34) Business Days prior to the Requested Advance Date in the case of an Advance in an amount equal to or greater than $2,000,000,000. Each Advance Request shall be in the form attached as Exhibit A (Form of Advance Request) (as such form may be amended, supplemented or modified from time to time by DOE in a manner conforming to this Agreement or otherwise with consent of the Borrower, the “Form of Advance Request”), which form shall include (i) a confirmation that each Project covered by such Advance Request has been previously determined to be an Eligible Project by DOE, (ii) the amount and description of the Eligible Project Costs incurred and either expended or accrued by Borrower for each Eligible Project therein, as evidenced by accruals, invoices or other documentation reasonably acceptable to DOE, (iii) each such Eligible Project’s original and current budget and completion date, and (iv) a certification by the Borrower that, as of the date of such Advance Request, (w) all Eligible Project Costs covered by such Advance Request are reasonably expected to be recoverable as a component of the Borrower’s revenues, (x) DOE’s NEPA environmental review is complete for each Eligible Project included in the Advance Request by identifying the applicable NEPA document, and (y) after giving effect to the proposed Advance, the Borrower will be in compliance with the Debt Sizing Parameters.

(b) Frequency. The Borrower may request Advances in accordance with clause (a) above not more than once per calendar quarter during the Availability Period and the aggregate amount of Advances will not exceed Ten Billion Dollars ($10,000,000,000.00) in any calendar year other than calendar year 2028, when the aggregate amount of Advances will not exceed Five Billion Dollars ($5,000,000,000.00).

(c) Advance Funding.

(i) Satisfaction of Conditions. Promptly after receipt of an Advance Request complying with Section 2.03(a) (Advance Requests), DOE shall review such Advance Request to determine whether all certificates and documentation required to be attached thereto have been delivered to it.

(ii) Advance Request Approval Notice. With respect to any Advance under the FFB Documents, if DOE determines that: (x) the Advance Request has been satisfactorily completed pursuant to this Section 2.03 (Mechanics for Requesting Advances); and (y) all conditions precedent set forth in Section 5.03 (Advance Approval Conditions Precedent) in respect of the requested Advance have been satisfied (or waived in writing), then DOE shall promptly provide notice thereof to the Borrower and issue to FFB an Advance Request Approval Notice no later than (A) ten (10) Business Days prior to the Requested Advance Date if such Advance Request is equal to or greater than Two Billion Dollars ($2,000,000,000), (B) five (5) Business Days prior to the Requested Advance Date if such Advance Request is equal to or greater than Five Hundred Million Dollars ($500,000,000) but less than Two Billion Dollars ($2,000,000,000) and (C) three (3) Business Days prior to the Requested Advance Date if such Advance Request is less than Five Hundred Million Dollars ($500,000,000).

(iii) Funding. For any requested Advance for which an Advance Request Approval Notice has been issued pursuant to this Section 2.03(c) (Advance Requests) and for which no Drawstop Notice has been issued pursuant to Section 2.03(d) (Drawstop Notices), FFB shall fund such Advance on the Requested Advance Date in accordance with the FFB Note Purchase Agreement and the relevant FFB Note. Such funds shall be applied as specified in the FFB Documents and in accordance with Section 2.03(f) (Disbursement of Proceeds); provided, that if any Drawstop Notice has been issued and is in effect on the Requested Advance Date with respect to any funds received by the Borrower, such funds (together with any additional amounts due thereon or arising therefrom) shall be returned by the Borrower to FFB pursuant to Section 2.03(d) (Drawstop Notices).

(d) Drawstop Notices.

(i) Issuance. Following the issuance of any Advance Request Approval Notice by DOE pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) above and prior to the Requested Advance Date, pursuant to Section 7.4(d) of the FFB Note Purchase Agreement or otherwise pursuant to the FFB Documents, DOE or FFB may, from time to time, issue a notice substantially in the form attached hereto as Exhibit B (Form of Drawstop Notice) (a “Drawstop Notice”) to the Borrower and to DOE or FFB, as the case may be, if and only if DOE or FFB, as the case may be, determines that:

(A) any condition set forth in Section 5.03 (Advance Approval Conditions Precedent) and Section 5.05 (Conditions Precedent to FFB Advance), as applicable, with respect to such Advance is not satisfied; or

(B) to the extent the Advance Request Approval Notice has been issued for any Advance under the FFB Note and the FFB Note Purchase Agreement, the conditions precedent to such Advance contained in the relevant FFB Note and the FFB Note Purchase Agreement are not satisfied.

(ii) Consequences. If a Drawstop Notice is issued, FFB shall not be obligated to make the requested Advance set forth on such Drawstop Notice; provided, that if FFB makes any such Advance to the Borrower following the issuance of a Drawstop Notice, the Borrower shall return such Advance to FFB within one (1) Business Day following receipt thereof.

(e) No Liability.

(i) The Borrower acknowledges and agrees that DOE shall only be required to use its reasonable efforts to provide FFB with the necessary Advance Request Approval Notices within the time frames specified in Section 2.03(c)(ii) (Advance Request Approval Notice) but DOE shall in any event ensure that FFB receives all such Advance Requests and Advance Request Approval Notices as soon as reasonably practicable following receipt from the Borrower of the applicable Advance Requests and certificates and other documentation specified above (subject to the Borrower satisfying all conditions precedent specified in this Agreement, Section 5.03 (Advance Approval Conditions Precedent) and Section 5.05 (Conditions Precedent to FFB Advance), as applicable, and, prior to the Execution Date, Section 5.01 (Conditions Precedent to the Execution Date) and Section 5.02 (Conditions Precedent to FFB Purchase of the FFB Note), respectively).

(ii) Neither DOE nor FFB shall have any liability for any action taken (including the delivery of a Drawstop Notice) or omitted to be taken (including the refusal to fund any Advance or Advances following the issuance of a Drawstop Notice) or for any loss or injury resulting from its actions or inaction or its performance or lack of performance of any of its other obligations hereunder unless and solely to the extent such liability arises from the bad faith, gross negligence or willful misconduct of DOE or FFB as determined by a court of competent jurisdiction in a final, non-appealable judgement. In no event shall DOE, FFB or any subsequent holder of the FFB Note be liable, and each such Person shall be exempt from liability in accordance with Section 11.08 (Limitation on Liability), in each case: (A) for acting in accordance with, or relying upon, any entitlement order, instruction, notice, demand, certificate or document from the Borrower or any authorized Person acting on behalf of the Borrower; or (B) in the case of FFB or any subsequent holder of the FFB Note, for acting in accordance with, or relying upon, any Drawstop Notice issued by DOE.

(iii) Notwithstanding anything contained in this Agreement to the contrary, neither DOE nor FFB shall incur any liability to the Borrower, any Affiliate thereof or to any other Secured Party for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any other Financing Document by reason of any Secured Party Force Majeure Event; it being understood that DOE or FFB, as the case may be, shall resume performance hereunder as soon as reasonably practicable after the effects of such Secured Party Force Majeure Event cease to prevent or otherwise hinder DOE or FFB, as applicable, from performing hereunder or thereunder.

(f) Disbursement of Proceeds.

(i) The Borrower shall apply the proceeds of any Advance solely to reimburse for Eligible Project Costs for each such Eligible Project with respect to which such Advance was requested that have been previously incurred and either expended or accrued by the Borrower, as evidenced by accruals, invoices or other documentation delivered in connection with the applicable Advance Request under Section 2.03(a) (Advance Requests).

(ii) In no event shall the proceeds of the Advances be:

(A) used for any Project other than each Eligible Project with respect to which such Advance was requested (and in the amounts so requested for each such Eligible Project);

(B) used to pay interest payments on the Guaranteed Loan or programmatic fees charged by or paid to DOE relating to the Guaranteed Loan;

(C) used to pay any portion of Project Costs that are not Eligible Project Costs for such Eligible Project with respect to which such Advance was requested; or

(D) used for any action, function, activity or purposes other than the specific Eligible Project Costs previously incurred and either expended or accrued by the Borrower for an Eligible Project as approved in connection with each Advance Request.

(iii) Nothing in the Financing Documents shall require the Borrower to actually request or receive any Advance.

Section 2.04 Advance Requirements under the FFB Documents. Notwithstanding anything to the contrary contained in this Article II (Funding), the Borrower shall comply with each disbursement requirement set forth in the FFB Documents. Unless otherwise specified in the FFB Documents, all determinations to be made with respect to the FFB Documents shall be made by DOE.

Section 2.05 No Approval of Work. The making of any Advance or Advances under the Financing Documents shall not be deemed an approval or acceptance by any Secured Party of any work, labor, supplies, materials or equipment furnished or supplied with respect to any Eligible Project.

Section 2.06 Determination of Advance Amounts. As of any date of any requested Advance, after giving effect to the Advance:

(a) the aggregate outstanding principal amount of all Advances then made to the Borrower under the FFB Note (including, for the avoidance of doubt, the principal amount of such requested Advance) for a single Eligible Project shall not exceed eighty percent (80%) of the amount of Eligible Project Costs incurred and either expended or accrued on or prior to the date of such requested Advance for such Eligible Project; and

(b) the aggregate outstanding principal amount of the Guaranteed Loan shall not exceed the Maximum Guaranteed Loan Amount (collectively clauses (a) and (b) are referred to as the “Debt Sizing Parameters”).

ARTICLE III

PAYMENTS; PREPAYMENTS

Section 3.01 Place and Manner of Payments.

(a) All payments due under the FFB Note shall be made by the Borrower to FFB pursuant to the terms of the FFB Documents.

(b) All payments to be made to DOE under this Agreement shall be sent by the Borrower in Dollars in immediately available funds before 1:00 p.m. (District of Columbia time) on the date when due to the account specified pursuant to Section 4.01(i) (Reimbursement and Other Payment Obligations).

(c) Except as otherwise expressly provided herein, in the event that the date of any payment to DOE or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment or expiration of time period shall be made or occur on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest or fees, if any, in connection with such payment.

(d) The Borrower understands and agrees that DOE and FFB are agencies or instrumentalities of the United States and that all payments hereunder or under the Financing Documents are payable, and shall in all cases be paid, free and clear of all Taxes.

Section 3.02 Maturity and Amortization.

(a) Maturity Date.

(i) The Borrower shall repay each Advance on its Principal Payment Date.

(ii) The Borrower shall repay all then-outstanding principal of and accrued interest on the Guaranteed Loans on the Final Maturity Date.

(b) Payments. The FFB Note shall (i) provide that each Advance thereunder shall be due and payable on its Principal Payment Date (each, a “FFB Note Installment”); and (ii) provide for the payment of interest in accordance with Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Documents.

Section 3.03 Evidence of Debt. The entries made in the internal records maintained by or on behalf of DOE evidencing the amounts from time to time (i) advanced by FFB under the FFB Note Purchase Agreement and the FFB Note; or (ii) paid by or on behalf of the Borrower from time to time in respect thereof, shall constitute, absent manifest error, evidence of the existence and amount of the FFB Note Obligations of the Borrower as therein recorded.

Section 3.04 Interest Provisions Relating to All Advances.

(a) Interest Amount and Interest Computations.

(i) Interest shall accrue on the outstanding principal amount of each Advance from the date such Advance is disbursed to the Borrower pursuant to the FFB Note Purchase Agreement and the FFB Note, to the date such Advance is due, in each case, at a rate per annum as specified in the FFB Note Purchase Agreement. Except as provided in Section 3.04(a)(ii) (Interest Amount and Interest Computations), interest accrued on the outstanding principal balance of each Advance shall be due and payable on each Payment Date beginning on the First Interest Payment Date to occur after such Advance was made, through and including the Principal Payment Date for such Advance.

(ii) Without limiting the foregoing, all Overdue Amounts on the Guaranteed Loan shall (A) accrue interest at the Late Charge Rate; and (B) be payable by the Borrower in accordance with the FFB Documents.

(iii) Without limiting the foregoing, upon the occurrence of a Guarantee Trigger Event, all outstanding Advances shall (A) accrue additional interest in the amount of the Interest Step-Up Rate and (B) be payable by the Borrower in accordance with the FFB Documents.

(iv) The Borrower hereby authorizes FFB to record in an account or accounts maintained by FFB on its books (A) the interest rates applicable to all Advances; (B) the date and amount of each principal and interest payment on each Advance outstanding; and (C) such other information as FFB may determine is necessary for the computation of interest and the Prepayment Price payable by the Borrower under the FFB Note. The Borrower acknowledges and agrees that all computations of interest and the Prepayment Price by FFB pursuant to this Section 3.04 (Interest Provisions Relating to All Advances) and the FFB Note shall, in the absence of manifest error, be evidence of the amount thereof. All computations of interest shall be made as set forth in the relevant FFB Document.

(b) Interest Payment Dates. Subject to the terms of the FFB Note Purchase Agreement and the FFB Note, the Borrower shall pay accrued interest on the outstanding principal amount of each Advance (i) on each Payment Date, as and to the extent specified in Section 3.04(a) (Interest Amount and Interest Computations); (ii) on each prepayment date (to the extent thereof); and (iii) at maturity (whether by acceleration or otherwise).

Section 3.05 Prepayments.

(a) Terms of All Prepayments.

(i) With respect to any prepayment of any Advance, whether such prepayment is voluntary or mandatory, including a prepayment upon acceleration, the Borrower shall comply with all applicable terms and provisions of this Agreement and the FFB Documents.

(ii) All prepayments of the FFB Note shall be (A) applied to Advances as specified in the relevant Prepayment Election Notice; and (B) due in an amount equal to the Prepayment Price calculated by FFB in accordance with the terms of the FFB Note (which, for the avoidance of doubt, shall exclude the application of any Interest Step-Up Rate for purposes of calculation any Prepayment Price).

(iii) The Borrower may not re-borrow the principal amount of any Advance that is prepaid, nor shall any such prepayment create availability for further borrowings during the Availability Period.

(iv) Any prepayment of the Advances under the Guaranteed Loan in part shall require the simultaneous payment in full of all accrued interest on such Advance.

(v) Any payment or prepayments in full of all Advances outstanding under the Guaranteed Loan shall require the simultaneous payment in full of all other Secured Obligations, including accrued interest and other fees, costs and expenses then outstanding under the Financing Documents.

(vi) If the Borrower shall fail to make a prepayment to FFB on any Intended Prepayment Date in accordance with this Agreement and the FFB Note, the Borrower shall pay FFB a Late Charge on any Overdue Amount from such Intended Prepayment Date to the date on which payment is made, computed in accordance with the provisions of the FFB Note. Notwithstanding the foregoing, any notice of prepayment delivered in connection with any refinancing of any Advances with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower, in each case, subject to any limitations set forth in the FFB Documents.

(vii) Any prepayment made pursuant to this Section 3.05 (Prepayments) shall be applied to the specific Advance or Advances identified by the Borrower in the applicable Prepayment Election Notice.

(b) Prepayments.

(i) Subject to clause (ii) below, the Borrower may (A) at any time and from time to time prepay all or any portion of the outstanding principal amount of any Advance under the FFB Note, upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Custodial Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note and (B) pursuant to Section 10.01 (Events of Default) and upon prior submission of a Prepayment Election Notice by the Borrower to DOE and FFB (with a copy to the Custodial Agent) not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note, from time to time prepay (1) all of the outstanding principal amount of the Advance(s) relating to any Eligible Project with respect to which a Specified Covenant Event has occurred or (2) all outstanding Advances following the occurrence of a Specified Prepayment Event.

(ii) The Advances may only be prepaid under clause (i)(A) above on or prior to the last day of the Availability Period if either such prepayment includes prepayment (x) in full of all outstanding Advances and all other Secured Obligations, in which case the Borrower shall simultaneously cancel the outstanding commitment of FFB to make Advances to the Borrower, or (y) in part, with prior written notice to DOE.

(iii) For any prepayments pursuant to Section 10.01 (Events of Default) (other than on account of a Specified Prepayment Event) where the amount of such prepayment is greater than $100,000,000 (for purposes of such calculation, only the relevant principal amount of the Advance(s) related to such Eligible Project shall be considered) and the Borrower has elected to pay such amount in quarterly installments:

(A) the Borrower shall be required to pay the first installment of such prepayment on or prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date and each subsequent quarterly installment on or prior to the date that is ninety (90) days following the prior payment date;

(B) the principal amount of each quarterly installment shall be equal to the aggregate outstanding principal amount of the total prepayment divided by four (4) (the “Quarterly Principal Amount”) and, for the avoidance of doubt, each prepayment made will require the simultaneous payment in full of all accrued interest on such Quarterly Principal Amount and all other requirements under Section 3.05(a) (Terms of All Prepayments) and the FFB Note; and

(C) the Borrower shall provide a Prepayment Election Notice for each quarterly installment prepayment to DOE and FFB not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note, which notice shall include the applicable Quarterly Principal Amount and the Advance or Advances to which such prepayment shall be applied (provided that the Borrower may elect to apply the prepayment to any outstanding Advance(s) so long as the amount of such prepayment is equal to the principal amount of the Advance(s) related to such Eligible Project subject to the Specified Prepayment Event).

(iv) For any prepayments pursuant to Section 10.01 (Events of Default) on account of a Specified Prepayment Event:

(A) the Borrower shall be required to pay the first installment of such prepayment on or prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date and each subsequent quarterly installment on or prior to the date that is ninety (90) days following the prior payment date;

(B) the principal amount of each quarterly installment shall be equal to the aggregate outstanding principal amount of the total prepayment divided by twelve (12) (the “Quarterly Specified Principal Amount”) and, for the avoidance of doubt, each prepayment made will require the simultaneous payment in full of all accrued interest on such Quarterly Specified Principal Amount and all other requirements under Section 3.05(a) (Terms of All Prepayments) and the FFB Note; and

(C) the Borrower shall provide notice of each quarterly installment prepayment to the FFB not less than ten (10) Business Days prior to the Intended Prepayment Date in accordance with the terms hereof and the FFB Note, which notice shall include the amount of principal to be prepaid (which shall not be less than the applicable Quarterly Specified Principal Amount) and the Advance or Advances to which such prepayment shall be applied.

(c) Mandatory Prepayments.

(i) The Borrower shall prepay the Advances upon the occurrence of any of the following events (each, a “Mandatory Prepayment Event”), in the prepayment amounts set forth below (such amounts, the “Mandatory Prepayment Amounts”):

(A) if, on the date that is one (1) year after the end of the Availability Period (the “Test Date”), more than five percent (5.0%) of the Eligible Projects for which Advances have been made have been Abandoned or Terminated (such percentage determined by the total amount of Advances attributable to such Abandoned or Terminated Eligible Projects divided by the amount of total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments made prior to such date), then the Borrower shall prepay within one (1) year after the Test Date an amount equal to (A) the Advances attributable to such Abandoned or Terminated Eligible Projects, less (B) the amount that is five percent (5.0%) of total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments prior to the Test Date, less (C) the amount of all voluntary prepayments (including, for the avoidance of doubt, all prepayments pursuant to Section 3.05(b) (Prepayments)) made prior to the Test Date; or

(B) if, on the Test Date, the amount of Eligible Project Costs which are, as of the Test Date, eligible for cost recovery in final approvals from FERC or CPUC for all Eligible Projects upon which Advances have been made (including any final approvals that are being appealed by the Borrower to increase the cost recovery) is less than ninety-five percent (95%) of the total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments made prior to the Test Date, then the Borrower shall prepay within one (1) year of the Test Date an amount equal to (A) the difference in the total amount of all Advances under the Guaranteed Loan less the amount of Eligible Project Costs which are, as of the Test Date, eligible for cost recovery in final approvals received from FERC or CPUC for all Eligible Projects upon which Advances have been made, less (B) the amount that is five percent (5.0%) of total Advances made under the Guaranteed Loan, without giving effect to any voluntary prepayments prior to such date, less (C) the amount of all voluntary prepayments (including, for the avoidance of doubt, all prepayments pursuant to Section 3.05(b) (Prepayments)) made prior to the Test Date.

(ii) Any Mandatory Prepayment shall be made on the Intended Prepayment Date set forth in the relevant Prepayment Election Notice delivered pursuant to Section 3.05(b) (Prepayments), which Intended Prepayment Date shall be no later than the first anniversary of the Test Date (unless DOE otherwise consents in writing).

ARTICLE IV

PAYMENT OBLIGATIONS; REIMBURSEMENT

Section 4.01 Reimbursement and Other Payment Obligations.

(a) The Borrower shall pay to DOE the Facility Fee on or before the Execution Date.

(b) The Borrower shall pay to DOE the Maintenance Fee, with payments to occur as described below:

(i) the Borrower shall pay the Initial Maintenance Fee on or before the Execution Date, which fee shall be pro-rated on a daily basis for the number of days starting with the Execution Date and ending on December 31 of the same calendar year; and

(ii) the Borrower shall pay each subsequent Maintenance Fee on or before January 1 (or if not a Business Day, the first Business Day immediately following January 1) of each calendar year after the Execution Date until the date on which the Guaranteed Loan is paid in full.

(c) The Borrower shall pay to DOE (or, to the extent applicable, reimburse DOE) or such other Person as DOE shall direct in writing, as follows:

(i) a sum, in Dollars, equal to the total of all amounts payable by DOE to FFB pursuant to the DOE Guarantee (a “DOE Guarantee Payment”) which relate to, or arise out of, the FFB Documents or FFB providing or having provided financing under the FFB Note (such amounts, “Reimbursement Amounts”), which Reimbursement Amounts shall be due and payable to DOE by the Borrower as of the date on which DOE makes the DOE Guarantee Payment to which they relate;

(ii) all documented Secured Party Expenses paid or incurred in connection with:

(A) whether or not the transactions contemplated by this Agreement or the Financing Documents are consummated, the due diligence of the Borrower, any Project, each Eligible Project and the preparation, negotiation, execution and recording of this Agreement, the other Financing Documents;

(B) any amendment or modification to, or the protection or preservation of any right or claim under, or consent or waiver in connection with, this Agreement or any other Financing Document;

(C) the administration, preservation in full force and effect and enforcement of this Agreement and the other Financing Documents (including the fees and disbursements of counsel for DOE and travel costs);

(D) the servicing, administration and monitoring of the Borrower, the Project Portfolio and the Financing Documents throughout the term of the Guaranteed Loan, including in connection with any difficulty experienced by any Project relating to technical, commercial, financial environmental, or legal matters or other events (including engineering failure or financial workouts); and

(E) any foreclosure against, sale or other disposition of any Mortgaged Property securing the Secured Obligations from time to time by or on behalf of the Indenture Trustee, the Custodial Agent or any Secured Party in connection with the exercise of remedies under any of the Financing Documents, or pursuit of any other remedies under any of the Financing Documents, to the extent such costs and expenses are not recovered from such foreclosure, sale or other disposition; and

(iii) to the extent permitted by Applicable Law, interest on any and all amounts described in this Article IV (Payment Obligations; Reimbursement) (other than Financing Document Amounts, interest on which shall accrue and be payable only to the extent, at the times, in the manner and in the amounts provided for in the Financing Documents (excluding this Section 4.01 (Reimbursement and Other Payment Obligations))) from the date payable by DOE under the FFB Program Financing Agreement until payment thereof in full by the Borrower, which amount shall accrue and be payable at the Late Charge Rate.

(d) [Reserved].

(e) The effectiveness of any amendment, modification, consent, waiver or change to or in respect of any provision of this Agreement or any other Financing Document that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circular A-11, and as determined by OMB in its sole discretion) shall be conditioned upon the availability to DOE of funds appropriated by Congress, or to the extent permitted by Applicable Law, payment by the Borrower, to meet any increase in the Credit Subsidy Cost prior to the effectiveness of such amendment or waiver, to the extent required pursuant to Section 11.01 (Waiver and Amendment).

(f) In accordance with Section 609.13(a) of the Applicable Regulations, the Borrower shall not use funds obtained from the U.S. federal government or from a loan or other instrument guaranteed by the U.S. federal government (including the Guaranteed Loan), in either case, for the payment of the Credit Subsidy Cost, the Facility Fee, the Maintenance Fee or any other fees charged by or payable to DOE under this Section 4.01 (Reimbursement and Other Payment Obligations), except to the extent explicitly authorized by the U.S. Congress.

(g) The Borrower shall pay to DOE any fees that DOE may assess or incur from time to time and determine to be appropriate and reasonable in connection with any amendment, consent or waiver under this Agreement or any other Financing Document, each of which will be agreed prior to implementation.

(h) All fees payable to DOE hereunder shall be paid on the dates due, in immediately available funds in Dollars to DOE and shall be non-refundable upon payment.

(i) All amounts payable to DOE hereunder, including Reimbursement Amounts, shall be paid without counterclaim or set-off by wire transfer to the following account, or to such other account as may be specified by DOE in writing to the Borrower from time to time:

U.S. Treasury Department

ABA No. 0210-3000-4 TREASNYC/CTR/BNF = 89000001

OBI = LGPO Loan No. EIR0005

Section 4.02 Subrogation. In furtherance of and not in limitation of DOE’s right of subrogation, the Borrower acknowledges that, to the extent of any payment made by DOE of Reimbursement Amounts, DOE shall be fully subrogated to the extent of any such payment, and any additional interest due on any late payment, to the rights of FFB under the FFB Note, the FFB Note Purchase Agreement and any other Financing Documents. The Borrower acknowledges and agrees to such subrogation and shall execute such instruments and to take such actions as DOE may reasonably request to evidence such subrogation and perfect the right of DOE to receive any amounts paid or payable thereunder. If and to the extent that DOE shall be fully and indefeasibly reimbursed in cash or immediately available funds by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of any payment made by DOE of Reimbursement Amounts, such reimbursement shall be deemed to constitute an equal and corresponding payment in respect of DOE’s rights of subrogation hereunder in respect of such payment of Reimbursement Amounts.

Section 4.03 Obligations Absolute.

(a) The obligations of the Borrower under this Article IV (Payment Obligations; Reimbursement) shall be absolute and unconditional, and shall be paid or performed strictly in accordance with this Agreement under all circumstances irrespective of:

(i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to the FFB Note, this Agreement or any other Financing Document;

(ii) any exchange or release of any other obligations hereunder;

(iii) the existence of any claim, setoff, defense (other than a defense of payment or performance), reduction, abatement or other right that the Borrower or any Affiliate thereof may have at any time against DOE or any other Person;

(iv) any document presented in connection with any Financing Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) any payment by DOE pursuant to the terms of the FFB Program Financing Agreement against presentation of a certificate or other document that does not strictly comply with the terms of the FFB Program Financing Agreement;

(vi) any breach by the Borrower or any Affiliate thereof of any representation, warranty or covenant contained in any of the Financing Documents;

(vii) except to the extent prohibited by mandatory provisions of Applicable Law, status as, and any other rights of, a “debtor” under the UCC as in effect from time to time in the State of New York or under the Applicable Law of any other relevant jurisdiction;

(viii) any duty on the part of DOE to disclose any matter, fact or thing relating to the business, operations or financial or other condition of the Borrower or any Affiliate thereof now known or hereafter known by DOE;

(ix) any disability or other defense (other than a defense of payment or performance) of the Borrower or any Affiliate thereof or any other Person;

(x) any act or omission by DOE that directly or indirectly results in or aids the discharge of the Borrower or any Affiliate thereof or any other Person, by operation of law or otherwise;

(xi) any change in the time, manner or place of payment of, or in any other term of, all or any of its obligations or liabilities hereunder or any compromise, renewal, extension, acceleration or release (other than a release of such obligations of the Borrower or any Affiliate thereof under this Article IV (Payment Obligations; Reimbursement)) with respect thereto, any change in the collateral securing its obligations or liabilities hereunder or any other Financing Document or any amendment or waiver of or any consent to departure from any other guarantee for all or any of its obligations or liabilities hereunder or any other Financing Document;

(xii) any change in the corporate structure or existence of the Borrower or any Affiliate thereof;

(xiii) any exchange, taking or release of any Mortgaged Property;

(xiv) any application of the proceeds from any Mortgaged Property to the Secured Obligations; or

(xv) any other circumstances or conditions, foreseen or unforeseen, now existing or hereafter occurring, that might otherwise constitute a defense available to, or discharge of, the Borrower or any Affiliate thereof or any other Person in respect of any Financing Document (other than a defense of payment or performance).

(b) The Borrower and all others who may become liable for all or part of the obligations of the Borrower under this Agreement agree to be bound by this Article IV (Payment Obligations; Reimbursement) and, to the extent permitted by Applicable Law:

(i) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Financing Documents or by any extension or renewal thereof;

(ii) waive presentment and demand for payment, notices of non-payment and of dishonor, protest of dishonor and notice of protest, except as expressly provided otherwise in this Agreement;

(iii) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder except as required hereby or by the other Financing Documents;

(iv) waive all rights of abatement, diminution, postponement or deduction, and any defense (other than a defense of payment or performance), that any party to any Financing Document or any beneficiary thereof may have at any time against DOE or any other Person, or out of any obligation at any time owing to any Secured Party;

(v) agree that its liabilities hereunder shall be unconditional and without regard to any setoff, counterclaim or the liability of any other Person for the payment hereof;

(vi) agree that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event;

(vii) consent to any and all extensions of time that may be granted by any Secured Party with respect to any payment hereunder or other provisions hereof or of any other Financing Document and to the release of any security at any time given for any payment hereunder, or any part thereof, with or without substitution, and to the release of any Person or entity liable for any such payment;

(viii) waive all defenses and allegations based on or arising out of any contradiction or incompatibility among its obligations or liabilities hereunder and any of its other obligations;

(ix) waive, unless and until its obligations or liabilities hereunder have been performed, paid, satisfied or discharged in full, any right to enforce any remedy that any Secured Party now has or may in the future have against the Borrower or any Affiliate thereof or any other Person;

(x) waive any benefit of, or any right to participate in, any guarantee or insurance whatsoever now or in the future held by any Secured Party;

(xi) waive the benefit of any statute of limitations affecting its liability hereunder; and

(xii) consent to the addition or release of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance or release of any and all other security for any payment hereunder, and agree that the addition or release of any such obligors or security shall not affect the liability of the parties hereto for any payment hereunder.

(c) The Borrower shall remain liable for its reimbursement and other payment obligations under this Agreement and the other Financing Documents until such obligations have been irrevocably paid or otherwise satisfied and discharged in full in accordance with this Agreement and the other Financing Documents, and nothing except irrevocable payment, satisfaction or discharge in full thereof in accordance with this Agreement and the other Financing Documents shall release the Borrower from such obligations.

(d) Except as expressly provided herein, the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents shall not be conditioned or contingent upon the pursuit or exercise by DOE, FFB or any other Person at any time of any right or remedy (nor shall such obligations and liabilities be affected, released or modified by any action, failure, delay or omission by DOE, FFB or any other Person in the enforcement or exercise of any right or remedy under Applicable Law) against any Person that may be or become liable in respect of all or any part of the obligations and liabilities of the Borrower under this Agreement or the other Financing Documents.

Section 4.04 Evidence of Payment. In the event of any payment by DOE that is required to be reimbursed or indemnified by the Borrower, the Borrower shall accept written evidence of billing and payment by DOE as evidence, absent manifest error, of the existence and amount thereof.

Section 4.05 Payment of Financing Document Amounts.

(a) Anything in this Article IV (Payment Obligations; Reimbursement) to the contrary notwithstanding, including Section 4.04 (Evidence of Payment):

(i) amounts payable by the Borrower pursuant to Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB on account of Financing Document Amounts shall be payable by the Borrower at the times, in the manner and in the amounts that such Financing Document Amounts would otherwise have been payable by the Borrower under the Financing Documents (including, for the avoidance of doubt, on an accelerated basis following the occurrence of an Event of Default);

(ii) amounts payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) shall be without duplication of any amounts payable by the Borrower pursuant to (A) this Agreement; (B) the FFB Note; (C) the FFB Note Purchase Agreement; (D) the subrogation rights referred to in Section 4.02 (Subrogation); or (E) the provisions of Section 11.07 (Indemnification); and

(iii) no amount shall be payable by the Borrower under Section 4.01 (Reimbursement and Other Payment Obligations) in respect of payments made or required to be made by DOE to FFB in respect of any liability, loss, cost or expense relating to or arising out of any sale, assignment or other transfer of the FFB Note or portion thereof by FFB to DOE, except during the continuance of an Event of Default.

(b) If an event permitting the acceleration of any Advance and/or the FFB Note shall at any time have occurred and be continuing, and such acceleration of any Advance and/or the FFB Note shall at such time be prevented by reason of the pendency against the Borrower or any Affiliate thereof or any other Person of a case or proceeding under a bankruptcy or insolvency law, the Borrower acknowledges and agrees that, for purposes of this Agreement and its obligations hereunder, in respect of any payment made by DOE to FFB, such Advance and/or the FFB Note shall be deemed to have been accelerated with the same effect as if such Advance and/or the FFB Note had been accelerated in accordance with the terms of the FFB Documents.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 Conditions Precedent to the Execution Date. The obligation of DOE to execute this Agreement and deliver to FFB the FFB Secretary’s Instruments in accordance with Section 3.3 of the FFB Note Purchase Agreement required for FFB to purchase the FFB Note on the Execution Date, and the obligation of FFB to thereupon deliver an acceptance notice pursuant to Section 5.1 of the FFB Note Purchase Agreement shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent as of the Execution Date (the “Execution Date Conditions Precedent”) as determined by (x) in all cases, DOE, which shall be entitled to (but not required to) consult the Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is a party, FFB:

(a) Due Diligence Review. Completion by DOE of its due diligence review of the Borrower, the Borrower’s approach to development of Eligible Projects, and all other matters related thereto.

(b) KYC Requirements. Receipt by DOE of:

(i) evidence that the Borrower has established proper operating and credit policies and procedures (including, “know your customer” and anti-money laundering policies) to ensure, inter alia, proper credit, risk and conflicts of interest management;

(ii) all documentation (including taxpayer identification documents) and other information in respect of (A) the Borrower or (B) any Person holding, directly or indirectly, ten percent (10%) or more of the Equity Interests of the Borrower (other than a Qualified Public Company Shareholder or any Person holding Equity Interests through a Qualified Investment Fund) (collectively, each a “KYC Party”) to the extent required by any Secured Party to enable it to be satisfied with the results of all “know your customer” and other requirements (including, the Anti-Money Laundering Laws); and

(iii) confirmation by each Secured Party of the completion of its respective “know your customer” diligence in respect of each KYC Party.

(c) Financing Documents. Receipt by DOE of fully executed originals (in sufficient counterparts for each of DOE, FFB and the Custodial Agent) of each Financing Document, or copies thereof in the case of the Senior Bond (to the extent a Senior Bond is issued on the Execution Date), and as otherwise permitted by DOE.

(d) Borrower FFB Documents. Receipt by DOE of each of the documents, including the FFB Borrower’s Instruments, the Certificate Specifying Authorized Borrower Officials and the Opinion of Borrower’s Counsel re: Borrower Instruments that are required to be delivered by the Borrower to FFB pursuant to Section 3.2 of the FFB Note Purchase Agreement, each of which shall be in full force and effect in accordance with its terms.

(e) Organizational Documents. Receipt by DOE of the Organizational Documents of the Borrower, accompanied an Officer’s Certificate of the Borrower, executed by a Responsible Officer thereof, attaching true and correct copies of good standing certificates, incumbency certificates, resolutions and any other documents as DOE shall reasonably request, with respect to, inter alia, approval of:

(i) the Borrower’s participation in the transactions contemplated by this Agreement;

(ii) the financing therefor (including the Guaranteed Loan and this Agreement) and the granting of Liens to secure the Secured Obligations; and

(iii) the execution, delivery and performance by the Borrower of the Financing Documents to which it is party.

(f) Receipt by DOE of a current corporate chart.

(g) Receipt by DOE of a capitalization table of the Borrower setting out each direct and indirect Beneficial Owner of the Borrower holding more than ten percent (10%) (not including any Qualified Public Company Shareholders or any Person holding Equity Interests through a Qualified Investment Fund) of the ownership interests of the Borrower.

(h) Receipt by DOE of an organizational chart demonstrating the management and governance structure of the Borrower and identifying key persons of the Borrower.

(i) Execution Date Certificates. Receipt by DOE of:

(i) an Officer’s Certificate of the Borrower, dated as of the Execution Date, substantially in the form of Exhibit C (Form of Closing Certificate) (the “Closing Certificate”);

(ii) a certificate from a Responsible Officer of the Borrower, dated as of the Execution Date, substantially in the form of Exhibit D (Form of Tax Certificate) (the “Tax Certificate”); and

(iii) a No Federal Funding Certificate from a Responsible Officer of the Borrower, dated as of the Execution Date.

(j) Base Case Financial Model. Receipt by DOE of a certified confidential copy of the Base Case Financial Model for the Borrower consistent with the data and documentation provided by the Borrower to external credit rating agencies. The financial model shall include financial projections for the consolidated operations of Borrower and its subsidiaries, and projections shall be prepared by the Borrower in good faith, accompanied by a certificate from the chief financial officer or similar Financial Officer of the Borrower.

(k) Insurance. Receipt by DOE of an Officer’s Certificate certifying to compliance with the insurance requirements required by the FMB Indenture.

(l) Legal Opinions. Receipt by DOE and the other Secured Parties of executed versions of the legal opinion of Hunton Andrews Kurth LLP (including originals thereof, as required) in respect of the Borrower, dated as of the Execution Date and addressed to the Secured Parties.

(m) Financial Statements. Receipt by DOE the most recent audited consolidated financial statements of the Borrower and its subsidiaries and unaudited consolidated financial statements of the Borrower and its subsidiaries for the preceding four (4) fiscal quarters, in each case, together with all notes and analysis, customary certifications and opinions and, with respect to unaudited financial statements, to the extent made publicly available by the Borrower.

(n) Required Approvals. Receipt by DOE of:

(i) the Required Approvals Schedule, together with an Officer’s Certificate of the Borrower with respect thereto; and

(ii) fully executed copies of each Required Approval listed on the Required Approvals Schedule.

(o) Fees and Expenses. Receipt by DOE of:

(i) payment of the Facility Fee and Maintenance Fee due and owing as of the Execution Date;

(ii) payment in full or reimbursement of all fees required to be paid on or prior to the Execution Date and all Secured Party Expenses and other fees or expenses (if any) then due and payable in accordance with Section 4.01 (Reimbursement and Other Payment Obligations), in each case, to the extent invoiced at least two (2) Business Days prior to the Execution Date; and

(iii) (A) reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors incurred in connection with the transactions contemplated hereunder and under the other Financing Documents and invoiced at least two (2) Business Days prior to the Execution Date; or (B) confirmation that such fees and Secured Party Expenses have been paid directly, in each case, from funds other than the proceeds of the Guaranteed Loan.

(p) Authorization to Independent Auditor. Receipt by DOE of evidence that the Borrower has irrevocably instructed the Independent Auditor to communicate directly with DOE regarding the accounts, operations and all other matters set forth in Section 7.07 (Books, Records and Inspections) with respect to the Borrower.

(q) Representations and Warranties. Each of the representations and warranties made (or deemed made) by the Borrower in any Financing Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of such date, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

(r) Material Adverse Effect. Since December 31, 2023, no event (including a change in law) shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(s) Certain Events.

(i) No Default, Event of Default, Event of Force Majeure (that could reasonably be expected to have an Eligible Project MAE) or Event of Loss (that could reasonably be expected to have an Eligible Project MAE) shall have occurred and be continuing on the Execution Date; and

(ii) The Borrower shall not be in default under any material agreement to which the Borrower is a party or any material judgment or approval to which Borrower is subject, in each case, where the failure could reasonably be expected to have a Material Adverse Effect.

(t) SAM Registration. Receipt by DOE of evidence of the registration by the Borrower in SAM.

(u) Credit Rating Requirement. Receipt by DOE of evidence of a credit rating for the Borrower’s existing long-term senior secured debt (First Mortgage Bonds) at least thirty (30) days and not more than ninety (90) days prior to the Execution Date equal to at least Investment Grade; provided that if the Borrower’s applicable debt has a rating from more than one such agency described in the definition of Investment Grade, its ratings for purposes of the Financing Documents shall be deemed to be the lowest of such ratings, except that if the Borrower’s applicable debt has a different rating from each of the three rating agencies described in the definition of Investment Grade, its rating for the purposes of the Financing Documents shall be deemed to be the middle of such ratings.

(v) Lobbying Certification. Receipt by DOE of the Borrower’s completed “Disclosure Form to Report Lobbying” (Standard Form LLL).

(w) Program Requirements. Receipt by DOE of evidence that as to the extent required under the terms of this Agreement, all Program Requirements required to have been satisfied as of the Execution Date have been satisfied.

(i) OMB Certification. Receipt by DOE of a certification from the Director of OMB that the DOE Guarantee and the expected Eligible Projects comply with the provisions of Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169.

(ii) Action Memoranda. Receipt by DOE of one or more action memoranda executed by the Secretary of Energy approving and authorizing:

(A) the execution by DOE of the Financing Documents to which it is a party and the transactions contemplated thereby;

(B) any provisions in the Financing Documents that constitute material changes to the terms and conditions set forth in the Term Sheet; and

(C) the apportionment of the Credit Subsidy Cost.

(iii) Credit Subsidy Cost. Receipt by DOE of evidence that:

(A) OMB has reviewed and approved DOE’s calculation of the Credit Subsidy Cost;

(B) OMB has approved the Apportionment and Reapportionment Schedule (Standard Form 132) with respect to the Credit Subsidy Cost; and

(C) the apportionment of the Credit Subsidy Cost has occurred.

(iv) Inter-Agency Consultations and Approvals. DOE shall have engaged in all required consultations, obtained all required approvals, and satisfied all applicable legal requirements in connection with execution and performance by DOE of the Financing Documents to which it is a party.

(x) Davis-Bacon.

(i) A fully executed original, or a copy thereof if permitted by DOE, of the DBA Curative Compliance Plan; and

(ii) A certificate from the Borrower certifying that, subject to the DBA Curative Compliance Plan, (A) the clauses set forth in Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract and (B) the Borrower and, to the DBA Knowledge of the Borrower, each DBA Contract Party under each Davis-Bacon Act Covered Contract is taking all necessary steps to comply (including retroactive compliance where applicable) with the Davis-Bacon Act Requirements.

(y) Employment Projections. Receipt by DOE of projections for temporary and permanent jobs created or maintained in the U.S. as a result of the anticipated Eligible Projects for each Fiscal Year occurring during the term of the Guaranteed Loan.

(z) Justice40 Implementation Plan. Receipt by DOE from the Borrower of a plan that considers each of the elements set forth in Section (V)(B) of the Justice40 Initiative Guidance and contemplates a stakeholder engagement process satisfying the terms described in Section (VI) of the Justice40 Initiative Guidance.

(aa) Community Benefits Plan. Receipt by DOE of a Community Benefits Plan and Justice40 Annual Report in respect of the Project Portfolio.

(bb) Indenture Documents; Security. To the extent a Senior Bond is issued on the Execution Date, receipt by DOE of copies of all legal opinions and other certificates and documents required under the FMB Indenture or otherwise delivered to the Indenture Trustee by or on behalf of the Borrower in connection with the issuance of the Supplemental Indenture and the Senior Bond.

(cc) Certificate Regarding FMB Indenture. To the extent a Senior Bond is issued on the Execution Date, receipt by DOE of an Officer’s Certificate from the Borrower certifying to existing and pro forma capacity under the FMB Indenture for the issuance of the Senior Bond.

(dd) Regulatory Requirements. DOE shall have determined that the Borrower is in compliance with 10 CFR 609.8(b)(15) with respect to the Eligible Projects in existence on the Execution Date as to which the environmental review process pursuant to NEPA and related consultations under Environmental Laws have been completed.

(ee) Memorandum of Understanding. In connection with environmental review process pursuant to NEPA for the Eligible Projects, receipt by DOE of the executed Memorandum of Understanding by and between DOE and the Borrower, which shall be satisfactory in form and substance to DOE and shall set forth the rights and responsibilities of the parties in connection with the NEPA process.

(ff) NEPA. Completion of the environmental review process pursuant to NEPA and related consultations under Environmental Laws for at least one (1) Eligible Project.

Section 5.02 Conditions Precedent to FFB Purchase of the FFB Note. The obligation of FFB to deliver an acceptance notice pursuant to Section 5.1 of the FFB Note Purchase Agreement to purchase the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the Execution Date and of the initial First Advance Date:

(a) Conditions Precedent in the FFB Documents. Each condition precedent under the FFB Documents to the purchase of the FFB Note by FFB shall have been satisfied in the sole determination of FFB.

(b) Receipt of Instruments. FFB shall have received from DOE each of the FFB Secretary’s Instruments and FFB Borrower’s Instruments.

(c) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to any Financing Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) on and as of such date as if made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date.

Section 5.03 Advance Approval Conditions Precedent. The obligation of DOE to deliver an Advance Request Approval Notice pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) directing FFB to make each Advance (including each First Advance) in accordance with the FFB Note Purchase Agreement and the relevant FFB Note shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the Requested Advance Date for such Advance, in each case, as determined by (x) in all cases, DOE, which shall be entitled to (but not required) to consult the Secured Party Advisors; and (y) with respect to any documents or instruments addressed to FFB or to which FFB is party, FFB:

(a) Execution Date Conditions Precedent. The Execution Date shall have occurred.

(b) Eligible Project Conditions Precedent. All conditions in Section 5.04 (Conditions Precedent to Eligible Projects) for the Eligible Projects covered by such Advance Request have been satisfied prior to the date of the Borrower’s submission of the Advance Request (including, for the avoidance of doubt, approval by DOE that the Project is an Eligible Project).

(c) Advance Request. Receipt by DOE from the Borrower of an Advance Request and a Borrower Advance Date Certificate pursuant to Section 2.03(a) (Advance Requests).

(d) Initial First Advance Longstop Date. The Initial First Advance shall occur no later than the Initial First Advance Longstop Date.

(e) Conditions Precedent in the FFB Documents. Each of the conditions precedent (other than delivery of the Advance Request Approval Notice by DOE) to such Advance under the FFB Note in accordance with the FFB Note Purchase Agreement and the FFB Note have been satisfied.

(f) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to any Financing Document shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) on and as of such date as if made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date, in each case both immediately before and immediately after giving effect to the making of such Advance.

(g) Use of Proceeds. Receipt by DOE of (i) an Officer’s Certificate that certifies that the proceeds of the requested Advance will be applied in accordance with Section 2.03(f) (Disbursement of Proceeds); and (ii) accruals, invoices or other documentation reasonably acceptable to DOE evidencing the incurrence of Eligible Project Costs reimbursable with such Advance proceeds.

(h) Program Requirements. Receipt by DOE of evidence reasonably satisfactory to it that, as to the extent required under the terms of this Agreement, the Borrower is in compliance with or shall have satisfied, as applicable, all Program Requirements.

(i) Regulatory Approval. For each Eligible Project subject to the Advance Request, (i) receipt by DOE of documentation (which may include documentation evidencing that such Eligible Project is not a project requiring authorization under General Order 131-D) that the Eligible Project is or has been authorized by the CPUC pursuant to General Order 131-D, or any superseding order, to develop such Eligible Project expected to be financed with the relevant Advance or is exempt from CPUC review pursuant thereto, (ii) for FERC-jurisdictional projects, receipt by DOE of documentation that the Eligible Project is or has been approved or reviewed by CAISO and is included in CAISO’s annual transmission plan and/or the Resources Interconnection Management System as applicable, or (iii) subject to DOE approval, in the event that Borrower is unable to provide documentation pursuant to clauses (i) or (ii), receipt by DOE of other documentation or approvals as DOE may reasonably require.

(j) Borrower Credit Rating. For any First Advance for any Eligible Project, confirmation satisfactory to DOE that the Borrower’s existing long-term senior secured Indebtedness (First Mortgage Bonds) is at least Investment Grade; provided that, for the avoidance of doubt, this condition shall not apply for Advances that are funding Eligible Projects that have received funds from prior Advances.

(k) Reserved.

(l) NEPA. DOE shall have completed the environmental review process pursuant to NEPA and related consultations pursuant to Environmental Laws with respect to the Eligible Projects seeking funding in such Advance.

(m) Required Approvals. DOE shall have received a certification from a Responsible Officer of the Borrower, dated as of the date of the Advance Request, that all Required Approvals are final and Non-Appealable with respect to funding such Advance.

(n) Davis-Bacon Act. DOE shall have on file a certification from the Borrower that, subject to the DBA Curative Compliance Plan, (A) the clauses set forth in Exhibit G (Davis-Bacon Act Contract Provisions) and the appropriate DBA wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract; (B) the Borrower and, to the DBA Knowledge of the Borrower, each DBA Contract Party under each Davis-Bacon Act Covered Contract is taking all necessary steps to comply with and are in compliance (including retroactive compliance where applicable) with the Davis-Bacon Act Requirements; and (C) any back wages finally determined to be due under a Davis-Bacon Act review or otherwise not in dispute are either funded in full or reserved by either the Borrower or the relevant DBA Contract Party for workers that are in the process of being located.

(o) Cargo Preference Act. The Borrower shall be in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations, with respect to CPA Goods shipped or to be shipped under the Agreement, unless the Borrower has entered into an agreement with MARAD with respect to such compliance, in which case it shall be in compliance with such agreement with respect to such CPA Goods.

(p) Financing Documents. If applicable in connection with such Advance, receipt by DOE on or prior to the date of such Advance of fully executed originals (to the extent required) or copies of the additional Senior Bonds, the Bond Delivery Agreement and all other Financing Documents that may be required in connection with such Advance.

(q) Indenture Documents; Security. Receipt by DOE of copies of all legal opinions and other certificates and documents required under the FMB Indenture or otherwise delivered to the Indenture Trustee by or on behalf of the Borrower in connection with the issuance of any additional Senior Bond.

(r) Certificate Regarding FMB Indenture. Receipt by DOE of a certificate from the Borrower certifying to existing and pro forma capacity under the FMB Indenture for the Advance and, if applicable, the issuance of any additional Senior Bond.

(s) Legal Opinions. To the extent such Advance requires the issuance of an additional Senior Bond, receipt by DOE of customary legal opinions from external and internal counsel (as agreed by DOE), subject to customary qualifications and limitations, with respect to (a) the due authorization, execution, delivery and enforceability of such Financing Documents (including any additional Senior Bond) executed in connection with such Advance (if any); (b) the recordation and perfection of Liens under such Financing Documents (including any additional Senior Bond); (c) the absence of conflicts with law, agreements or Organizational Documents; (d) the receipt of all Required Approvals; and (e) such other matters as DOE may request.

(t) Payment of Fees. Receipt by DOE of:

(i) payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced at least two (2) Business Days prior to the Requested Advance Date; or

(ii) confirmation that all such fees invoiced at least two (2) Business Days prior to the Requested Advance Date and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.

(u) Litigation. There shall not be pending or, to the Borrower’s Knowledge, threatened (in writing): (a) any action, claim, suit, or proceeding of or before any Governmental Authority; (b) any investigation by a Governmental Authority; or (c) any arbitral proceeding, that, in each case, could reasonably be expected to materially and adversely affect (i) the legality, validity, or enforceability of any Financing Document; or (ii) any transaction contemplated by any Financing Document.

(v) Certain Events. No Default (other than an Immaterial Remediation Event), Event of Default, Event of Force Majeure (that could reasonably be expected to have an Eligible Project MAE on the Eligible Project subject to such Advance) or Event of Loss (that could reasonably be expected to have an Eligible Project MAE on the Eligible Project subject to such Advance) has occurred and is continuing as of the Advance Date or is reasonably expected to occur after giving effect to the applicable Advance.

(w) Immaterial Remediation Event. Unless otherwise agreed by DOE, no Immaterial Remediation Event (other than any such Immaterial Remediation Event with respect to which the Borrower is diligently working, and reasonably expects in good faith to be able, to Remediate prior to the Requested Advance Date) exists with respect to any Eligible Project that is being funded by such Advance.

(x) No Federal Funding Certificate. Receipt by DOE of a No Federal Funding Certificate in respect of the Eligible Projects covered by the Advance, including, to the extent applicable, evidence that the Borrower has withdrawn or otherwise discontinued any pending application or request for Federal financial assistance (other than under this Agreement and the other Financing Documents or to the extent that the Eligible Projects covered by the Advance benefit from any of the exceptions set forth in Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169)) in respect of such Eligible Project.

Section 5.04 Conditions Precedent to Eligible Projects. DOE’s approval of any Project as an Eligible Project, and delivery of any EP Approval Notice by DOE, shall be subject to the prior satisfaction (or waiver in writing) of each of the following conditions precedent and to their continued satisfaction on the EP Approval Date for such Eligible Project, in each case, as determined by DOE, which shall be entitled to (but not required) to consult the Secured Party Advisors:

(a) Conveyor Belt. The Borrower has submitted all documentation required by the DOE validation process and procedures for any Proposed Project pursuant to Schedule 5.04(a) (Validation Process and Procedures).

(b) Eligibility. DOE has determined, in its reasonable discretion, that such Proposed Project has satisfied the Eligibility Criteria pursuant to Schedule 5.04(b) (Eligibility Criteria).

(c) Compliance with NEPA. DOE shall have, with respect to the Eligible Project, completed its environmental review process pursuant to NEPA and related consultations pursuant to Environmental Laws.

Section 5.05 Conditions Precedent to FFB Advance. The obligation of FFB to make each Advance (including each First Advance) under the FFB Note Purchase Agreement and the FFB Note is subject to the prior satisfaction (or waiver in writing) as determined by FFB of each of the following conditions precedent as of the date of the relevant Advance Request and as of the Advance Date:

(a) Receipt of Advance Request Approval Notice. FFB shall have received from DOE an Advance Request Approval Notice.

(b) Absence of Drawstop Notice. No Drawstop Notice shall have been delivered to DOE or FFB.

Section 5.06 Satisfaction of Conditions Precedent. Each of the Borrower and DOE hereby acknowledges and agrees that:

(a) by delivering the FFB Secretary’s Instruments on the Execution Date, DOE shall be deemed to have approved of or consented to, or to be satisfied with, each of the Execution Date Conditions Precedent that must be approved or consented to by, or be satisfactory to, DOE; and

(b) FFB, by delivering an acceptance notice under Section 5.1 of the FFB Note Purchase Agreement or making any Advance under the FFB Note, shall be deemed to have approved of or consented to, or to be satisfied with, each of the matters set forth in Sections 5.01 (Conditions Precedent to the Execution Date) and 5.02 (Conditions Precedent to FFB Purchase of the FFB Note) that must be approved or consented to by, or satisfactory to, FFB.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

To induce DOE to enter into this Agreement and to arrange for FFB to purchase the FFB Note and offer extensions of credit thereunder, the Borrower, on the relevant date, makes each of the following representations and warranties to and in favor of DOE and FFB as of: (a) the Execution Date and (b) each Advance Date (both immediately before and immediately after giving effect to the Advances being made on such date), except as such representations and warranties are expressly made as to an earlier date, in which case such representations and warranties were true as of such earlier date:

Section 6.01 Organization and Existence. Each of the Borrower and its Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the organizational power and organizational authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Applicable Law except for any Applicable Law being contested in good faith by appropriate proceedings and except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.02 Authorization; No Conflict. The Borrower has the corporate power and corporate authority to execute and deliver and to perform its obligations under the Financing Documents and to obtain extensions of credit thereunder. The Borrower has taken all necessary corporate action to authorize the execution and delivery of, and performance of its obligations under, the Financing Documents and to authorize the extensions of credit on the terms and conditions thereof. This Agreement has been, and each other Financing Document upon execution and delivery will be, duly executed and delivered. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder, the issuance of the FFB Note or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Financing Documents, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect (including the Required Approvals), (ii) any consent, authorization or filing that may be required in the future the failure of which to make or obtain could not reasonably be expected to have a Material Adverse Effect and (iii) those required under Applicable Law (including the approval of the CPUC) prior to foreclosure or other exercise of remedies under the Financing Documents. The execution and delivery of, and the performance of the obligations under, this Agreement and the other Financing Documents, the making of Advances hereunder and the use of the proceeds thereof will not (i) violate in any material respects any Applicable Law or any material Contractual Obligation of the Borrower or any of its Significant Subsidiaries and (ii) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Applicable Law or any such Contractual Obligation (other than the Liens created by the Financing Documents and the FMB Indenture).

Section 6.03 Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 6.04 Eligibility of Borrower; Project. The Borrower has satisfied each of the conditions contained in the Program Requirements for (a) the Borrower to be classified as an Eligible Applicant and (b) each Eligible Project either seeking funding in the applicable Advance or having been funded with an outstanding Advance to qualify as an “Eligible Project” thereunder.

Section 6.05 Financing Documents. This Agreement has been, and each other Financing Document upon execution and delivery will be, duly executed and delivered. This Agreement constitutes, and each other Financing Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, laws of general application related to the enforceability of securities secured by real estate and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (y) Applicable Law (including the approval of the CPUC) prior to foreclosure or other exercise of remedies hereunder or under the other Financing Documents.

Section 6.06 Litigation.

(a) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Significant Subsidiaries or against any of their respective material properties or revenues with respect to any of the Financing Documents.

(b) No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the Knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Significant Subsidiaries or against any of their respective material properties or revenues, except as disclosed in the Specified Exchange Act Filings, that could reasonably be expected to have a Material Adverse Effect.

Section 6.07 Status of Obligations. The issuance to the Custodial Agent of the Senior Bond provides FFB and DOE, as beneficial holders of the Senior Bond through the Custodial Agent, the benefit of the Lien of the FMB Indenture equally and ratably with the holders of other First Mortgage Bonds.

Section 6.08 Taxes.

(a) Each of the Borrower and its Significant Subsidiaries has filed or caused to be filed all Federal and state returns of income and franchise taxes imposed in lieu of net income taxes and all other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or with respect to any claims or assessments for taxes made against it or any of its property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Significant Subsidiaries, as applicable, and (ii) claims which could not reasonably be expected to have a Material Adverse Effect). No material tax Liens have been filed against the Borrower or any of its Significant Subsidiaries other than (A) Liens for taxes which are not delinquent or (B) Liens for taxes which are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Significant Subsidiaries, as applicable.

(b) Assuming that each Secured Party, to the extent applicable, provides a properly completed IRS Form W-9 to establish its status as a United States Person (as defined in Section 7701(a)(30) of the Code) and to certify that such Secured Party is exempt from U.S. federal backup withholding tax, no withholding Taxes are payable by the Borrower to any Governmental Authority in connection with any amounts payable by the Borrower under or in respect of the Financing Documents.

(c) The Guaranteed Loan extended pursuant to this Agreement, including the determination by DOE as to whether Project Costs are Eligible Project Costs, does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of any Eligible Project or any part thereof under the Code.

(d) The Borrower has agreed that DOE’s execution and delivery of this Agreement (A) do not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of any Eligible Project or any part thereof under the Code, and (B) do not constitute a determination regarding, and is unrelated to whether the Borrower or any Eligible Project has complied or will comply with, Federal tax law.

Section 6.09 Financial Statements. (a) The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2023, and the related consolidated statements of income and cash flows for the Fiscal Year ended on such date, reported on by Deloitte & Touche LLP, (b) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of September 30, 2024, and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended on such date, each delivered to DOE prior to the Execution Date, and (c) the most-recent Financial Statements delivered by Borrower to DOE similar to those in clauses (a) and (b) for each period during the Availability Period, in each case, (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such date, and its consolidated income and its consolidated cash flows for the respective Fiscal Year or portion of the Fiscal Year then ended, subject, in the case of the Financial Statements referred to in clause (b), to the absence of footnotes and to normal year-end audit adjustments.

Section 6.10 Ownership of Property. Each of the Borrower and its Significant Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject to no Liens other than Liens permitted hereunder, except for where the failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.11 No Amendments to Financing Documents. None of the Financing Documents to which the Borrower is a party has been amended, modified or terminated, except in accordance with or as permitted by this Agreement or as disclosed to DOE and consented to in writing by DOE.

Section 6.12 Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Applicable Law (other than (a) Regulation X of the Federal Reserve Board and (b) Sections 817-830, and Sections 701 and 851 of the California Public Utilities Code) that limits its ability to incur Indebtedness under the Financing Documents.

Section 6.13 Margin Stock. No part of the proceeds of any Advance, and no other extensions of credit under the FFB Documents, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Federal Reserve Board.

Section 6.14 Anti-Corruption Laws. The Borrower, and, to the Borrower’s Knowledge, (i) its directors, officers and Affiliates and (ii) when acting in such capacities, its agents and employees, are in compliance in all material respects with all applicable Anti-Corruption Laws. There are no material actions pending, or to the Borrower’s Knowledge, threatened against the Borrower with respect to any Anti-Corruption Laws. None of the Borrower, or to the Borrower’s Knowledge, (i) its directors, officers and Affiliates and (ii) when acting in such capacities, its agents and employees has directly or indirectly: (a) used any corporate funds, property, or other assets for any unlawful or improper contributions, gifts, entertainment, or other unlawful or improper expenses; or (b) received, made, offered to make, promised to make, or otherwise authorized the receipt, payment, transfer, or giving of any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful or improper payment or gift of money, property, assets, or anything of value to any officer, employee, agent, representative, or ceremonial office holder of any Governmental Authority or instrumentality thereof, any political party or supra-national organization, candidate for political office, or to any other Person, in each case, in violation in any material respect with applicable Anti-Corruption Laws.

Section 6.15 Environmental Laws. Except as disclosed in the Specified Exchange Act Filings, the Borrower and its Significant Subsidiaries are and shall be in compliance with (including, for the avoidance of doubt, receipt and maintenance by the Borrower of all required as of the date this representation is made environmental permits and approvals for the Eligible Projects) and are not subject to any pending or threatened in writing violations of Environmental Laws, or subject to any liabilities or costs under Environmental Laws or relating to the disposal, spill, existence or other Release of Hazardous Substances that, in each case, would reasonably be expected to have (i) a Material Adverse Effect or (ii) an Eligible Project MAE (other than an Eligible Project MAE that has been Remediated), and, to the Knowledge of the Borrower, there are no facts, circumstances or conditions that could reasonably be expected to give rise to such violations, liabilities, or costs.

Section 6.16 Davis-Bacon Act. The Borrower and, to the DBA Knowledge of the Borrower, each DBA Contract Party under each Davis-Bacon Act Covered Contract are in compliance with all Davis-Bacon Act Requirements, with respect to each Eligible Project, subject to the DBA Curative Compliance Plan.

Section 6.17 ERISA. No Reportable Event has occurred during the five (5)-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code, except, in each case, to the extent that any such Reportable Event or failure to comply with the applicable provisions of ERISA or the Code could not reasonably be expected to result in a Material Adverse Effect. During the five -year period prior to the date on which this representation is made or deemed made, there has been no (i) failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a Lien or encumbrance; or (ii) “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, except, in each case, to the extent that such event could not reasonably be expected to result in a Material Adverse Effect. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five -year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date for which a certified actuarial valuation report is available prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits, except as could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan during the five -year period prior to the date on which this representation is made or deemed made that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, except as could not reasonably be expected to result in a Material Adverse Effect. No such Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA) or in Insolvency.

Section 6.18 Sanctions and Anti-Money Laundering Laws.

(a) The Borrower, and to the Borrower’s Knowledge, (i) its directors, officers and Affiliates and (ii) when acting in such capacities, its agents and employees, are in compliance in all material respects with all applicable Sanctions. Neither the Borrower, nor, to the Borrower’s Knowledge, (x) its directors, officers and Affiliates and (y) when acting in such capacities, its agents and employees: (a) is, or is directly or indirectly owned 10% or more in the aggregate or controlled by, a Prohibited Person; (b) is in violation of any Sanctions, or is engaging in any conduct which could result in it becoming a Prohibited Person; or (c) is engaged in any dealings, directly or, to the Knowledge of the Borrower, indirectly, with a Prohibited Person in violation of applicable Sanctions. There are no material actions pending, or to the Borrower’s Knowledge, threatened against the Borrower with respect to compliance with or potential liability with respect to any Sanctions.

(b) The Borrower is in compliance in all material respects with all applicable Anti-Money Laundering Laws, and there are no material actions pending, or to the Borrower’s Knowledge, threatened against the Borrower with respect to any Anti-Money Laundering Laws.

Section 6.19 Regulatory Matters. Solely by virtue of the execution, delivery and performance of, or the consummation of the transactions contemplated by this Agreement, no Secured Party shall be or become subject to regulation (a) under the FPA or (b) as a “public utility” or “public service corporation” or the equivalent under any Applicable Law.

Section 6.20 Cargo Preference Act. The Borrower is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations, with respect to CPA Goods shipped or to be shipped under the Agreement, unless the Borrower has entered into an agreement with MARAD with respect to such compliance, in which case it is in compliance with such agreement or waiver.

Section 6.21 Lobbying Restriction. The Borrower is in compliance with all requirements of 31 U.S.C. §1352, as amended, including the requirement that no proceeds of the Advances be expended by the Borrower or any of its Affiliates to pay any person for influencing or attempting to influence an officer or employee of any federal agency, a member of the U.S. Congress, an officer or employee of the U.S. Congress, or an employee of a member of Congress in connection with the making of the Guaranteed Loan or any other action described in 31 U.S.C. §1352(a)(2).

Section 6.22 Federal Funding. Except as otherwise permitted under Section 8.03(g) (Notices) with respect to Eligible Projects for which no Advance has been made, no application has been delivered by the Borrower to, and no application is pending review or approval by, any Governmental Authority for allocation of Federal Funding to an Eligible Project (except to the extent that such Eligible Project benefits from any of the exceptions set forth in Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169). Without limiting the generality of the foregoing, the Borrower is in compliance with all undertakings set forth in the No Federal Funding Certificates previously delivered to DOE.

Section 6.23 No Federal Debt Delinquency. The Borrower does not have (a) any judgment Lien against any of its Property for a debt owed to the United States, or (b) any material indebtedness, including any tax liabilities, owed to the United States or any Governmental Authority thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. 285.13(d), except to the extent such delinquency has been resolved with the appropriate Governmental Authority in accordance with Applicable Law.

Section 6.24 No Tax-Exempt Indebtedness. Neither the Guaranteed Loan nor the Reimbursement Obligations finance, either directly or indirectly, tax exempt debt obligations, consistent with the requirements of Section 149(b) of the Code.

Section 6.25 Use of Proceeds. The Borrower has used the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents.

Section 6.26 Disclosure.

(a) All written information relating to the Borrower, its Subsidiaries and their respective businesses, other than any projections, estimates and other forward-looking materials and information of a general economic or industry specific nature, that has been provided by or on behalf of the Borrower to DOE in connection with the transactions contemplated hereby does not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto). Any projected information, estimates, other forward-looking materials and pro forma financial information that have been made available to DOE in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date such information was furnished to DOE (it being understood that actual results may vary materially from such projections and pro forma information and such projections and pro forma information are not a guarantee of performance).

(b) As of the Execution Date, to the Knowledge of the Borrower, the information included in any beneficial ownership certification provided on or prior to the Execution Date to DOE in connection with this Agreement is true and correct in all respects.

Section 6.27 Commissions/Contingency Fees. The Borrower has not paid or become obligated to pay (a) any fee or commission to any broker, finder or intermediary for or on account of arranging the Guaranteed Loan, or (b) any contingency fee (computed as a percentage of any amount of the Guaranteed Loan, and for or on account of arranging the Guaranteed Loan) to any financial or other professional advisor of the Borrower with respect to the Guaranteed Loan.

Section 6.28 Internal Controls. The Borrower and its Subsidiaries have implemented, maintained, and complied in all material respects with internal controls and reporting systems that are intended to provide reasonable assurance (a) that the Borrower and its Affiliates, and their respective directors, officers, employees, and agents do not directly or indirectly (i) make, authorize, or receive any actual or offered payment or giving of anything of value prohibited by any applicable Anti-Corruption Laws, or (ii) enter into any transaction with, or for the benefit of, any Prohibited Person, and (b) continued compliance with all applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

Section 6.29 No Default. No Default or Event of Default has occurred and is continuing.

Section 6.30 No Material Adverse Effect. Since December 31, 2023, no Material Adverse Effect has occurred.

Section 6.31 VPP Projects. As of the Execution Date, the Borrower expects that [***]% of the aggregate amount of the proceeds of the Advances for Eligible Projects under the Project Portfolio will be for Projects a component of which include or incorporate Virtual Power Plant Projects.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that until the Release Date:

Section 7.01 Maintenance of Existence; Compliance; Property; Etc. The Borrower shall:

(a) (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 9.03 (Fundamental Changes) and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b) comply with all Contractual Obligations except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) comply with all Applicable Law except for any Applicable Law being contested in good faith by appropriate proceedings or except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(d) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty excepted, except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.02 Insurance. The Borrower shall maintain with financially sound and reputable insurance companies insurance on all its material property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business of comparable size and financial strength and owning similar properties in the same general areas in which the Borrower operates, which may include self-insurance, if determined by the Borrower to be reasonably prudent.

Section 7.03 Further Assurances; Creation and Perfection of Liens. The Borrower shall:

(a) (i) comply with Section 7.08(a) of the FMB Indenture, (ii) deliver to the Custodial Agent within one hundred and twenty (120) days after the Execution Date, a copy of the Opinion of Counsel (as defined in the FMB Indenture) delivered to the Indenture Trustee under Section 7.08(a)(i) of the FMB Indenture relating the Supplemental Indenture, and (iii) deliver to the Custodial Agent a copy of each Opinion of Counsel delivered to the Indenture Trustee under Section 7.08(a)(ii) of the FMB Indenture relating to the Supplemental Indenture; and

(b) promptly upon the reasonable request by DOE, (i) correct any material defect or error that may be discovered in any Financing Document or the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge and deliver any and all such further certificates, documents, agreements and other instruments as reasonably required from time to time to carry out more effectively the purposes of the Financing Documents.

Section 7.04 Taxes.

(a) The Borrower and its Significant Subsidiaries shall pay all Taxes due and payable or any other tax assessments made against any of them or any of their respective property by any Governmental Authority (other than (i) any amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Significant Subsidiaries, as applicable or (ii) where the failure to effect such payment could not reasonably be expected to have a Material Adverse Effect).

(b) The Borrower acknowledges and agrees that DOE’s execution and delivery of this Agreement, including the determination by DOE as to whether, with respect to any Eligible Project, Project Costs are Eligible Project Costs, (i) does not prejudice or otherwise have any binding effect with regard to any determination by the Internal Revenue Service, the U.S. Department of the Treasury, or a court of law as to the tax basis of any Eligible Project or any part thereof under the Code and (ii) does not constitute a determination regarding, and is unrelated to whether such Person or the Eligible Project has complied or will comply with, Federal tax law. The Borrower acknowledges and agrees that it shall not use DOE’s execution and delivery of this Agreement, or documents generated by DOE during its consideration of the Application, to demonstrate or prove it complied with the requirements to claim a tax credit or other amount under the Internal Revenue Code in an administrative or judicial proceeding.

Section 7.05 Reserved.

Section 7.06 Use of Proceeds. The Borrower shall use the proceeds of each Advance in accordance with Section 2.03(f) (Disbursement of Proceeds) and the other terms and conditions of all applicable Financing Documents and not in contravention of any Applicable Law, Financing Document or Governmental Approval. Neither DOE nor FFB shall have any responsibility as to the use of any proceeds of any Advances.

Section 7.07 Books, Records and Inspections.

(a) The Borrower shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Applicable Law shall be made of all dealings and transactions in relation to its business and activities.

(b) The Borrower shall, and shall cause its Significant Subsidiaries to, unless a Default or Event of Default has occurred and is continuing, not more than once a year and after at least five (5) Business Days’ notice, (i) permit representatives of any Secured Party to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time to discuss the business, operations, properties and financial and other condition of the Borrower and its Significant Subsidiaries with officers and employees of the Borrower and its Significant Subsidiaries and (ii) use commercially reasonable efforts to provide for the Secured Parties (in the presence of representatives of the Borrower) to meet with the independent certified public accountants of the Borrower and its Significant Subsidiaries; provided, that any such visits or inspections shall be subject to such conditions as the Borrower and each of its Significant Subsidiaries shall deem necessary based on reasonable considerations of safety, security and confidentiality; and provided, further, that neither the Borrower nor any Significant Subsidiary shall be required to disclose to any Person any information the disclosure of which is prohibited by Applicable Law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Borrower provides DOE with notice that information is being withheld due to the existence of such confidentiality obligation.

(c) The Borrower shall, and shall cause its Significant Subsidiaries to, permit DOE and any of its representative to audit any data submitted pursuant to this Agreement (including invoices and other documentation submitted in connection with any Advance Requests), at its sole discretion; provided, further, that neither the Borrower nor any Significant Subsidiary shall be required to disclose to any Person any information the disclosure of which is prohibited by Applicable Law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Borrower provides DOE with notice that information is being withheld due to the existence of such confidentiality obligation.

(d) The Borrower shall:

(i) authorize the Independent Auditor to communicate directly with DOE, FFB and the Comptroller General at any time regarding the Borrower’s accounts and operations relating thereto; and

(ii) in the event that the Independent Auditor should cease to be the accountants of the Borrower for any reason, promptly, but in any event no later than the period that is required by the SEC, notify DOE of such change in the Independent Auditor and the reason therefor, and the Borrower shall appoint and maintain another firm of independent public accountants that satisfy the conditions set forth herein to qualify as the Independent Auditor.

(e) The Borrower shall disclose in writing to its outside auditors and audit committee and shall promptly, but in any event no later than five (5) Business Days after disclosure to the Borrower’s audit committee, provide copies thereof to DOE of:

(i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information; and

(ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(f) The Borrower shall retain all records relating to expenditures incurred with respect to the Eligible Projects with respect to which Advances were made until the date that is five (5) years after the Advance was made with respect to such expenditure.

Section 7.08 Davis-Bacon Act. Subject to the DBA Curative Compliance Plan, the Borrower shall comply and shall ensure that each Davis-Bacon Act Covered Contract contains the provisions set forth in 29 CFR 5.5(a)(1) to (11) and 29 CFR 5.5(b)(1) to (5) as well as the appropriate Davis-Bacon Act Wage Determination(s).

Section 7.09 Lobbying Restriction. The Borrower shall comply with lobbying requirements under 31 U.S.C. §1352, including the requirement that each Borrower Entity shall not utilize the proceeds of any Advance to pay any Person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, an officer or employee of Congress, or an employee of a member of Congress.

Section 7.10 Cargo Preference Act.

(a) The Borrower shall comply with the Cargo Preference Act of 1954, as amended, and all related implementing regulations, with respect to CPA Goods shipped or to be shipped under the Agreement, unless the Borrower has entered into an agreement with MARAD with respect to such compliance, in which case it shall comply with such agreement.

(b) Without limiting the generality of the foregoing, and unless the Borrower has reached an agreement with MARAD excusing it from the following obligations or otherwise providing for its compliance with the Cargo Preference of 1954, as amended, the Borrower shall:

(i) deliver to the Division of National Cargo, Office of Market Development, Maritime Administration, Washington, D.C. 20590 (x) in the case of shipments originating outside of the United States, within thirty (30) working days (as such term is used in 46 C.F.R. 381.7) or (y) in the case of shipments originating within the United States, within twenty (20) days, in each case, following the date of loading any CPA Goods, a legible copy of a rated, ‘on-board’ commercial ocean bill-of-lading in English for each shipment of CPA Goods; and

(ii) ensure all agreements whereby any Borrower Entity procures, contracts for, or otherwise obtains CPA Goods provide for (x) compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations with respect to CPA Goods/the utilization of privately owned United States-flag commercial vessels to ship at least fifty percent (50.0%) of the gross tonnage (computed separately for dry bulk carriers, dry cargo liners, and tankers) involved to the extent such vessels are available at fair and reasonable rates for United States-flag commercial vessels and (y) delivery of the necessary shipment information as set forth in clause (b)(i) above.

Section 7.11 Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(a) The Borrower shall comply, and shall cause each other Borrower Entity to comply, in all material respects with all Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(b) If any Principal Person of any Borrower Entity fails to comply with any applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws, the Borrower shall, within thirty (30) days of obtaining actual knowledge that such Principal Person has so failed to comply, engage and continue to engage in good faith discussions with DOE regarding the removal or replacement of such Principal Person or, if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures.

Section 7.12 Internal Controls. The Borrower shall maintain and comply with internal accounting and compliance controls and reporting systems that are intended to provide reasonable assurance that each Borrower Entity is in compliance with: (a) the Financing Documents, (b) GAAP, and (c) applicable Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

Section 7.13 SAM Registration. The Borrower shall maintain its SAM database registration at all times.

Section 7.14 Environmental Laws. The Borrower shall comply with all applicable Environmental Laws (including, for the avoidance of doubt, receipt and maintenance by the Borrower of all required environmental permits and approvals for the Eligible Projects), including with respect to the generation, use, handling, transportation, treatment, storage, or disposal of any Hazardous Substances, except, in each case, where the failure to comply could not reasonably be expected to have (i) a Material Adverse Effect or (ii) an Eligible Project MAE (other than an Eligible Project MAE that has been Remediated). The Borrower shall also comply in all material respects with any requirements set forth, as applicable, in the Categorical Exclusion, Environmental Assessment and Finding of No Significant Impact, or Environmental Impact Statement and Record of Decision and any measures or requirements related to any consultations under Environmental Laws.

Section 7.15 Reserved.

Section 7.16 Maintenance of Licenses, etc. The Borrower shall maintain in full force and effect any authorization, consent, license or approval of any Governmental Authority necessary for the conduct of the Borrower’s business as now conducted by it or necessary in connection with this Agreement, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Public Announcements. The Borrower shall coordinate with DOE with respect to (a) the initial public announcement(s) related to the Guaranteed Loan and (b) any subsequent public announcements (other than (i) any announcements that are substantially similar to prior announcements with respect to which DOE and the Borrower shall have coordinated and (ii) statements and disclosures relating to the Guaranteed Loan in the Borrower’s SEC filings that are true and correct in all material respects); provided, that for the avoidance of doubt the Borrower’s failure to comply with this clause (b) shall not be a Default or an Event of Default unless the Borrower has intentionally and repeatedly failed to coordinate with DOE with respect to subsequent public announcements.

Section 7.18 Prohibited Persons.

(a) No Borrower Entity shall become (whether through a transfer or otherwise) a Prohibited Person.

(b) The Borrower shall provide prompt written notice (including a brief description) to DOE if, at any time, it obtains actual knowledge that the representations made with respect to Prohibited Persons (including the Debarment Regulations) in any of the Financing Documents were erroneous when made or have become erroneous by reason of changed circumstances.

(c) If any Principal Person of any Borrower Entity becomes (whether through a transfer or otherwise) a Prohibited Person, the Borrower shall, within thirty (30) days of obtaining actual knowledge that such Person has become a Prohibited Person, engage and continue to engage in good faith discussions with DOE regarding (i) the removal or replacement of such Person or (ii) if such removal or replacement is not reasonably feasible, the implementation of other mitigation measures acceptable to DOE.

Section 7.19 Maintenance of Properties and Liens. The Borrower shall (i) cause (or, with respect to property owned in common with others, make reasonable effort to cause) the Mortgaged Property, considered as a whole, to be maintained and kept in good condition, repair and working order and shall cause (or, with respect to property owned in common with others, make reasonable effort to cause) to be made such repairs, renewals, replacements, betterments and improvements thereof, as, in the judgment of the Borrower, may be necessary in order that the operation of the Mortgaged Property, considered as a whole, may be conducted in accordance with common industry practice and (ii) maintain the Lien as described in the Indenture Documents; provided, however, that nothing in this Section 7.19 (Maintenance of Properties and Lien) shall prevent the Borrower from discontinuing, or causing the discontinuance of, the operation and maintenance of any portion of the Mortgaged Property; and provided, further, that nothing in this Section 7.19 (Maintenance of Properties and Lien) shall prevent the Borrower from selling, transferring or otherwise disposing of, or causing the sale, transfer or other Disposition of, any portion of the Mortgaged Property so long as any such sale, transfer or other Disposition is permitted by, and conducted in accordance with, the terms of the FMB Indenture.

Section 7.20 Compliance with CPUC Requirements. The Borrower shall comply with all applicable debt-to-equity requirements as described by the CPUC (including any waivers or modifications of such requirements).

Section 7.21 Maintenance of Credit Rating. The Borrower shall maintain a rating for its long-term senior secured Indebtedness (First Mortgage Bonds) from at least two nationally recognized statistical rating organizations.

Section 7.22 Completion of Eligible Projects. The Borrower shall use commercially reasonable efforts to complete all Eligible Projects for which Eligible Project Costs were funded by Advances.

Section 7.23 MFN Provision. If the Borrower modifies any agreement existing as of the Execution Date evidencing Indebtedness that constitutes long-term Indebtedness or enters into any new agreement evidencing Indebtedness that constitutes long-term Indebtedness (in each case, excluding the Utility RCF and any other ordinary course revolving credit agreement), in an aggregate amount of Fifty Million Dollars ($50,000,000.00) or more, that contains any financial covenant or negative covenants more favorable to the applicable lenders (the “New Covenants”) than the terms under this Agreement, then (i) the Borrower shall provide notice thereof to DOE promptly following the occurrence thereof and (ii) the terms and conditions of this Agreement shall be, without any further action by DOE or the Borrower, automatically amended and modified in an equivalent manner such that DOE shall receive the benefit of any New Covenant, solely for so long as such New Covenant is in effect under such other long-term debt agreement.

Section 7.24 Compliance with Program Requirements. The Borrower shall comply, to the extent required under this Agreement, with all Program Requirements in connection with the Eligible Projects, including ensuring that any financial benefit from the DOE Guarantee shall be passed on to the customers of, or associated communities served by, the Borrower.

ARTICLE VIII

INFORMATION COVENANTS

The Borrower hereby agrees that until the Release Date:

Section 8.01 Financial Statements. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method (unless otherwise noted), and if requested by FFB or DOE on behalf of FFB, to FFB by email, with a reproduction of the signatures where required, the following items:

(a) Annual Financial Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

(b) Quarterly Financial Statements. As soon as available, but in any event not later than sixty (60) days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments).

All such Financial Statements shall (x) be complete and correct in all material respects and (y) shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, subject, in each case to the absence of footnotes and to normal year-end audit adjustments.

(c) Compliance Certificates. Within two (2) Business Days after any delivery of Financial Statements or other information pursuant to any of Sections 8.01(a) (Annual Financial Statements) and 8.01(b) (Quarterly Financial Statements), a certificate (a “Compliance Certificate”) of a Financial Officer of the Borrower substantially in the form of the document attached as Exhibit E (Form of Compliance Certificate) hereto, which certificate shall:

(i) certify that no Default or Event of Default has occurred, or, if such certification cannot be made, the nature and period of existence of such Default or Event of Default and what corrective action Borrower has taken or proposes to take with respect thereto;

(ii) set forth information and computations reasonably necessary for determining compliance by the Borrower with Section 9.01 (Financial Covenant); and

(iii) in the case of each Compliance Certificate delivered concurrently with annual Financial Statements pursuant to Section 8.01(a) (Annual Financial Statements), certify that such Financial Statements fairly present, in all material respects, the financial condition of the Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with GAAP applied on a basis consistent with prior years.

Section 8.02 Reporting. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to [***], with a reproduction of the signatures where required, the Reporting Requirements appearing on Schedule 8.02 (Reporting Requirements).

Section 8.03 Notices. Promptly, but in any event withing five (5) Business Days (or such other period of time as set forth below), after the Borrower obtains Knowledge thereof, the Borrower shall furnish or cause to be furnished to DOE, at the Borrower’s expense, by an Acceptable Delivery Method, and if requested by FFB or DOE on behalf of FFB, to FFB by email to [***], with a reproduction of the signatures where required, written notice of the following items:

(a) any event that constitutes a Default or Event of Default, specifying the nature thereof, together with a certificate of a Responsible Officer of the Borrower indicating the steps the Borrower has taken or proposes to take to remedy the same;

(b) the occurrence of any Mandatory Prepayment Event;

(c) the occurrence of any ERISA Event which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect (provided, that, any judicial proceeding instituted by PBGC that, within sixty (60) days after the institution of such proceeding, has been withdrawn or stayed by PBGC or otherwise, shall be disregarded for the purpose of this Section 8.03(c) (Notices));

(d) any formal environmental non-compliance matters which could reasonably be expected to result in a Material Adverse Effect;

(e) any Adverse Proceeding pending or threatened in writing that could reasonably be expected to impact an Eligible Project and could reasonably be expected to have a Material Adverse Effect or an Eligible Project MAE;

(f) any information that representations made with respect to Debarment Regulations were erroneous when made or have become erroneous by reason of changed circumstances; and

(g) if, at any time after a Proposed Project is presented to DOE for eligibility determination, the Borrower is notified that an application or request for Federal financial assistance (other than under this Agreement or permitted pursuant to any of the exceptions set forth in Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169) submitted by the Borrower to DOE or any other agency in respect of such Project has been selected for an award, the Borrower will (x) promptly notify DOE of such selection and (y) no later than fifteen (15) Business Days after such selection, inform DOE of the Borrower’s decision to either (A) initiate negotiations with respect to the award of other Federal financial assistance (in which case DOE will immediately cease consideration of the Proposed Project under this Agreement) or (B) irrevocably decline the award of other Federal financial assistance and continue the DOE evaluation process for such Proposed Project under this Agreement.

Section 8.04 Other Information. At its own expense, the Borrower shall furnish or cause to be furnished to DOE by an Acceptable Delivery Method, and, if requested by FFB or DOE on behalf of FFB, to FFB by email to [***], with a reproduction of the signatures where required, such other information or documents as DOE reasonably requests, including evidence that any financial benefit from the DOE Guarantee have been passed on to the customers of, or associated communities served by, the Borrower; provided, that the Borrower shall not be required to disclose to any Person any information the disclosure of which is prohibited by Applicable Law or binding agreement or subject to attorney-client privilege or constitutes attorney-work product or constitutes non-financial trade secrets or non-financial proprietary information so long as (x) such confidentiality obligation was not entered into in contemplation hereof and (y) the Borrower provides DOE with notice that information is being withheld due to the existence of such confidentiality obligation.

ARTICLE IX

NEGATIVE COVENANTS

The Borrower hereby agrees that until the Release Date:

Section 9.01 Financial Covenant. As of the last day of each Fiscal Quarter, from and after the last day of the first Fiscal Quarter ending after the Execution Date, the Borrower shall not permit the Consolidated Capitalization Ratio to exceed 0.65 to 1.00.

Section 9.02 Liens. The Borrower shall not and shall not permit its Significant Subsidiaries to create, incur, assume or suffer to exist any Lien upon any assets of the Borrower or any Significant Subsidiary, whether now owned or hereafter acquired, except for (a) Liens securing the Secured Obligations and (b) Liens permitted under Section 7.06(b) of the FMB Indenture (or any successor or replacement provision thereof).

Section 9.03 Fundamental Changes. The Borrower shall not enter into any transaction of merger, consolidation or other similar actions (a “Merger Transaction”), or convey, sell, lease or otherwise transfer all or substantially all of the Borrower’s property or assets, unless, in the case of a Merger Transaction:

(a) if the Borrower shall consolidate with or merge into another Person, the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall have expressly assumed pursuant to a written agreement, in form and substance satisfactory to DOE, the due and punctual payment of the principal of (and premium, if any) and interest on the Guaranteed Loan and the performance of all obligations of the Borrower under the Financing Documents;

(b) immediately after giving effect to such Merger Transaction, no Event of Default or Default shall have occurred;

(c) all required approvals from the CPUC in connection with the Merger Transaction shall have been obtained prior to the consummation of such transaction;

(d) if the surviving Person resulting from the Merger Transaction is not subject to rate regulation by the CPUC, then such Person satisfies the following two conditions at the time the Merger Transaction is consummated:

(i) such Person has a long-term, senior, unsecured, non-credit enhanced debt rating meeting at least two of the three following ratings (1) BBB- or better from S&P, (2) Baa3 or better from Moody’s and/or (3) BBB- or better from Fitch, and

(ii) such Person has not been placed on a negative credit watch or its equivalent by any two or more of such rating agencies that states that such Person’s long-term senior, unsecured, non-credit enhanced debt rating could be downgraded to or below (1) in the case of S&P, BB+, (2) in the case of Moody’s, Ba1 or (3) in the case of Fitch, BB+; and

(e) the Borrower has delivered to DOE a certificate of a Responsible Officer and a legal opinion from counsel satisfactory to DOE, each stating that such consolidation or merger complies with this Section 9.03 (Fundamental Changes) and that all conditions precedent herein provided for relating to such transaction have been complied with, and such legal opinion further opining as to the due authorization, execution, delivery and enforceability of the assumption agreement referred to in clause (a) of this Section 9.03 (Fundamental Changes) and covering such other matters as DOE may reasonably request.

Section 9.04 Amendments to FMB Indenture. The Borrower shall not amend, supplement, modify or waive the FMB Indenture in any manner that is materially adverse to the Secured Parties; provided that the foregoing shall not prohibit the Borrower from supplementing the FMB Indenture in order to provide for the issuance of additional First Mortgage Bonds in accordance with the FMB Indenture or to add property to the Lien of the FMB Indenture.

Section 9.05 Sanctions and Anti-Corruption Laws. The Borrower shall not, and shall not allow (a) its directors, officers and Affiliates and (b) when acting in such capacities, its agents and employees, to offer, provide, or otherwise make available, directly or, to the Knowledge of the Borrower, indirectly, any proceeds of any Advance (i) to any Prohibited Person (including as a result of any transactions in connection with the construction, operation or maintenance of any Eligible Project with any Person who is debarred, suspended, declared ineligible or voluntarily excluded from participation in procurement or non-procurement transactions with any United States federal government department or agency pursuant to any of the Debarment Regulations), or (ii) in violation of any applicable Anti-Corruption

Laws or Sanctions. The Borrower shall not repay any portion of any Advance with any funds derived, obtained, or otherwise received, directly or indirectly, in violation of any applicable Anti-Corruption Laws or Sanctions. The Borrower will not use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds directly, or, to the Knowledge of the Borrower, indirectly, (x) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws or (y) to any Subsidiary, Affiliate, joint venture partner or other Person, to fund the activities of any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions.

Section 9.06 Eligible Projects. Subject to Section 7.22 (Completion of Eligible Projects), the Borrower shall not purposefully take any action, or purposefully fail to take any action, in each case, which would reasonably be expected to cause any Eligible Project to no longer be an Eligible Project.

ARTICLE X

EVENTS OF DEFAULT AND REMEDIES

Section 10.01 Events of Default. The occurrence of any of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a) Failure to Make Payment Under Financing Documents. The Borrower shall fail to pay, in accordance with the terms of this Agreement, the FFB Documents or any other Financing Documents (whether at scheduled maturity, as a required prepayment, by acceleration or otherwise), and such failure to pay shall continue unremedied for a period of five (5) Business Days after the date on which such amount was due.

(b) Misstatements; Omissions. Any representation or warranty made or deemed made by the Borrower herein or in any other Financing Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Financing Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made, unless such materially untrue representation, warranty or statement is capable of being remedied, and such materially untrue representation, warranty or statement is remedied within ninety (90) days (or such longer period acceptable to DOE), in each case following the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such material untruth.

(c) Breaches Under this Agreement Without Cure Period. The Borrower fails, as of any relevant date of determination, to perform or observe any of its obligations under any term, covenant or agreement set forth in Section 7.01(a)(i) (Maintenance of Existence; Compliance; Property; Etc.), Section 7.06 (Use of Proceeds), Section 8.03(a) and 8.03(b) (Notices), Section 9.01 (Financial Covenant), Section 9.02 (Liens) or Section 9.03 (Fundamental Changes).

(d) Specified Breaches Under the Financing Documents.

(i) The Borrower shall fail to comply with the provisions of Title XVII (other than Section 1702(k) of Title XVII) and such failure continues unremedied for thirty (30) days, following the earlier of (i) the date of notice thereof from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of such failure.

(ii) The Borrower shall fail to comply with the provisions of the Applicable Regulations and such failure continues unremedied for ninety (90) days, following the earlier of (i) the date of notice thereof from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of such failure.

(iii) The Borrower shall fail to perform or observe any of its obligations under any term, covenant or agreement set forth in Section 7.08 (Davis-Bacon Act), Section 7.09 (Lobbying Restriction), Section 7.10 (Cargo Preference Act), Section 7.13 (SAM Registration), Section 7.14 (Environmental Laws) or Section 7.22 (Completion of Eligible Projects) (other than with respect to Title XVII (other than Section 1702(k) of Title XVII) and the Applicable Regulations) (collectively, the “Specified Covenants”), and such failure (a “Specified Covenant Event”) continues unremedied for ninety (90) days, in each case, following the earlier of (i) the date of notice thereof from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of such Specified Covenant Event; provided, that, so long as the expected amount of any fines or penalties (net of any amounts that are reasonably expected to be Recoverable) from a Governmental Authority for any such Specified Covenant Event (other than a failure to comply under Section 7.14 (Environmental Laws)) is not in excess of Forty Million Dollars ($40,000,000.00) or for any Specified Covenant Event on account of the Borrower’s failure to comply with Section 7.14 (Environmental Laws), in each case, no such Specified Covenant Event shall be considered to have occurred under this clause (d) at any time if (x) such Specified Covenant Event cannot reasonably be cured within such ninety (90) day period, but the Borrower is diligently working to cure such Specified Covenant Event according to a Remediation Plan, (y) the Borrower is contesting in good faith by appropriate legal proceedings each applicable assertion by a Governmental Authority that the Borrower is not in compliance with such Program Requirements or Applicable Law or (z) if such Specified Covenant Event occurred less than two hundred seventy (270) days prior, the Borrower is in active negotiation with, or is otherwise awaiting a determination from, a Governmental Authority necessary to either produce a Remediation Plan or determine whether to contest in good faith by appropriate legal proceedings an assertion by such Governmental Authority that the Borrower is not in compliance with such Applicable Law.

(e) Other Breaches Under Financing Documents. The Borrower shall fail to perform or observe any covenant, or any other term or obligation under this Agreement or any other Financing Document (other than those described in clauses (a)-(d) above), in each case, where such failure to perform or observe has not been remedied within the relevant cure period, if any, specified for such covenant, term or obligation in such Financing Document, or if no cure period is specified, ninety (90) days after the earlier of (i) the date of notice thereof from DOE to the Borrower or (ii) the date that the Borrower obtains Knowledge of such breach.

(f) Default Under Other Indebtedness. The Borrower or any of its Significant Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Secured Obligations) on the due date with respect thereto (after giving effect to any period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created); or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or (in the case of all Indebtedness other than Indebtedness under any Hedging Agreement) to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (iii) of this Section 10.01(f)

(Default Under Other Indebtedness) shall not apply to any event that permits (x) holders of any Indebtedness constituting convertible indebtedness of the Borrower to convert such Indebtedness pursuant to their terms or (y) the conversion of any Indebtedness constituting convertible indebtedness of the Borrower pursuant to their terms, in either case, into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof, unless, in either case, such conversion results from a default thereunder or an event of the type that a default, event or condition described in clause (i), (ii) or (iii) of this Section 10.01(f) (Default Under Other Indebtedness) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 10.01(f) (Default Under Other Indebtedness) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate Two Hundred Million Dollars ($200,000,000.00) (subject to CPI based escalation); provided, further, that unless payment of the Secured Obligations has already been accelerated, if such default shall be cured by the Borrower or such Significant Subsidiary or waived by the holders of such Indebtedness and any acceleration of maturity having resulted from such default shall be rescinded or annulled, in each case, in accordance with the terms of such agreement or instrument, without any modification of the terms of such Indebtedness requiring the Borrower or such Significant Subsidiary to furnish security or additional security therefor, reducing the average life to maturity thereof or increasing the principal amount thereof, or any agreement by the Borrower or such Significant Subsidiary to furnish security or additional security therefor or to issue in lieu thereof Indebtedness secured by additional or other collateral or with a shorter average life to maturity or in a greater principal amount, then any Default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived.

(g) Unenforceability, Termination, Repudiation or Transfer of Any Financing Documents. Any Financing Document (other than the DOE Guarantee), at any time after its execution and delivery and for any reason other than as expressly permitted thereunder or satisfaction in full of all the obligations under the Financing Documents, shall cease to be in full force and effect; or the Borrower shall contest in any manner in writing the validity or enforceability of any Financing Document; or the Borrower shall deny in writing that it has any or further liability or obligation under any Financing Document, or purports in writing to revoke, terminate or rescind any Financing Document.

(h) Mortgaged Property. At any time (i) the Senior Bond shall cease to be outstanding for any reason other than (A) the termination of the commitment to make Advances and the payment in full of the Secured Obligations or (B) the payment in full of the Senior Bond, (ii) the Custodial Agent, on behalf of the Secured Parties, shall cease at any time to be the holder of the Senior Bond for all purposes of the FMB Indenture (unless the Senior Bond is transferred by the Custodial Agent) or (iii) the Lien of the FMB Indenture shall cease to constitute a valid and enforceable Lien on the Mortgaged Property.

(i) Bankruptcy; Insolvency; Dissolution. (i) The Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or there shall be commenced against the Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or the Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(j) Judgments. One or more Governmental Judgments shall be entered against the Borrower or any of its Significant Subsidiaries and such Governmental Judgments have not been vacated, discharged or stayed or bonded pending appeal for any period of forty-five (45) days, and the aggregate amount of all such Governmental Judgments outstanding at any time (not paid or, subject to customary deductibles, fully covered by insurance as to which the relevant insurance company has not denied coverage) exceeds Two Hundred Million Dollars ($200,000,000.00) (subject to CPI based escalation) unless, in the case of a discharge, such judgment or decree is due at a later date in one or more payments and the Borrower or such Significant Subsidiary satisfies the obligation to make such payment or payments on or prior to the date such payment or payments become due in accordance with such judgment or decree.

(k) Changes in Ownership. Any Change of Control occurs.

(l) ERISA Events. An ERISA Event shall have occurred that, individually or when aggregated with any other then-existing ERISA Event, results in or could reasonably be expected to result in a Material Adverse Effect.

(m) Federal Funding. The Borrower shall use any other Federal Funding to pay any Project Costs or to repay the Guaranteed Loan after the Execution Date (including the use of other funds guaranteed by the U.S. federal government but other than as permitted under Section 50141(d) of the Inflation Reduction Act of 2022, Public Law No. 117-169), and such failure is not cured within thirty (30) days following earlier of (i) the date of notice thereof from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of such payment.

For the avoidance of doubt, each clause of this Section 10.01 (Events of Default) shall operate independently, and the occurrence of any such event shall constitute an Event of Default.

Furthermore, any breach or default under the Financing Documents will not constitute a breach, default or Event of Default if (1) a similar breach or default has occurred under the Utility RCF under a covenant or other provision that is identical (or nearly identical) under the Utility RCF and this Agreement (excluding, for the avoidance of doubt, Sections 10.01(a) (Failure to Make Payment Under Financing Documents), 10.01(g) (Unenforceability, Termination, Repudiation or Transfer of Any Financing Documents), 10.01(h) (Mortgaged Property) or 10.01(i) (Bankruptcy; Insolvency; Dissolution)), (2) the Borrower has obtained a waiver/amendment from the Utility RCF lenders with respect to such breach or default, (3) the Borrower has requested a similar waiver/amendment from DOE, and (4) DOE has not rejected such request; provided that, for the avoidance of doubt, the Borrower shall not be permitted to make any Advance Request or receive any Advances so long as a breach or default under the Financing Documents remains outstanding even if such breach or default is governed by this sentence.

Furthermore, any breach or default under any Specified Covenant related to an Eligible Project will not constitute a breach, default or Event of Default if the Borrower prepays (or provides an irrevocable notice of such prepayment of) all Advances related to such Eligible Project in accordance with Section 3.05(b) (Prepayments) prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date; provided that, if the amount of such prepayment is greater than $100,000,000 (for purposes of such calculation, only the relevant principal amount of the Advance related to such Eligible Project shall be considered), the Borrower may elect to prepay such amount in four (4) equal quarterly installments, such irrevocable notice of election and first installment of such prepayment to be received prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date, such prepayments to be made in accordance with Section 3.05(b) (Prepayments).

Furthermore, any Default or Event of Default under Section 10.01(d)(iii) (the “Specified Prepayment Event Covenant”) hereunder will not constitute a Default or Event of Default if the Borrower prepays (or provides an irrevocable notice of such prepayment of) all Advances under the Guaranteed Loan in accordance with Section 3.05(b) (Prepayments) prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date; provided, that the Borrower may elect to prepay such amount in up to twelve (12) equal quarterly installments, such irrevocable notice of election and first installment of such prepayment to be received prior to the applicable Prepayment Trigger Date, such prepayments to be made in accordance with Section 3.05(b) (Prepayments).

Furthermore, any Default or Event of Default under Section 10.01(b) (Misstatements; Omissions), Section 10.01(e) (Other Breaches Under Financing Documents) (except for any breach of Section 7.23 (MFN Provision) or Section 9.04 (Amendments to FMB Indenture)) or Section 10.01(l) (ERISA Events) (such Sections, collectively, the “Prepayment Event Covenants”) hereunder will not constitute a Default or Event of Default if the Borrower prepays (or provides an irrevocable notice of such prepayment of) all Advances under the Guaranteed Loan in accordance with Section 3.05(b) (Prepayments) prior to the date that is ninety (90) days following the applicable Prepayment Trigger Date; provided, that the Borrower may elect to prepay such amount in up to twelve (12) equal quarterly installments, such irrevocable notice of election and first installment of such prepayment to be received prior to the applicable Prepayment Trigger Date, such prepayments to be made in accordance with Section 3.05(b) (Prepayments).

Notwithstanding anything to the contrary contained herein or in any other Financing Document, any Default or Event of Default under this Agreement or similarly defined term under any other Financing Document (including, for the avoidance of doubt, any Default or Event of Default hereunder or under the other Financing Documents, resulting from a failure to provide notice of a Default or Event of Default) (provided that, in each case, such failure or other action or inaction resulting in such Default or Event of Default, was not knowing and intentional by the Borrower), shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if (a) (i) the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or (ii) such Default or Event of Default shall have been waived by DOE or (b)(i) with respect to any Default or Event of Default that occurs due to a failure by the Borrower to take any action (including taking any action by a specified time), the Borrower takes such action or (ii) with respect to any Default or Event of Default that occurs due to the taking of any action by the Borrower that is not then permitted by the terms of this Agreement or any other Financing Document, on the date on which such action is unwound or otherwise modified to the extent necessary for such modified action to be permitted at such time by this Agreement and the other Financing Documents (including after giving effect to any amendments or waivers hereto or thereto). Notwithstanding the foregoing, an Event of Default (the “Initial Default”) may not be cured pursuant to clauses (a)(i), (b)(i) or (b)(ii) of the immediately preceding sentence: (x) if any of DOE, the Custodial Agent or FFB has declared all or any portion of the indebtedness and obligations owed by the Borrower under this Agreement or any other Financing Document to be immediately due and payable; (y) if any Secured Party has begun exercising any rights or remedies under any Financing Documents during the continuance of an Event of Default; or (z) in the case of an Event of Default with respect to the actual or asserted invalidity of the FMB Indenture or loss of liens and/or perfection with respect to a material portion of the Mortgaged Property that directly results in material impairment of the rights and remedies of DOE, FFB, the Custodial Agent, the Indenture Trustee or any other Secured Party and is incapable of being cured.

Section 10.02 Remedies; Waivers.

(a) Upon the occurrence of and during the continuance of an Event of Default, DOE or the Custodial Agent may exercise any one or more of the rights and remedies set forth below:

(i) declare all or any portion of the indebtedness and obligations of every type or description owed by the Borrower to DOE and FFB under this Agreement and each other Financing Document to be immediately due and payable, and the same shall thereupon be immediately due and payable;

(ii) exercise any rights and remedies available under the Financing Documents;

(iii) take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due and thereafter to become due under the Financing Documents or to enforce performance of any obligation of the Borrower under the Financing Documents;

(iv) (A) refuse, and the Secured Parties shall not be obligated, to make any further Advances; and (B) reduce the Maximum Guaranteed Loan Amount to Zero Dollars ($0);

(v) take those actions necessary to perfect and maintain the Liens of the Indenture Documents pursuant to which assets have been pledged as collateral for the repayment under the Financing Documents; or

(vi) sell the Senior Bond(s) held by the Custodial Agent (or for the benefit of DOE) to any Person and use the proceeds to repay the Secured Obligations.

(b) Upon the occurrence of an Event of Default referred to in Section 10.01(i) (Bankruptcy; Insolvency; Dissolution): (i) the Maximum Guaranteed Loan Amount shall automatically be reduced to zero (0); and (ii) each Advance made under the FFB Note, together with interest accrued thereon and all other amounts due under the FFB Note, this Agreement and the other Financing Documents, shall immediately mature and become due and payable, without any other presentment, demand, diligence, protest, notice of acceleration, or other notice of any kind, all of which the Borrower hereby expressly waives.

(c) Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Financing Documents or existing at law or in equity. No delay or failure to exercise any right or power accruing under any Financing Document upon the occurrence and during the continuance of any Event of Default or otherwise shall impair or delay any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

(d) In order to entitle the Secured Parties to exercise any remedy reserved to the Secured Parties in this Agreement or any other Financing Document, it shall not be necessary to give any notice, other than such notice as may be required in this Agreement, any other Financing Document or under Applicable Law.

(e) If any proceeding has been commenced to enforce any right or remedy under this Agreement, and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to DOE or FFB, then and in every such case, subject, in each case, to any determination in such proceeding: (i) the parties hereto shall be restored to their respective former positions hereunder; and (ii) thereafter, all rights and remedies of DOE or FFB, as the case may be, shall continue as though no such proceeding had been instituted.

(f) DOE shall have the right, to be exercised (or not) in its complete discretion, to waive any covenant, Default or Event of Default by a writing setting forth the terms, conditions and extent of such waiver signed by DOE and delivered to the other parties hereto. Any such waiver may be effected only in writing duly executed by DOE, and no other course of conduct shall constitute a waiver of any provision hereof. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence that occurs subsequent to the date of such waiver.

Section 10.03 Accelerated Advances. Upon the delivery of a notice of acceleration, the accelerated amount due and payable under the FFB Note shall be the Prepayment Price under the FFB Note.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Waiver and Amendment.

(a) No failure or delay by DOE or the other Secured Parties in exercising any right, power or remedy shall operate as a waiver thereof or otherwise impair or delay any rights, powers or remedies of the Secured Parties. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other legal right, power or remedy.

(b) The rights, powers or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law or in any other Financing Document. The assertion or employment of any right, power or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other right, power or remedy.

(c) Except as otherwise provided herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing and executed by the Borrower and DOE.

(d) Any amendment to or waiver of this Agreement or any other Financing Document or any provision hereof or thereof that constitutes a “modification” (as defined in Section 502(9) of FCRA) that increases the amount of the Credit Subsidy Cost (as calculated in accordance with FCRA and OMB Circulars A-11 and A-129) shall be subject to the availability to DOE of funds appropriated by the U.S. Congress or, to the extent permitted by Applicable Law, payment by the Borrower, to meet any such increase in the Credit Subsidy Cost.

Section 11.02 Right of Set-Off. In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Secured Party is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other Indebtedness at any time held or owing by such Secured Party (including by any branches and agencies of such Secured Party wherever located) or, in the case of DOE, any other agency or instrumentality of the United States government, to or for the credit or the account of the Borrower against and on account of the Secured Obligations and liabilities of the Borrower to such Secured Party under this Agreement or any other Financing Document. Each of DOE, FFB and each subsequent holder of the FFB Note or any portion thereof shall promptly notify the Borrower after any such set-off and application made by it; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.03 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Financing Documents shall survive the execution and delivery of this Agreement and the making of the Advances under the FFB Documents.

Section 11.04 Notices. Except to the extent otherwise expressly provided herein or as required by Applicable Law, any communications, including any notices, between or among the parties to the Financing Documents shall be provided using the addresses listed in Schedule 11.04 (Notices), and shall be in writing and shall be considered as properly given (a) if delivered in person; (b) if sent by overnight delivery service for domestic delivery or international courier for international delivery; (c) in the event overnight delivery service or international courier service is not readily available, if mailed by first class mail (or airmail for international delivery), postage prepaid, registered or certified with return receipt requested; or (d) if transmitted by electronic mail, to the electronic mail address set forth in Schedule 11.04 (Notices). Notice so given shall be effective upon delivery to the addressee, except that communication or notice so transmitted by other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the following Business Day) on which it is validly transmitted if transmitted before 5:00 p.m. (District of Columbia time), recipient’s time, and if transmitted after that time, on the next following Business Day. Any party has the right to change its address for notice under any of the Financing Documents to any other location by giving prior written notice to each of the other parties in the manner set forth hereinabove.

Section 11.05 Severability. In case any one or more of the provisions contained in any Financing Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall engage the parties to the Financing Documents to enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

Section 11.06 Judgment Currency. The Borrower shall, to the fullest extent permitted under Applicable Law, indemnify DOE and FFB and the other Secured Parties against any loss incurred by any of them as a result of any judgment or order being given or made for any amount due to such Secured Party hereunder or under any other Financing Document and such judgment or order being expressed and to be paid in a currency (the “Judgment Currency”) other than Dollars (the “Currency of Denomination”) and as a result of any variation between: (a) the rate of exchange at which amounts in the Currency of Denomination are converted into Judgment Currency for the purpose of such judgment or order; and (b) the rate of exchange at which each applicable Secured Party would have been able to purchase the Currency of Denomination with the amount of the Judgment Currency actually received by the applicable Secured Party, had such applicable Secured Party utilized the amount of Judgment Currency so received to purchase the Currency of Denomination as promptly as practicable upon receipt thereof. The foregoing indemnity shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant Currency of Denomination that are documented and reasonable in light of market conditions at the time of such conversion.

Section 11.07 Indemnification.

(a) In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant to this Agreement or under law or in equity, the Borrower shall pay, and shall protect, indemnify and hold harmless DOE, FFB, each other holder of the FFB Note or any portion thereof, each Secured Party, and each of their respective officers, directors, employees, representatives, attorneys and agents, advisors and contractors (each, an “Indemnified Party”), on an after-tax basis, from and against (and shall reimburse each Indemnified Party as the same are incurred) any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them (each, an “Indemnified Liability”), to which such Indemnified Party may become subject arising out of or relating to any or all of the following: (i) the execution or delivery of this Agreement, any Financing Document, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the enforcement or preservation of any rights under this Agreement or any Financing Document; (iii) any Guaranteed Loan or the use or proposed use of the proceeds thereof; (iv) any actual or alleged presence or Release of Hazardous Substance, on, under or originating from any property owned, occupied or operated by the Borrower or any of its Affiliates in connection with any Eligible Project, or any environmental liability related in any way to the Borrower or any of its Affiliates and their respective owned, occupied, or operated properties arising out of or relating to any Eligible Project; or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower or any of its Affiliates or otherwise, and regardless of whether any Indemnified Party is a party thereto, such clauses (i) through (v) including, to the extent permitted by Applicable Law, the fees, disbursements and other charges of counsel and third party consultants to such Indemnified Party incurred in connection with any investigation, litigation or other proceeding or in connection with enforcing the provisions of this Section 11.07 (Indemnification); provided, that the Borrower shall not have any obligation under this Section 11.07 (Indemnification) to any Indemnified Party with respect to Indemnified Liabilities to the extent they arise from the bad faith, gross negligence or willful misconduct of such Indemnified Party (as determined pursuant to a final, Non-Appealable judgment by a court of competent jurisdiction). Any claims under this Section 11.07 (Indemnification) in respect of any Indemnified Liabilities are referred to herein, collectively, as “Indemnity Claims”.

(b) All sums paid and costs incurred by any Indemnified Party with respect to any matter indemnified hereunder shall: (i) be immediately due and payable on demand, (ii) be added to the Secured Obligations; (iii) be secured by the Indenture Documents; and (iv) be immediately due and payable on demand. Each such Indemnified Party shall promptly notify the Borrower in a timely manner of any such amounts payable by the Borrower hereunder, provided, that any failure to provide such notice shall not affect the Borrower’s obligations under this Section 11.07 (Indemnification).

(c) Each Indemnified Party within ten (10) days after the receipt by it of notice of the commencement of any action for which indemnity may be sought by it, or by any Person controlling it, from the Borrower on account of the agreements contained in this Section 11.07 (Indemnification), shall notify the Borrower in writing of the commencement thereof, but the failure of such Indemnified Party to so notify the Borrower of any such action shall not release the Borrower from any liability that it may have to such Indemnified Party.

(d) To the extent that the undertaking in the preceding clauses of this Section 11.07 (Indemnification) may be unenforceable because it is violative of any law or public policy, and to provide for just and equitable contribution in the event of any such unenforceability (other than due to application of this Section 11.07 (Indemnification)), the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of such undertakings.

(e) The provisions of this Section 11.07 (Indemnification) shall survive the Release Date, any foreclosure under the Indenture Documents and satisfaction or discharge of the Secured Obligations and shall be in addition to any other rights and remedies of any Indemnified Party.

(f) Any amounts payable by the Borrower pursuant to this Section 11.07 (Indemnification) shall be payable within the later to occur of (i) ten (10) Business Days after the Borrower receives an invoice for such amounts from any applicable Indemnified Party; and (ii) five (5) Business Days prior to the date on which such Indemnified Party expects to pay such costs on account of which the Borrower’s indemnity hereunder is payable, and if not paid by such applicable date shall bear interest at the Late Charge Rate from and after such applicable date until paid in full.

(g) The Borrower shall be entitled, at its expense, to participate in the defense of any Indemnity Claim; provided, that such Indemnified Party shall have the right to retain its own counsel, at the Borrower’s expense, and such participation by the Borrower in the defense thereof shall not release the Borrower of any liability that it may have to the applicable Indemnified Party. Any Indemnified Party against whom any Indemnity Claim is made shall be entitled, after consultation with the Borrower and upon consultation with legal counsel wherein such Indemnified Party is advised that such Indemnity Claim is meritorious, to compromise or settle any such Indemnity Claim. Any such compromise or settlement shall be binding upon the Borrower for purposes of this Section 11.07 (Indemnification).

(h) Upon payment of any Indemnity Claim by the Borrower pursuant to this Section 11.07 (Indemnification), the Borrower, without any further action, shall be subrogated to any and all claims that the applicable Indemnified Party may have relating thereto, and such Indemnified Party shall at the request and expense of the Borrower cooperate with the Borrower and give at the request and expense of the Borrower such further assurances as are necessary or advisable to enable the Borrower vigorously to pursue such claims.

(i) Notwithstanding any other provision of this Section 11.07 (Indemnification), the Borrower shall not be entitled to: (i) notice; (ii) participation in the defense of, (iii) consent rights with respect to any compromise or settlement or (iv) subrogation rights, in each case except as otherwise provided for pursuant to this Section 11.07 (Indemnification) with respect to any action, suit or proceeding against the Borrower.

(j) No Indemnified Party shall be obligated to pursue first any recovery under any other indemnity or reimbursement obligation before seeking recovery under the indemnification and reimbursement obligations of the Borrower under this Agreement.

Section 11.08 Limitation on Liability. No claim shall be made by the Borrower or any of its Affiliates against any Secured Party or any of their Affiliates, directors, employees, attorneys or agents, including the Secured Party Advisors, for any special, indirect, consequential or punitive damages (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Financing Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 11.09 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(a) The Borrower may not assign or otherwise transfer (whether by operation of law or otherwise) any of its rights or obligations under this Agreement or under any other Financing Document without the prior written consent of DOE and/or FFB, in the case of any FFB Document, FFB.

(b) FFB may assign any or all of its rights, benefits and obligations under the Financing Documents and with respect to the Mortgaged Property in accordance with the provisions of the FFB Documents; provided, that upon any such assignment of rights, benefits or obligations to any third party that is not the United States or any governmental agency or instrumentality thereof, FFB shall provide the Borrower with notice of such assignment; provided, further, that such assignee, by accepting the benefits of this Agreement and the Financing Documents hereby (i) irrevocably designates and appoints DOE to act as its agent hereunder and under the Financing Documents; (ii) irrevocably authorizes DOE to take such action on its behalf under the provisions of this Agreement and the other Financing Documents and to exercise such powers and perform such duties as are necessary or appropriate, as determined by DOE, under the Financing Documents; and (iii) authorizes DOE to enter into all such amendments or modifications of any Financing Document on behalf of such assignee and grant all waivers as are necessary or appropriate, as determined by DOE, under the Financing Documents (other than amendments to the FFB Note, which amendments shall also require the consent of such assignee); provided, further, that (A) neither DOE nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (I) liable to any assignee for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Financing Document; or (II) responsible in any manner to any assignee for any recitals, statements, representations or warranties made by the Borrower or any of their respective officers contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by DOE under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document or for any failure of the Borrower, to the extent it is a party hereto or thereto, to perform its obligations hereunder or thereunder; and (B) DOE may conclusively rely upon information supplied by FFB or such assignee in taking any action, or exercising any rights, in accordance with the terms of this Section 11.09 (Successors and Assigns).

Section 11.10 FFB Right to Sell Loan. FFB shall have the right to sell all or any portion of the FFB Note without the prior written consent of, the Borrower, and upon any such sale, any reimbursement obligations of the Guaranteed Loan by DOE shall automatically terminate and be of no further force and effect. For any such sale prior to the end of the Availability Period until FFB has funded the Guaranteed Loan, the Borrower, DOE and FFB shall enter in agreements satisfactory to them in respect of FFB’s right to sell the FFB Note and delegate its obligations under the FFB Note Purchase Agreement. DOE will endeavor to provide notice to the Borrower if the FFB Note is sold.

Section 11.11 Further Assurances and Corrective Instruments.

(a) The Borrower shall execute and deliver, or cause to be executed and delivered, to DOE such additional documents or other instruments and shall take or cause to be taken such additional actions as DOE may require or reasonably request in writing to (i) cause the Financing Documents to be properly executed, binding and enforceable in all relevant jurisdictions; (ii) perfect and maintain the priority of the Secured Parties’ security interest in all Mortgaged Property; (iii) enable the Secured Parties to preserve, protect, exercise and enforce all other rights, remedies or interests granted or purported to be granted under the Financing Documents; and (iv) otherwise carry out the purposes of the Financing Documents.

(b) Borrower may submit to DOE written requests for the parties to enter into, execute, acknowledge and deliver amendments or supplements hereto; it being understood that DOE shall be permitted to approve or reject all such requests in its discretion.

Section 11.12 Reinstatement. Where any discharge is made in whole or in part, or any arrangement is made on the faith of, any payment, security or other disposition which is avoided or must be repaid, whether upon the insolvency or bankruptcy of the Borrower, or otherwise, this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Laws, rescinded or reduced in amount, or must otherwise be restored or returned by any Secured Party. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 11.13 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES. TO THE EXTENT THAT FEDERAL LAW DOES NOT SPECIFY THE APPROPRIATE RULE OF DECISION FOR A PARTICULAR MATTER AT ISSUE, IT IS THE INTENTION AND AGREEMENT OF THE PARTIES TO THIS AGREEMENT THAT THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES (EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)) SHALL BE ADOPTED AS THE GOVERNING FEDERAL RULE OF DECISION.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS.

Section 11.14 Submission to Jurisdiction; Etc. By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Financing Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (i) the courts of the United States for the District of Columbia; (ii) the courts of the United States in and for the Southern District of New York sitting in New York County; (iii) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; (iv) the courts of the State of New York in and for the County of New York; (v) the courts of Washington, D.C.; and (vi) appellate courts from any of the foregoing;

(b) consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that nothing herein shall (i) affect the right of any Secured Party to effect service of process in any other manner permitted by law; or (ii) limit the right of any Secured Party to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Laws; and

(d) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

Section 11.15 Entire Agreement. This Agreement, including any agreement, document or instrument attached to this Agreement or referred to herein, integrates all the terms and conditions mentioned herein or incidental to this Agreement and supersedes all prior oral negotiations, agreements and understandings of the parties to this Agreement in respect to the subject matter of this Agreement made prior to the date hereof.

Section 11.16 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors and permitted assigns hereunder or thereunder, any benefit or any legal or equitable right or remedy under this Agreement. FFB is an intended third party beneficiary of, with enforceable rights and remedies under, this Agreement, in respect of those provisions in Article III (Payments; Prepayments) that refer to rights of or payments to FFB; provided, that in the event of any conflict between any provision of this Agreement and the FFB Note or the FFB Note Purchase Agreement, the rules of construction in Section 1.04 (Conflict with FFB Documents) will apply.

Section 11.17 Headings. Paragraph headings have been inserted in the Financing Documents as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of the Financing Documents and shall not be used in the interpretation of any provision of the Financing Documents.

Section 11.18 Counterparts; Electronic Signatures.

(a) This Agreement may be executed in one or more duplicate counterparts and when executed by all of the parties shall constitute a single binding agreement. Each party hereto agrees to deliver a manually executed original promptly following such electronic submission.

(b) Delivery of an executed signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Except to the extent Applicable Law would prohibit the same, make the same unenforceable or affirmatively requires a manually executed counterpart signature (i) the delivery of an executed counterpart of a signature page of this Agreement by emailed .pdf or any other electronic means approved by DOE in writing (which may be via email) that reproduces an image of the actual executed signature page shall be as effective as the delivery of a manually executed counterpart of this Agreement; and (ii) if agreed by DOE in writing (which may be via email) with respect to this Agreement, the delivery of an executed counterpart of a signature page of this Agreement by electronic means that types in the signatory to a document as a “conformed signature” from an email address approved by DOE in writing (which may be via email) shall be as effective as the delivery of a manually executed counterpart of this Agreement. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” has the meaning assigned to it by 15 U.S.C. §7006, as it may be amended from time to time.

Section 11.19 No Partnership; Etc. The Secured Parties and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Financing Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among the Secured Parties and the Borrower or any other Person. The Secured Parties shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of the Borrower or any other Person with respect to any Eligible Project or otherwise. All obligations to pay Real Property or other Taxes, assessments, insurance premiums, and all other fees and expenses in connection with or arising from the ownership, operation or occupancy of any Eligible Project or any other assets and to perform all obligations under the agreements and contracts relating to any Eligible Project or any other assets shall be the sole responsibility of the Borrower.

Section 11.20 Independence of Covenants. All covenants hereunder and under the other Financing Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.21 Marshaling. Neither DOE nor FFB nor any other Secured Party shall be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Secured Obligations.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

PACIFIC GAS AND ELECTRIC COMPANY,
a California corporation,
as Borrower

By:	/s/ Margaret K. Becker
Name: Margaret K. Becker
Title: Vice President, Internal Audit and Treasurer

[Signature Page to Loan Guarantee Agreement]

U.S. DEPARTMENT OF ENERGY,
an agency of the Federal Government of the United States of America, in its own capacity and in its capacity as Guarantor

By:	/s/ Hernan Cortes
Name: Hernan Cortes
Title: Director

[Signature Page to Loan Guarantee Agreement]

Annex A

DEFINITIONS

“Abandoned or Terminated” means, with respect to any Eligible Project, that, at the end of the Availability Period, construction or development of such Eligible Project has ceased for a period of greater than six (6) months and the Borrower has not made available to DOE defined plans to restart construction or development of such Eligible Project within the immediately succeeding six (6) months.

“Acceptable Delivery Method” means, with respect to any certificate, document or other item required to be delivered by an Acceptable Delivery Method hereunder:

(a)	transmission, by an Authorized Transmitter, of such certificate, document or other item in Electronic Format, together with the Transmission Code;

(b)	delivery of a manually executed original of such certificate, document or other item; or

(c)	such other delivery method as the Borrower and DOE shall mutually agree.

“Advance” means, an advance of funds by FFB to the Borrower under the relevant FFB Note as may be requested by the Borrower from time to time during the Availability Period.

“Advance Date” means the date on which FFB makes any Advance to the Borrower.

“Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“Advance Request Approval Notice” means the written notice from DOE located at the end of an Advance Request advising FFB that such Advance Request has been approved by or on behalf of DOE.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign or other regulatory body or any arbitrator.

“Affiliate” means, as applied to any Person (a) any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; and (b) in addition, in the case of any Person that is an individual, each member of such Person’s immediate family, any trusts or other entities established for the benefit of such Person or any member of such Person’s immediate family and any other Person controlled by any of the foregoing. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning given to such term in the preamble hereto.

“Anti-Corruption Laws” means all laws concerning or relating to anti-bribery, anti-corruption, and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar laws.

“Anti-Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the Patriot Act, the Anti-Money Laundering Act of 2020, the Money Laundering Control Act, the rules and regulations thereunder, applicable Executive Orders and any similar Applicable Laws relating to money laundering, terrorist financing, or financial recordkeeping and recording requirements administered or enforced by any United States of America governmental agency, or any other jurisdiction in which the Borrower operates or conducts business.

“Applicable Law” means, with respect to any Person, any constitution, statute, law, rule, regulation, code, ordinance, treaty, judgment, order or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, by or from a court, arbitrator or other Governmental Authority having jurisdiction over such Person or any of its properties, whether in effect as of the date of this Agreement or as of any date hereafter.

“Applicable Regulations” means the final regulations with respect to Title XVII, at 10 C.F.R. Part 609, and any other applicable regulations from time to time promulgated to implement Title XVII.

“Application” has the meaning given to such term in the preliminary statements.

“A/R Securitization Assets” means (i) any accounts receivable, notes receivable, rights to future accounts receivable, notes receivable or residuals or other similar rights to payments due or any other rights to payment or related assets in respect of the provision of gas and electric service to consumers or otherwise (whether then existing or arising in the future) of the Borrower or any of its Subsidiaries and the proceeds thereof and (ii) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such receivables or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with receivables or assets in connection with a securitization transaction involving such assets.

“A/R Securitization Subsidiary” means PG&E AR Facility, LLC and any other Subsidiary formed and operating solely for the purpose of entering into A/R Securitization Transactions and engaging in activities ancillary thereto.

“A/R Securitization Transaction” means any financing transaction or series of financing transactions entered into by the Borrower or any Subsidiary of the Borrower pursuant to which the Borrower may sell, convey or otherwise transfer to any Person (including, without limitation, an A/R Securitization Subsidiary), or may grant a security interest in any A/R Securitization Assets and that are (other than to the extent of the Standard A/R Securitization Obligations) non-recourse to the Borrower or any of its Subsidiaries (other than an A/R Securitization Subsidiary).

“Authorized Transmitter” means, with respect to delivery of documentation (a) by the Borrower to DOE, the list of individuals designated as Authorized Transmitters set forth in the certificate delivered pursuant to Section 5.01(e) (Organizational Documents) delivered by the Borrower to DOE prior to the Execution Date, as updated or modified, with the consent of DOE, from time to time and (b) to FFB, each of the individuals listed on the Certificate Specifying Authorized Borrower Officials.

“Availability Period” means the period commencing on the Execution Date until and including the earlier of:

(a)	the Availability Period End Date; and

(b)

the date of termination of obligations to disburse any undisbursed amounts of the Guaranteed Loan following the occurrence of any Event of Default or pursuant to Section 2.02(c) (Initial First Advance Longstop Date; Termination).

“Availability Period End Date” means the earliest of (a) the date the Guaranteed Loan reaches a balance equal to the Maximum Guaranteed Loan Amount, (b) September 15, 2031 and (c) the occurrence of a Guarantee Trigger Event.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended.

“Base Case Financial Model” means the excel based financial model prepared by the Borrower in good faith and consistent with the data and documentation provided by the Borrower to external credit rating agencies.

“Beneficial Owner” means as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Bond Delivery Agreement” means any bond delivery agreement entered into in connection with the issuance of any new Senior Bonds to the Custodial Agent pursuant to Section 5.01(c) (Financing Documents) and Section 5.03(p) (Financing Documents).

“Borrower” has the meaning given to such term in the preamble hereto.

“Borrower Advance Date Certificate” has the meaning given to such term in Exhibit A (Form of Advance Request).

“Borrower Entity” means the Borrower and each of its Subsidiaries.

“Business Day” means any day on which FFB and the Federal Reserve Bank of New York are both open for business.

“CAISO” means California Independent System Operator Corporation.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on the balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

“Certificate Specifying Authorized Borrower Officials” has the meaning given to such term in the FFB Note Purchase Agreement.

“Change of Control” means the occurrence of one of the following:

(a)

any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the voting Equity Interests of the Borrower;

(b)

the sale, transfer, assignment, lease, conveyance or other disposition (other than by way of merger, consolidation or similar transaction of the Borrower), directly or indirectly, in one or a series of related transactions, of all or substantially all the Property of the Borrower and its Subsidiaries, shall have occurred; or

(c)	the shareholders of the Borrower shall have approved any plan of liquidation or dissolution of the Borrower.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (a) above if:

(i)	the Borrower becomes a direct or indirect wholly-owned Subsidiary of an ultimate parent holding company;

(ii)

either (x) the direct or indirect holders of the voting Equity Interests of such ultimate parent holding company immediately following that transaction are substantially the same as the holders of the Borrower’s voting Equity Interests immediately prior to that transaction or (y) immediately following that transaction, no “person” or “group” (each as defined in clause (a) above) is the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the voting Equity Interests of the ultimate parent holding company; and

(iii)	such ultimate parent holding company is organized and existing under the laws of the United States of America, any State thereof or the District of Colombia.

“Closing Certificate” has the meaning given to such term in Section 5.01(i)(i) (Execution Date Certificates).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Community Benefits Plan and Justice40 Annual Report” has the meaning given to such term on Schedule 8.02 (Reporting Requirements).

“Compliance Certificate” has the meaning given to such term in Section 8.01(c) (Compliance Certificates).

“Comptroller General” means Comptroller General of the United States.

“Conditional Commitment Letter” has the meaning given to such term in the preliminary statements.

“Consolidated Capitalization” means, on any date of determination, the sum of (a) Consolidated Total Debt on such date, plus without duplication, (b) (i) the amounts set forth opposite the captions “common shareholders’ equity” (or any similar caption) and “preferred stock” (or any similar caption) on the consolidated balance sheet, prepared in accordance with GAAP, of the Borrower and its Subsidiaries as of such date, and (ii) the outstanding principal amount of any junior subordinated deferrable interest debentures or other similar securities issued by the Borrower or any of its Subsidiaries after the Execution Date.

“Consolidated Capitalization Ratio” means, on any date of determination, the ratio of (a) Consolidated Total Debt to (b) Consolidated Capitalization.

“Consolidated Total Debt” means, on any date, the aggregate principal amount of all obligations of the Borrower and its Significant Subsidiaries at such date that in accordance with GAAP would be classified as debt on a consolidated balance sheet of the Borrower, and without duplication all Guarantee Obligations of the Borrower and its Significant Subsidiaries at such date in respect of obligations of any other Person that in accordance with GAAP would be classified as debt on a consolidated balance sheet of such Person; provided that, the determination of “Consolidated Total Debt” shall exclude, without duplication, (a) the Securitized Bonds and any Indebtedness under any A/R Securitization Transaction, (b) Indebtedness of the Borrower and its Significant Subsidiaries in an amount equal to the amount of cash held as cash collateral for any fully cash collateralized letter of credit issued for the account of the Borrower or any Significant Subsidiary, (c) imputed Indebtedness of the Borrower or any Significant Subsidiary incurred in connection with power purchase and fuel agreements, (d) any junior subordinated deferrable interest debenture or other similar securities issued by the Borrower and (e) as of any date of determination, the amount of any securities included within the caption “preferred stock” (or any similar caption) on a consolidated balance sheet, prepared in accordance with GAAP, of the Borrower as of such date.

“Contingent Obligations” means, as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise:

(a)	for the purchase, payment or discharge of any such primary obligation;

(b)

to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take or pay or similar payments;

(c)	to advance or supply funds;

(d)

to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor;

(e)

to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(f)

otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, Swap Agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments), provided, that: (i) the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business; and (ii) the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management or business or policies of a Person (whether through the ownership of voting securities or partnership or other ownership interests, by contract, or otherwise); and the words “Controlling,” “Controlled,” and similar constructions shall have corresponding meanings.

“Controlled Affiliate” means, as applied to any Person, any Affiliate that is Controlled by such Person.

“CPA Goods” means any equipment, materials or commodities procured, contracted or obtained under the Agreement, the cost of which has been or is projected to be paid or reimbursed with proceeds of any Advance, and that may be transported by ocean vessel.

“CPI” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, U.S. City Average, “All Items” (1982-84 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index; provided that if the Consumer Price Index ceases to be published and there is no successor thereto, such other index as the Borrower shall designate in writing to DOE shall be substituted for the Consumer Price Index.

“CPUC” means the California Public Utilities Commission.

“Credit Subsidy Cost” means the “cost of a loan guarantee,” as defined in Section 502(5)(C) of FCRA, as amended.

“Currency of Denomination” has the meaning given to such term in Section 11.06 (Judgment Currency).

“Custodial Agency Agreement” means that certain Custodial Agency Agreement, dated as of the Execution Date, among the Borrower, DOE, and Citibank, N.A., in its capacity as custodial agent for the benefit of the Secured Parties, as the same may be amended, amended and restated or otherwise modified from time to time with the consent of the parties thereto.

“Custodial Agent” means Citibank, N.A., in its capacity as custodial agent for the benefit of the Secured Parties, or any successor custodial agent appointed from time to time pursuant to the Custodial Agency Agreement.

“Davis-Bacon Act” means Subchapter IV of Chapter 31 of Part A of Subtitle II of Title 40 of the United States Code, including and as implemented by the regulations set forth in Parts 1, 3 and 5 of title 29 of the Code of Federal Regulations.

“Davis-Bacon Act Covered Contract” means any contract, agreement or other arrangement for the for the “construction, prosecution, completion or repair” of the Eligible Projects (within the meaning of 40 U.S.C. § 3142 of the Davis-Bacon Act and 29 C.F.R. 5.2).

“Davis-Bacon Act Requirements” means the requirement that all laborers and mechanics employed by contractors and subcontractors in the performance of construction work on Eligible Projects financed in whole or in part by the Guaranteed Loan shall be paid wages at rates not less than those prevailing on projects of a character similar in the locality as determined by the Secretary of Labor in accordance with the Davis-Bacon Act, and all regulations related thereto, including those set forth in 29 C.F.R. 5.5(a)(1) to (11) and 29 C.F.R. 5.5(b)(1) to (5), and all notice, reporting and other obligations related thereto as required by DOE, as set out in the Financing Documents, and the appropriate wage determination(s) by the Secretary of Labor in each Davis-Bacon Act Covered Contract.

“DBA Contract Party” means any contractor, subcontractor (including any lower tier subcontractor) or other Person (other than the Borrower) that is party to a Davis-Bacon Act Covered Contract.

“DBA Curative Compliance Plan” means the plan attached hereto as Exhibit H (DBA Curative Compliance Plan) as agreed between the Borrower and DOE setting forth a curative plan with respect to certain Davis-Bacon Act Requirements.

“DBA Knowledge” means the actual knowledge of the Director of Federal Contract Compliance (or the successor officer or employee of the Borrower with a similar title) and such other Person or Persons who have principal oversight responsibility with respect to the Borrower’s compliance with the Davis-Bacon Act Requirements.

“Debarment Regulations” means all of the following (a) Subpart 9.4 (Debarment, Suspension, and Ineligibility) of the Federal Acquisition Regulations, 48 C.F.R. 9.400 – 9.409; and (b) the Government-wide Debarment and Suspension (Non-procurement) regulations (Common Rule), 2 C.F.R. 200.214 implementing Executive Orders 12549 and 12689, and 2 C.F.R. Part 180, as supplemented by 2 C.F.R. Part 901.

“Debt Sizing Parameters” has the meaning as set out in Section 2.06(b) (Determination of Advance Amounts).

“Default” means any event or circumstance that with the giving of notice, the lapse of time, or both would become an Event of Default.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The term “Dispose of” shall have a correlative meaning.

“Distributed Energy Resources” or “DERs” means equipment located on or near the site of end-use that can provide electricity demand flexibility, electricity generation, storage, or other energy services at a small scale (sub-utility scale) and can be connected to the lower-voltage distribution grid.

“DOE” has the meaning given to such term in the preamble hereto.

“DOE Extraordinary Expenses” means, in connection with any technical, financial, legal or other difficulty experienced by any Eligible Project (e.g. engineering failure or financial workouts) or the Borrower that requires DOE to incur time or expenses (including third party expenses) beyond standard monitoring and administration of the Financing Documents, in accordance with Section 1702(h) of Title XVII, the amounts that DOE determines are required to (a) reimburse DOE’s additional internal administrative costs (including any costs to determine whether an amendment or modification would be required that could constitute a “modification” (as defined in Section 502(9) of FCRA)); and (b) any related fees and expenses of the Secured Party Advisors to the extent not paid directly by on or behalf of the Borrower.

“DOE Guarantee” means the guarantee issued by DOE in favor of FFB pursuant to the FFB Note Purchase Agreement.

“DOE Guarantee Payment” has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

“Dollars” or “USD” or “$” means the lawful currency of the United States.

“Drawstop Notice” has the meaning given to such term in Section 2.03(d)(i) (Issuance).

“Electronic Format” means an unalterable electronic format (including Portable Document Format (.pdf)) with a reproduction of signatures where required or such other format as shall be mutually agreed between the Borrower and DOE.

“Electronic Signature” has the meaning given to such term in Section 11.18 (Counterparts; Electronic Signatures).

“Eligibility Criteria” means the eligibility criteria set forth in Schedule 5.04(b) (Eligibility Criteria) for a Project to qualify as an Eligible Project.

“Eligible Applicant” has the meaning given to such term in the Applicable Regulations.

“Eligible Project” each Project identified by the Borrower from time to time pursuant to Schedule 5.04(a) (Validation Process and Procedures) that is owned by the Borrower or, with respect to VPPs, that is administered by the Borrower, and, in each case, has satisfied all conditions set forth in Section 5.04 (Conditions Precedent to Eligible Projects) for such Project; provided, that it is understood and agreed that a casualty or condemnation event at any Eligle Project shall not, in and of itself, be deemed to have caused such Eligible Project to cease to be an Eligible Project.

“Eligible Project Costs” means Project Costs that DOE has determined to be eligible costs in accordance with Sections 609.2 and 609.10 of the Applicable Regulations.

“Eligible Project MAE” means any event with respect to an Eligible Project that results in, or is reasonably expected to result in, fees, costs, expenses, losses, fines or other similar amounts incurred by the Borrower in excess of Forty Million Dollars ($40,000,000.00) in the aggregate for such Eligible Project on account of such event, other than any such amounts that are reasonably expected to be Recoverable; provided, that it is understood and agreed that any event that caused an Eligible Project MAE may be Remediated by the Borrower, after giving effect to which, such Eligible Project MAE shall no longer exist.

“Energy Infrastructure” means a facility, and associated equipment, used for (1) the generation or transmission of electric energy, or (2) the production, processing, and delivery of fossil fuels, fuels derived from petroleum, or petrochemical feedstocks.

“Environmental Laws” means any and all Federal or state, or to the extent applicable, local or municipal, laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Applicable Law (including common law) regulating, relating or imposing liability or standards of conduct concerning (i) protection of human health or safety as it relates to exposure to Hazardous Substances, the environment or natural resources; or (ii) the presence, Release or threatened Release, generation, use, management, handling, transportation, treatment, storage, or disposal of Hazardous Substances, in each case of clause (i) and (ii), as now or may at any time hereafter be in effect.

“EP Approval Date” means, with respect to any Eligible Project, the date on which all conditions in Section 5.04 (Conditions Precedent to Eligible Projects) have been satisfied.

“EP Approval Notice” means a notice in the form of Exhibit F (Form of EP Approval Notice) delivered by DOE to the Borrower, confirming that the EP Approval Date for an Eligible Project has occurred.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including partnership interests, limited liability interests and trust beneficial interests, in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing and all rights (including, but not limited to, voting rights), and interests with respect to or derived from such equity interest.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any Reportable Event; (b) the failure of the Borrower or any Commonly Controlled Entity to timely make a required contribution with respect to any Plan or any Multiemployer Plan; (c) the imposition of a Lien under Section 430 of the Code or Section 303 of ERISA with respect to any Single Employer Plan; (d) the failure of the Borrower or any Commonly Controlled Entity to meet the minimum funding standard under Section 412 or 430 of the Code with respect to any Plan or the filing of an application for a funding waiver with respect to any Single Employer Plan; (e) the incurrence by the Borrower or any Commonly Controlled Entity of any liability under Title IV of ERISA, including with respect to the termination of any Plan (other than the payment of PBGC premiums in the ordinary course); (f) (i) the termination of, or the filing or receipt of a notice of intent to terminate, a Single Employer Plan under Section 4041 of ERISA, or the treatment of a plan amendment as a termination under Section 4041 of ERISA, or (ii) (A) the appointment of a trustee to administer a Single Employer Plan under Section 4042, or (B) the institution by the PBGC of proceedings to terminate a Single Employer Plan or to have a trustee appointed to administer a Single Employer Plan, or receipt by the Borrower of notice from the PBGC thereof, where such proceedings continue unstayed or in effect for more than sixty (60) days, or such notice is not withdrawn by the PBGC within sixty (60) days following delivery by PBGC; (g) the incurrence by the Borrower or any Commonly Controlled Entity of any liability with respect to the complete withdrawal or partial withdrawal under Title IV of ERISA from any Multiemployer Plan; (h) the receipt by the Borrower or any Commonly Controlled Entity of any notice from a Multiemployer Plan concerning the imposition of Withdrawal Liability; (i) receipt of notification by Borrower or any Commonly Controlled Entity from a Multiemployer Plan that such Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA) or in Insolvency; (j) the incurrence by the Borrower or any Commonly Controlled Entity of any liability pursuant to Section 4063 or Section 4064 of ERISA or a substantial cessation of operations with respect to a Plan within the meaning of Section 4062(e) of ERISA; (k) the posting of a bond or security under Section 436(f) of the Code with respect to any Plan; or (l) the Borrower incurs material tax liability with respect to any Plan (including Sections 4975, 4980B, 4980D, 4980H and 4980I of the Code, as applicable).

“Event of Default” has the meaning given to such term in Section 10.01 (Events of Default).

“Event of Force Majeure” means an event or circumstance beyond the reasonable control of, and not the result of the fault or negligence of, the Borrower, and that could not have been prevented by the exercise of reasonable diligence by the Borrower, including any act of God, fire, flood, severe weather, epidemic, equipment failure, failure or delay in issuance of Governmental Approvals (provided that the Borrower is using commercially reasonable efforts to obtain such Governmental Approval) or other acts or inaction of Governmental Authorities (but which act or inaction the Borrower must be using commercially reasonable efforts to contest or reverse), default by suppliers or contractors, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act or threat of terrorism or riot or civil commotion.

“Event of Loss” means any condemnation, expropriation or taking (including by any Governmental Authority) of any portion of any Eligible Project, or any other event that causes any portion of any Eligible Project to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, including through a failure of title (or defect therein) or any damage, destruction or loss of such property.

“Execution Date” means the date on which all of the conditions precedent set out in Section 5.01 (Conditions Precedent to the Execution Date) have been satisfied or waived and this Agreement is fully executed and delivered by all parties thereto.

“Facility Fee” means a fee in an amount equal to Twenty-Five Million Dollars ($25,000,000.00).

“FCRA” means the Federal Credit Reform Act of 1990, P.L. 101-508, 104 Stat. 1388-609 (1990), as amended by P.L. 105-33, 111 Stat. 692 (1997).

“Federal Funding” means any funds obtained from the United States or any agency or instrumentality thereof, including funding under any other loan program.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“FERC” means the Federal Energy Regulatory Commission.

“FFB” means the Federal Financing Bank, an instrumentality of the United States government created by the Federal Financing Bank Act of 1973, as amended, that is under the general supervision of the Secretary of Treasury.

“FFB Borrower’s Instruments” means the “Borrower’s Instruments” as defined in Section 3.2 of the FFB Note Purchase Agreement.

“FFB Document” means each of:

(a)	the FFB Program Financing Agreement;

(b)	the FFB Note Purchase Agreement;

(c)	the DOE Guarantee;

(d)	the FFB Note;

(e)	the FFB Borrower’s Instruments;

(f)	the FFB Secretary’s Instruments; and

(g)	any other documents, certificates, and instruments required in connection with the foregoing.

“FFB Note” means the promissory note to be issued by the Borrower in favor of FFB in accordance with other FFB Documents to induce FFB to advance funds thereunder to the Borrower, as such note may be amended, supplemented, substituted and restated from time to time in accordance with its terms.

“FFB Note Installment” has the meaning given to such term in Section 3.02(b) (Payments).

“FFB Note Obligations” means, collectively, the unpaid principal of and interest on Advances made under the FFB Note, the FFB Note Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then-applicable rate provided in the FFB Documents after maturity of the relevant Advances and Reimbursement Obligations and Post-Petition Interest) to DOE or FFB or any subsequent holder or holders of the FFB Note (on any portion thereof), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the FFB Note, the FFB Note Purchase Agreement, the FFB Program Financing Agreement, the Indenture Documents, or any other document made, delivered or given in connection with any of the foregoing, in each case, whether on account of principal, interest, charges, expenses, fees, attorneys’ or other Secured Party Advisors’ fees and disbursements, reimbursement obligations, prepayment premiums, indemnities, costs, or otherwise (including all fees and Advances made with respect to the FFB Note of DOE or FFB or any subsequent holder or holders of the FFB Note (or any portion thereof) that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“FFB Note Purchase Agreement” means the FFB Note Purchase Agreement entered into between the Borrower, the Secretary of Energy and FFB on the Execution Date.

“FFB Note Reimbursement Obligations” means any Reimbursement Obligations of the Borrower to DOE arising under, out of, pursuant to or in connection with the FFB Note.

“FFB Program Financing Agreement” means the Program Financing Agreement, dated as of September 16, 2009, between FFB and the Secretary of Energy.

“FFB Secretary’s Instruments” means the “Secretary’s Instruments” as defined in Section 3.3 of the FFB Note Purchase Agreement.

“Final Maturity Date” means the thirtieth (30th) anniversary of the Execution Date (or, if such anniversary is not a Business Day, the immediately preceding Business Day).

“Financial Advisor” means FTI Consulting, Inc. or such other advisor appointed by DOE.

“Financial Officer” means, with respect to any Person, the general manager, any director, the chief financial officer, the controller, the treasurer or any assistant treasurer, any vice president of finance or any assistant vice president of finance or any other vice president or assistant vice president with significant responsibility for the financial affairs of such Person.

“Financial Statements” means, with respect to any Person, for any period, the balance sheet of such Person as at the end of such period and the related statements of income, stockholders’ equity and cash flows for such period and for the period from the beginning of the then-current Fiscal Year to the end of such period, together with all notes thereto, with comparable figures for the corresponding period of the previous Fiscal Year, each prepared (except where otherwise noted herein) in accordance with GAAP.

“Financing Document” means each of:

(a)	this Agreement;

(b)	each FFB Document;

(c)	each Indenture Document; and

(d)	each other certificate, document, instrument or agreement executed and delivered by the Borrower for the benefit of any Secured Party in connection with any of the foregoing.

“Financing Document Amounts” means any amounts payable by the Borrower to FFB under any provision of any Financing Document, other than Section 4.01 (Reimbursement and Other Payment Obligations).

“First Advance” means, with respect to each Eligible Project, the first Advance of the Guaranteed Loan for such Eligible Project occurring on the relevant First Advance Date.

“First Advance Date” means, with respect to each Eligible Project, the date on which the first Advance of the Guaranteed Loan for such Eligible Project has been made in accordance with this Agreement.

“First Interest Payment Date” with respect to each Advance, means the first Payment Date to occur after such Advance.

“First Mortgage Bonds” means bonds issued by the Borrower pursuant to the FMB Indenture.

“Fiscal Quarter” means the three (3)-month periods ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.

“Fiscal Year” means with respect to:

(a)	the Borrower, the period beginning on January 1 and ending on December 31; and

(b)	any other Person, such Person’s financial year.

“Fitch” means Fitch Ratings, Inc. and any successor thereto.

“FMB Indenture” means the Indenture of Mortgage (Mortgage), dated as of June 19, 2020, between the Borrower and the Indenture Trustee, as supplemented and amended to date and as further supplemented or amended from time to time.

“Form of Advance Request” has the meaning given to such term in Section 2.03(a) (Advance Requests).

“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“Fund Parties” means, with respect to an investment fund, such fund’s general partner, managing member, investment manager and/or fund administrator, as applicable.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval” means any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period.

“Governmental Authority” means any federal, state, county, municipal, or regional authority, or any other entity of a similar nature, exercising any executive, legislative, judicial, regulatory, or administrative function of government.

“Governmental Judgment” means, with respect to any Person, any judgment, order, decision or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee” means, as to any Person, obligations, contingent or otherwise (including a Contingent Obligation), guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(a)	to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(b)	to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(d)	in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof or (v) to reimburse or indemnify an issuer of a letter of credit, surety bond or guarantee issued by such issuer in respect of primary obligations of a primary obligor other than the Borrower or any Significant Subsidiary; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Trigger Event” means the cessation of the DOE Guarantee to be in full force and effect.

“Guaranteed Loan” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Note).

“Hazardous Substance” means any substances, chemicals, materials or wastes defined, listed, classified or regulated as hazardous, toxic or a pollutant or contaminant in, or for which standards are imposed by any Governmental Authority or under, any applicable Environmental Laws, including (a) any petroleum or petroleum by products (including gasoline, crude oil or any fraction thereof), flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, per and polyfluoroalkyl substances, and polychlorinated biphenyls; and (b) any other chemical, material or substance of which the storage, transport, use, Release, or disposal of, or exposure to, is prohibited, limited or otherwise regulated under any Environmental Law.

“Hedging Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness, including any foreign currency trading or other speculative transactions.

“Immaterial Remediation Event” means any Default under Section 10.01(d)(iii) (Specified Breaches Under the Financing Documents) that has not become an Event of Default.

“Indebtedness”, of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, including under energy procurement and transportation contracts, incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements (other than reimbursement obligations, which are not due and payable on such date, in respect of documentary letters of credit issued to provide for the payment of goods and services in the Ordinary Course of Business), (g) the liquidation value of all mandatorily redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (provided, that if such Person is not liable for such obligation, the amount of such Person’s Indebtedness with respect thereto shall be deemed to be the lesser of the stated amount of such obligation and the value of the property subject to such Lien), and (j) for the purposes of Section 10.01(f) (Default Under Other Indebtedness) only, all obligations of such Person in respect of Swap Agreements, provided that Indebtedness as used in this Agreement shall exclude any Non-Recourse Debt and any obligations under any A/R Securitization Transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liability” has the meaning given to such term in Section 11.07(a) (Indemnification).

“Indemnified Party” has the meaning given to such term in Section 11.07(a) (Indemnification).

“Indemnity Claims” has the meaning given to such term in Section 11.07(a) (Indemnification).

“Indenture Document” means each of the Senior Bonds, the Supplemental Indenture, the Bond Delivery Agreement and the FMB Indenture.

“Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A. and any successor thereto as trustee under the FMB Indenture.

“Independent Auditor” means Deloitte & Touche LLP or such other firm of independent certified public accountants of nationally recognized standing as may be appointed by the Borrower from time to time.

“Initial Default” has the meaning given to such term in Section 10.01 (Events of Default).

“Initial First Advance” means the first Advance of the Guaranteed Loan made in accordance with this Agreement.

“Initial First Advance Longstop Date” means the date that is five (5) years after the Execution Date.

“Initial Maintenance Fee” means a maintenance fee in the amount equal to Five Hundred Thousand Dollars ($500,000.00) payable to DOE on the Execution Date.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means any one or more of the following under any Applicable Law, in any jurisdiction and whether voluntary or involuntary:

(a)

any bankruptcy, insolvency, liquidation, company reorganization, restructuring, controlled management, suspension of payments or scheme of arrangement with respect to the Borrower, including the Bankruptcy Code;

(b)	any appointment of a provisional or interim liquidator, receiver, trustee, administrative receiver or other custodian for all or any substantial part of the property of the Borrower;

(c)	any notification, resolution or petition for winding up or similar proceeding with respect to the Borrower; or

(d)	any issuance of a warrant or attachment, execution or similar process against all or any substantial part of the property of the Borrower.

“Intended Prepayment Date” means the date identified in a Prepayment Election Notice as the particular date on which the Borrower intends to make the prepayment specified therein, which date must be a Business Day and shall not be on a Payment Date or the last day of any Fiscal Quarter.

“Interest Step-Up Rate” means an additional 3.00% per annum on the outstanding principal balance of all outstanding Advances. For the avoidance of doubt, this Interest Step-Up Rate is additional to the interest rate charged under the FFB Note Purchase Agreement.

“Investment Company Act” means the United States Investment Company Act of 1940.

“Investment Grade” means a rating of at least BBB- (or the equivalent rating), without a negative outlook that such rating is on watch to be downgraded below BBB- (or the equivalent rating), from S&P or Fitch, or at least Baa3 (or the equivalent rating), without a negative outlook that such rating is on watch to be downgraded below Baa3 (or the equivalent rating), from Moody’s.

“Judgment Currency” has the meaning given to such term in Section 11.06 (Judgment Currency).

“Justice40 Initiative Guidance” means that certain General Guidance for Justice40 Implementation by DOE to the Justice40 Initiative established pursuant to Executive Order 14008, Tackling the Climate Crisis at Home and Abroad, issued on January 27, 2021, as amended, modified or supplemented from time to time.

“Knowledge” means, with respect to the Borrower, the actual knowledge of all officers of the Borrower with primary management or supervisory responsibilities with respect to any Eligible Project or the Project Portfolio or who have critical influence on or substantial control over the Borrower, any Eligible Project or the Project Portfolio, and any knowledge which any such Person should have been obtained in the diligent performance of their duties, functions and responsibilities.

“KYC Party” has the meaning given to such term in Section 5.01(b)(ii) (KYC Requirements).

“Late Charge” has the meaning given to such term in the FFB Note.

“Late Charge Rate” has the meaning given to such term in the FFB Note.

“Lease” means any agreement that would be characterized under GAAP as an operating lease.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease Obligation having substantially the same economic effect as any of the foregoing).

“Maintenance Fee” means a maintenance fee in respect of DOE’s administrative expenses in servicing and monitoring the Eligible Projects and the Financing Documents during the construction, start-up, commissioning and operation of the Eligible Projects. The Maintenance Fee payable annually shall be the Initial Maintenance Fee.

“Mandatory Prepayment” means the prepayment of any outstanding Guaranteed Loan, in whole or in part pursuant to Section 3.05(c) (Mandatory Prepayments).

“Mandatory Prepayment Amounts” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“Mandatory Prepayment Event” has the meaning given to such term in Section 3.05(c)(i) (Mandatory Prepayments).

“MARAD” means the United States Maritime Administration, or any successor agency in accordance with applicable law.

“Material Adverse Effect” means (a) a change in the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole that could reasonably be expected to materially and adversely affect the Borrower’s ability to perform its obligations under the Financing Documents or (b) a material adverse effect on (i) the validity or enforceability of this Agreement or any of the other Financing Documents or (ii) the rights and remedies of the Secured Parties, taken as a whole, under this Agreement or any other Financing Document.

“Maximum Guaranteed Loan Amount” has the meaning given to such term in Section 2.01(a) (Purchase of the FFB Note).

“Memorandum of Understanding” means the executed Memorandum of Understanding by and between DOE and the Borrower which sets forth the rights and responsibilities of the parties in connection with the environmental review process pursuant to NEPA and related consultations pursuant to Environmental Laws.

“Merger Transaction” has the meaning given to such term in Section 9.03 (Fundamental Changes).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Property” has the meaning ascribed to it in the FMB Indenture.

“Multiemployer Plan” means a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NEPA” means the National Environmental Policy Act, 42 U.S.C. §§4321 et seq., and all regulations promulgated thereunder, and publicly available determinations, as either amended or modified from time to time.

“New Covenants” has the meaning given to such term in Section 7.23 (MFN Provision).

“No Federal Funding Certificate” means either the Certificate delivered from the Borrower to DOE on October 25, 2024, a certificate delivered on the Execution Date in substantially the same form or any additional certificates in substantially the same form delivered during the term of this Agreement.

“Non-Appealable” means, with respect to any Required Approval, unless otherwise agreed by DOE (a) such Required Approval is not subject to any pending appeal, intervention or similar proceeding (including any Adverse Proceeding) or any unsatisfied condition which may result in withdrawal, suspension, withholding, termination, modification or revocation; and (b) all applicable appeal periods have expired (except for any Required Approval which does not have any limit on an appeal period under Applicable Law).

“Non-Recourse Debt” means Indebtedness of the Borrower or any of its Significant Subsidiaries that is incurred in connection with the acquisition, construction, sale, transfer or other Disposition of specific assets, to the extent recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited (a) to such assets, or (b) if such assets are (or are to be) held by a Subsidiary formed solely for such purpose, to such Subsidiary or the Equity Interests of such Subsidiary.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means certificate of a Responsible Officer of the Borrower.

“OMB” means the Office of Management and Budget of the Executive Office of the President of the United States.

“Opinion of Borrower’s Counsel re: Borrower Instruments” has the meaning given to such term in the FFB Note Purchase Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice (or as contemplated by such Person’s business plan) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to:

(a)	any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended;

(b)	any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended;

(c)	any general partnership, its partnership agreement, as amended; and

(d)	any limited liability company, its articles of organization, as amended, and its operating agreement, as amended.

“Overdue Amount” means any amount owing under the FFB Note that is not paid when and as due.

“Parent” means PG&E Corporation, a California corporation.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Pub. L. 107-56).

“Payment Date” means each January 17 and July 17 or, in each case, if such day is not a Business Day, the next Business Day, commencing on the first Payment Date to occur after the initial First Advance Date to occur.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, trust company, unincorporated organization or Governmental Authority.

“Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Petition Interest” means all interest (or entitlement to fees or expenses or other charges) accruing or that would have accrued after the commencement of any Insolvency Proceeding, irrespective of whether a claim for post-filing or petition interest (or entitlement to fees or expenses or other charges) is allowed in any such Insolvency Proceeding.

“Prepayment Election Notice” has the meaning given to such term in the FFB Note.

“Prepayment Event Covenants” has the meaning given to such term in Section 10.01 (Events of Default).

“Prepayment Price” has the meaning given to such term in the FFB Note.

“Prepayment Trigger Date” means:

(a) with respect to the election of the Borrower to prepay all Advances relating to an applicable Eligible Project, (i) unless the Borrower is attempting to Remediate the applicable Specified Covenant Event, the earlier of (A) the date of notice of the occurrence of a Specified Covenant Event from DOE to the Borrower and (B) the date on which the Borrower obtains Knowledge of such Specified Covenant Event and (ii) if the Borrower is attempting to Remediate the applicable Specified Covenant Event, the date on which the Borrower notifies DOE in writing that it either cannot successfully Remediate or has elected not to continue to attempt to Remediate such Specified Covenant Event;

(b) with respect to the election of a Specified Prepayment Event by the Borrower on account of a breach of a Prepayment Event Covenant, the earlier of (i) the date of notice of the occurrence of a breach of the applicable Prepayment Event Covenant from DOE to the Borrower and (ii) the date on which the Borrower obtains Knowledge of the breach of such Prepayment Event Covenant; and

(c) with respect to the election of a Specified Prepayment Event by the Borrower on account of a breach of a Specified Prepayment Event Covenant, the date on which the Borrower notifies DOE in writing that it either cannot successfully Remediate or has elected not to continue to attempt to Remediate the applicable Specified Covenant Event.

“Principal Payment Date” with respect to each Advance means the earlier of (a) the Payment Date immediately following the twenty-second (22nd) anniversary of the date of such Advance and (b) the Final Maturity Date.

“Principal Persons” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower or any Person holding equivalent positions of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer and any other Financial Officer of the Borrower.

“Process” means any operation or set of operations that are performed on data or on sets of data, whether or not by automated means, including creation, receipt, maintenance, access, acquisition, use, disclosure, transmission, storage, retention, processing, destruction, modification or transfer (including cross-border transfer), and the words “Processing”, “Processed”, and similar constructions shall have corresponding meanings.

“Program Requirements” means all of the following:

(a)	Title XVII; and

(b)	the Applicable Regulations.

“Prohibited Jurisdiction” means any country, territory or jurisdiction that:

(a)

at any time, is itself the target of comprehensive country-wide or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the region called Donetsk People’s Republic, and the region called Luhansk People’s Republic), including any general export, import, financial or investment embargo under Sanctions;

(b)	has been designated by the Secretary of Treasury under Section 311 or 312 of the Patriot Act, as warranting special measures due to money laundering concerns; or

(c)

has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the U.S. is a member, such as the Financial Action Task Force on Money Laundering, and with which designation the U.S. representative to the group or organization continues to concur.

“Prohibited Person” means any Person:

(a)

named, identified, or described on the list of “Specially Designated Nationals and Blocked Persons” (Appendix A to 31 C.F.R. chapter V) as published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/, or at any replacement website or other replacement official publication of such list;

(b)

named, identified or described on any other blocked persons list, denied persons list, designated nationals list, entity list, debarred party list, unverified list, Sanctions list or other list of designated individuals or entities with whom U.S. persons are in any way prohibited from conducting business, published or maintained by any agency or instrumentality of the United States, including lists published or maintained by OFAC, the U.S. Department of Commerce, and the U.S. Department of State;

(c)	organized, resident, domiciled, or located in a Prohibited Jurisdiction;

(d)	that is or constitutes the government of, or any Person owned or controlled by the government of, a Prohibited Jurisdiction;

(e)	of which fifty percent (50%) or more is owned or controlled by, or acting for or on behalf of, any persons described in clauses (a) to (d);

(f)	controlled by, or acting on behalf of, any Person that is subject to or the target of, any Sanctions;

(g)	that is otherwise subject to or a target of Sanctions;

(h)	that is debarred or suspended from contracting with the U.S. government or any agency or instrumentality thereof;

(i)

that is debarred, suspended, proposed for debarment with a final determination still pending or declared ineligible or voluntarily excluded (as such terms are defined in any of the Debarment Regulations) from contracting with the U.S. government, any U.S. department or agency or instrumentality thereof or otherwise participating in procurement or non-procurement transactions with any U.S. government or any department or agency or instrumentality thereof pursuant to any of the Debarment Regulations;

(j)

that has, within the past twenty-four (24) months from the Execution Date and any time following the Execution Date, been indicted, convicted or has had a Governmental Judgment rendered against it for any of the offenses listed in any of the Debarment Regulations;

(k)	subject to a “statutory disqualification”, as defined in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; or

(l)	whose direct or indirect owners of ten percent (10%) or more of its Equity Interests, by value or vote, include any Prohibited Person listed above.

“Project” has the meaning given to such term in the preliminary statements.

“Project Costs” means those costs, including escalation and contingencies, identified in and permitted by Sections 609.2 and 609.10 of the Applicable Regulations as determined by DOE (including, in DOE’s sole discretion and to the extent permitted under the Applicable Regulations, the cost of refinancing outstanding indebtedness).

“Project Portfolio” means, collectively, all Eligible Projects approved under this Agreement.

“Property” means any present or future right or interest in, to or under any assets, equipment, facilities, contracts, leaseholds, business, receivables, revenues, accounts, or other property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Project” means any Project that Borrower is submitting for consideration to be an Eligible Project.

“Qualified Investment Fund” means an investment fund in relation to which:

(a)

such fund and each of its Fund Parties have provided all requested documentation and other information related to, and has otherwise satisfied, the “know your customer” due diligence requirements of each Secured Party pursuant to its policies; and

(b)	the relevant Fund Parties have certified in writing, to the satisfaction of DOE, that:

(i)

due diligence on the fund’s limited partners, members, or shareholders has been performed in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(ii)

the Fund Parties have developed and will maintain due diligence policies and procedures for prospective members or shareholders in accordance with the fund’s anti-money laundering and “know your customer” policies that are consistent with applicable legislation, regulations, or industry guidelines;

(iii)	the Fund Parties being reviewed is not a Prohibited Person; and

(iv)	no ultimate beneficial owner in such Fund Party, together with its Controlled Affiliates, owns in the aggregate ten percent (10%) or more of the direct or indirect Equity Interests in the Borrower.

“Qualified Public Company Shareholder” means each Person that holds, directly or indirectly, shares or other Equity Interests in a company, which shares are not restricted or closely held, but are freely available to the public for trading on any national securities exchange approved by or registered with the competent securities regulator of the relevant country.

“Qualified Securitization Bond Issuer” means a Subsidiary of the Borrower formed and operating solely for the purpose of (a) purchasing and owning property created under a “financing order” (as such term is defined in the California Public Utilities Code) or similar order issued by the CPUC, (b) issuing such securities pursuant to such order, (c) pledging its interests in such property to secure such securities and (d) engaging in activities ancillary to those described in clauses (a), (b) and (c).

“Quarterly Principal Amount” has the meaning given to such term in Section 3.05(b) (Prepayments).

“Quarterly Specified Principal Amount” has the meaning given to such term in Section 3.05(b) (Prepayments).

“Real Property” means, with respect to any Person, all right, title and interest of such Person in and to any and all parcels of real property owned, leased or encumbered by such Person, together with all improvements and appurtenant fixtures, equipment, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Recoverable” means, with respect to any loss, fine, fee, cost, expense or other similar amounts, that such loss, fine, fee, cost, expense or other similar amounts are reasonably expected by the Borrower to be recoverable as a component of the Borrower’s revenues, or from other sources, including insurance policies, refunds, warranty claims and recoveries from third parties, in each case, to the extent such source has not denied or declined to make payment for such amount or has not contested the payment of such amount.

“Regulation U” means Regulation U of the Federal Reserve Board as in effect from time to time.

“Reimbursement Amounts” has the meaning given to such term in Section 4.01(c)(i) (Reimbursement and Other Payment Obligations).

“Reimbursement Obligation” means the obligation of the Borrower to reimburse DOE pursuant to Article IV (Payment Obligations; Reimbursement).

“Release” means, with respect to Hazardous Substances, any disposing (including the abandonment or discarding of barrels, containers and other closed receptacles containing Hazardous Substances), discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migrating into, through or upon the environment (including any land, water or air), and “Released” shall have a corresponding meaning.

“Release Date” means the date on which all of the Secured Obligations (other than inchoate indemnity obligations) have been paid in full and the Guaranteed Loan has been reduced to zero (0).

“Remediated” means, with respect to an Eligible Project MAE or Specified Covenant Event, that the Borrower has (a) made prepayments associated with the applicable Eligible Project in accordance with Section 3.05(b) (Prepayments), (b) satisfied the terms and conditions of the applicable Remediation Plan or (c) otherwise successfully contested the assertion giving rise to such Specified Covenant Event.

“Remediation Plan” means with respect to any event of non-compliance with any Environmental Law, Government Approvals, Applicable Law or Program Requirement under Section 10.01(d) (Specified Breaches Under the Financing Documents), a plan of correction with a timetable for curing or otherwise resolving or remediating such event of non-compliance (a) that has been approved by a court of competent jurisdiction, or the lead Governmental Authority with enforcement responsibility with respect to such matter, or DOE, as the case may be or (b) for any plan of correction relating to non-compliance occurring less than two hundred seventy (270) days prior, that has been submitted to a court of competent jurisdiction or such Governmental Authority and has not been formally rejected.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30)-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Requested Advance Date” means, for any Advance Request, the date requested by the Borrower for FFB to make an Advance under the FFB Note, which may not be (a) on the last seven (7) Business Days of the months of March, June, September and December; (b) on the last three (3) Business Days of any other calendar month; or (c) during the period from September 15 through and including the third Business Day of October of each year.

“Required Approvals” means all Governmental Approvals and other consents and approvals of third parties necessary or required under Applicable Law or any Contractual Obligation for:

(a)	the due execution, delivery recordation, filing or performance by the Borrower of any Financing Document, including any FFB Document, in each case, to which it is, or is intended to be, a party;

(b)	the issuance of the FFB Note and the borrowings under the FFB Documents, the use of the proceeds thereof and the Reimbursement Obligations;

(c)	the grant of all Liens granted pursuant to the Indenture Documents;

(d)	the perfection or maintenance of all Liens created under the Indenture Documents; or

(e)

the exercise by any Secured Party of its rights under any of the Financing Documents or the remedies in respect of the Mortgaged Property pursuant to the Indenture Documents (other than, for purposes of this clause (e), as of any date of determination, any such Governmental Approvals or other consents and approvals that cannot be obtained as of such date).

“Required Approvals Schedule” means the schedule listing all Required Approvals attached hereto as Schedule 5.01(n) (Required Approvals Schedule).

“Responsible Officer” means:

(a)	with respect to any Person:

(i)

that is a corporation, the chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of such Person;

(ii)

that is a partnership, each general partner of such Person or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, any Person holding equivalent positions in such corporations, or any other Financial Officer of a general partner of such Person;

(iii)

that is a limited liability company, the manager, managing partner or duly appointed officer of such Person, the individuals authorized to represent such Person pursuant to the Organizational Documents of such Person, or the chairman, chief executive officer, president, vice president, assistant vice president, treasurer, assistant treasurer, or any Person holding equivalent positions in such corporations, or any other Financial Officer of the manager or managing member of such Person; or

(b)

with respect to the Borrower, only those individuals holding any of the foregoing positions whose names appear on the relevant certificate of incumbency delivered pursuant to Section 5.01(i) (Execution Date Certificates), in each case, as such certificate of incumbency may be amended from time to time to identify the individuals then holding such offices and the capacity in which they are acting.

“SAM” means the System for Award Management electronic database administered by the United States General Services Administration, found at www.sam.gov.

“Sanctions” means (a) any economic, financial, and trade sanctions laws and export controls, Applicable Laws, regulations, embargoes or restrictive measures administered or enforced by the United States government, including OFAC, the U.S. Department of State, and the U.S. Department of Commerce; (b) any U.S. Executive Orders imposing economic or financial sanctions on any individuals, entities, countries or regimes; and (c) any multilateral economic or trade sanctions in which the United States participates.

“SCADA” means Supervisory Control and Data Acquisition.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secretary of Energy” means as of any date, the then-current secretary of the U.S. Department of Energy or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Labor” means as of any date, the then-current secretary of the U.S. Department of Labor or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secretary of Treasury” means as of any date, the then-current secretary of the U.S. Department of Treasury or, in their absence, the person discharging their duties or exercising their prerogatives in accordance with applicable law.

“Secured Obligations” means, at any time, all FFB Note Obligations and all other amounts owed to DOE or any other Secured Party under the Financing Documents, including accrued interest thereon, fees, Secured Party Expenses, penalties and indemnity obligations.

“Secured Party” means each of:

(a)	DOE;

(b)	FFB;

(c)	the Custodial Agent; and

(d)	any other holder of any Secured Obligations outstanding at any time.

“Secured Party Advisor” means each of:

(a)	the Technical Advisor;

(b)	the Financial Advisor;

(c)	Baker Botts L.L.P., as New York legal counsel to DOE; and

(d)

each other advisor, legal counsel or consultant (including any environmental consultant) retained by DOE from time to time in connection with the Guaranteed Loan, the Project Portfolio, any Eligible Project, or the Financing Documents.

“Secured Party Expenses” means any out-of-pocket costs, expenses and other amounts paid or incurred by any Secured Party from time to time in connection with the due diligence of the Borrower, the Project Portfolio, any Eligible Projects and the preparation, execution, recording and performance of this Agreement, the other Financing Documents and any other documents and instruments related to this Agreement or thereto (including legal opinions), including any of the following:

(a)

recordation and other costs, fees and charges in connection with the execution, delivery, filing, registration, or performance of the Financing Documents or the perfection of the security interests in the Mortgaged Property;

(b)	fees, charges, and expenses of any Secured Party Advisors;

(c)	commissions, charges, costs and expenses for the conversion of currencies;

(d)	other fees, charges, expenses and other amounts from time to time due to any Secured Party under or in connection with the Financing Documents;

(e)	fees and expense of the legal counsel, consultants and advisors of any Secured Party with respect to any of the foregoing; and

(f)	DOE Extraordinary Expenses.

“Secured Party Force Majeure Event” means any act, event or circumstance that is beyond the control of any Secured Party or such party’s respective agents, including any act or provision of any present or future law or regulation of any Governmental Authority (other than FFB or DOE, unless DOE or FFB, as the case may be, is issuing such regulation in compliance with Applicable Law), any act of God, fire, flood, severe weather, epidemic, quarantine restriction, explosion, sabotage, strike or other material labor disruption, act of war, act of terrorism, riot, civil commotion, lapse of the statutory authority of the United States Department of the Treasury to raise cash through the issuance of Treasury debt instruments, the unavailability of the Federal Reserve Bank wire, disruption or failure of the Treasury Financial Communications System or other wire or communication facility, closure of the federal government, unforeseen or unscheduled closure or evacuation of such Secured Party’s office or any other similar event.

“Securitized Bonds” means, without duplication, securities, however denominated, that are (i) issued by a Qualified Securitization Bond Issuer, (ii) secured by or otherwise payable from charges authorized by the financing order referred to in clause (a) of the definition of “Qualified Securitization Bond Issuer,” and (iii) non-recourse to the Borrower or any of its Subsidiaries (other than the issuer of such securities).

“Senior Bond” means any new First Mortgage Bonds issued to the Custodial Agent pursuant to the Supplemental Indenture acceptable to DOE and the Custodial Agent in accordance with the issuance of such new First Mortgage Bonds pursuant to Section 5.01(c) (Financing Documents).

“Significant Subsidiary” has the meaning specified in Article 1, Rule 1-02(w) of Regulation S-X of the Exchange Act as of the Execution Date, provided that notwithstanding the foregoing, no special purpose finance subsidiary, no A/R Securitization Subsidiary (or Subsidiaries of any A/R Securitization Subsidiary) nor any Qualified Securitization Bond Issuer (or Subsidiaries of any Qualified Securitization Bond Issuer) shall constitute a Significant Subsidiary. Unless otherwise qualified, all references to a “Significant Subsidiary” or to “Significant Subsidiaries” in this Agreement shall refer to a “Significant Subsidiary” or “Significant Subsidiaries” of the Borrower.

“Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the applicable date of determination, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation on a going concern basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated and going concern basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the Ordinary Course of Business, (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the Ordinary Course of Business and (iv) the Borrower and its Subsidiaries are not engaged in businesses, and are not about to engage in businesses for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing as of the date of determination, would reasonably be expected to become an actual and matured liability.

“Specified Covenant Event” has the meaning given to such term in Section 10.01(d) (Specified Breaches Under the Financing Documents).

“Specified Covenants” has the meaning given to such term in Section 10.01(d) (Specified Breaches Under the Financing Documents).

“Specified Exchange Act Filings” means the Borrower’s Form 10-K annual report for the year ended December 31, 2023 and each and all of the Form 10-Qs and Form 8-Ks (and to the extent applicable proxy statements) filed by the Borrower or the Parent with the SEC after December 31, 2023 and prior to the date that is one (1) Business Day before the Execution Date.

“Specified Prepayment Event” means the written election of the Borrower to DOE to prepay, in full, all Advances outstanding under the Guaranteed Loan pursuant to either the third from final paragraph or the penultimate paragraph of Section 10.01 (Events of Default).

“Specified Prepayment Event Covenants” has the meaning given to such term in Section 10.01 (Events of Default).

“Standard A/R Securitization Obligations” means representations, warranties, covenants, indemnities, repurchase obligations, servicing obligations, guarantees, intercompany notes and obligations relating to contributions of A/R Securitization Assets to an A/R Securitization Subsidiary and other obligations entered into by the Borrower or any of its Subsidiaries which are reasonably customary in A/R Securitization Transactions.

“Standard & Poor’s” or “S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Indenture” means the supplemental indenture, dated as of the Execution Date, between the Borrower and the Indenture Trustee with respect to the FMB Indenture.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Tax Certificate” has the meaning given to such term in Section 5.01(i)(ii) (Execution Date Certificates).

“Taxes” means all taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties or additions thereto imposed in respect thereof.

“Technical Advisor” means ICF International Inc. and its DOE-approved contractors, or such other Person appointed from time to time by DOE to act as technical advisor engineer in connection with the Project Portfolio.

“Term Sheet” means the Summary Terms and Conditions for Loan Guarantee under U.S. Department of Title XVII Loan Program attached to the Conditional Commitment Letter.

“Test Date” has the meaning given to such term in Section 3.05(c)(i)(A) (Mandatory Prepayments).

“Title XVII” has the meaning given to such term in the preliminary statements.

“Transmission Code” means the code delivered by DOE to each of the Authorized Transmitters of the Borrower.

“UCC” means the Uniform Commercial Code as adopted and in effect in the State of New York.

“United States” and “U.S.” mean the United States of America.

“Utility RCF” means that certain Credit Agreement, dated as of July 1, 2020, among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, Citibank, N.A., as administrative agent and Citibank, N.A., as designated agent, as the same may be amended, amended and restated or otherwise modified from time to time.

“Validation Process and Procedures” means the validation process and procedures set forth in Schedule 5.04(a) (Validation Process and Procedures).

“Virtual Power Plant Projects” or “VPPs” means Projects that involve aggregating and orchestrating DERs to provide utility-scale, utility-grade services, including investments in SCADA systems, grid equipment capacity upgrades and resilience measures.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SCHEDULE 5.01(n)

REQUIRED APPROVALS

1.	Decision 23-04-041 of the California Public Utilities Commission

Schedule 5.01(n) - 1

SCHEDULE 5.04(a)

VALIDATION PROCESS AND PROCEDURES

1.

Introduction. The Validation Process and Procedures (also known as the “Conveyor Belt Process”) is the orderly, iterative intake process that entails the Borrower’s submission of information to DOE on Proposed Projects, for DOE’s review and decision-making of such Proposed Projects’ suitability for receiving funding under this Agreement, subject to the conditions and requirements of the Agreement. The Conveyor Belt Process is separate from (and precedes) the Advance process.

2.	Eligible Projects.

a.

Pursuant to the Agreement, Borrower may, from time to time, propose and submit one or more Proposed Projects to DOE for eligibility determination. At the time of submission of an Intake Form, Borrower will identify the assets comprising the Proposed Project for submission hereunder.

b.

Subject to Section 3.05(a)(iii) of the Agreement in all respects, the Maximum Guaranteed Loan Amount shall not be reduced by the amount of anticipated Project Costs against which Advances were not drawn prior to the withdrawal or Abandonment or Termination of a Proposed Project or Eligible Project (as applicable) as permitted hereunder.

3.	Batching of IPs for DOE Review.

a.	For efficient processing by DOE, the Borrower will submit Proposed Projects to DOE in Batches.

b.

A “Batch” is defined as one or a group of Proposed Projects for which the Borrower is submitting complete information to DOE at one time (such complete information to include all elements required pursuant to Paragraph 4 below but excluding Paragraph 4(b)(y)(i), the “Complete Information”). Subject to the foregoing sentence, incomplete or piecemeal submission of information for a given Proposed Project or Batch is not acceptable and will not be processed.

c.

To the extent possible, Borrower shall use its commercially reasonable efforts to formulate Batches to facilitate efficient processing by DOE, including based on the following guidance, listed in order of priority:

i.	Alignment of Proposed Projects on the basis of timing of construction start (i.e., Proposed Projects with near-term construction start dates warrant a higher priority for timely submission to DOE).

ii.

Alignment of NEPA approach amongst the Proposed Projects in the Batch (e.g., one categorical exclusion for five Proposed Projects would provide for a streamlined process if all five Proposed Projects were submitted in a single Batch). For the avoidance of doubt, Borrower shall not be required to include within a Batch only Proposed Projects having a common NEPA approach.

d.

The Borrower may submit no more than one Batch per calendar month (and each Batch submission spaced by a minimum of thirty (30) days); provided that, if a Batch consists of a single Proposed Project, then such Batch can be submitted in the same month as one other Batch.

Schedule 5.04(a) - 1

e.

Within ten (10) Business Days from the date that DOE has received Complete Information on a given Proposed Project in a Batch and received complete responses from the Borrower for requests for additional missing, needed or required information pursuant to Paragraph 6.b below for such Batch, DOE will use commercially reasonable efforts to provide to Borrower a written indication of 1706 program eligibility for such Proposed Project; provided that such ten (10) Business Day period may be extended in the case of a Batch submission with over ten (10) Proposed Projects or in the case of any Proposed Project in the Batch that DOE reasonably deems to have a higher degree of complexity.

f.

It is expressly understood, acknowledged, and agreed Borrower’s inability or failure (including utilizing commercially reasonable efforts) to provide Complete Information to DOE or to properly Batch will not modify or reduce DOE’s right to make a future eligibility determination of one or more Proposed Projects upon resubmission.

4.	Intake Form, Submissions and Review.

a.

The “Intake Form” shall mean the primary document by which Borrower submits information on Proposed Projects for review by DOE in accordance with these Validation Process and Procedures, which shall be in the form attached hereto as Annex I to this Schedule 5.04(a), subject to updates by DOE from time to time. Borrower shall submit each Intake Form in accordance with the instructions therein, including all supporting documentation. Submission of notices, forms and information hereunder shall be pursuant to Section 11.04 of the Agreement, except to the extent DOE and the Borrower have agreed in writing to additional or replacement data submission guidelines for purposes of these Validation Process and Procedures, including the adoption of a software tool to facilitate the submission of the Intake Form and supporting documentation.

b.

Together with each Intake Form, unless otherwise noted, the Borrower will submit for each Batch (x) a cover letter substantially in the form attached hereto as Annex II to this Schedule 5.04(a) and (y)(i) within five (5) Business Days following the publication date of the applicable NEPA document(s) filed by DOE for a given Proposed Project in accordance with Paragraph 7(b)(iii) of this Schedule 5.04(a) (such publication date, a “NEPA Completion Date”), a certificate of a Responsible Officer regarding the accuracy of certain Davis-Bacon Act Requirements-related information provided in the Intake Form substantially in the form attached hereto as Annex III to this Schedule 5.04(a), provided, that, as of the date the Intake Form is submitted (if submitted on or before July 17, 2025), Borrower does not need to provide certifications related to Davis-Bacon Act Requirements, it being understood that such certifications may be submitted at a later time (but not later than July 17, 2025), except in respect of any Proposed Projects in respect of which an EP Approval Notice has been issued on the Execution Date, for DOE’s review in connection with these Validation Process and Procedures; provided further, that in any case prior to July 17, 2025 in which there is more than a 30-day gap between a Proposed Project’s NEPA Completion Date and the Borrower’s certification related to Davis-Bacon Act Requirements, the Borrower will provide to DOE, concurrently with the certification, a bringdown certificate in a mutually agreeable form which shall notify DOE (I) of any new information material to the Proposed Project or any information that is materially different from the information previously provided pursuant to Paragraph 4 or in the written responses to questions from DOE and its advisors, in each case since commencement of

Schedule 5.04(a) - 2

the Validation Process and Procedures, together with details of such information; or (II) that there is no such new or materially different information to report on the Proposed Project, and (y)(ii) a certificate of a Responsible Officer regarding the accuracy of all other information provided in the Intake Form substantially in the form attached hereto as Annex III to this Schedule 5.04(a) (in each case, as such forms may be supplemented or modified from time to time by DOE in a manner conforming to this Agreement or with the consent of the Borrower), including:

i.	A brief summary of each Proposed Project contained in the Batch along with the estimated start date of construction for each Proposed Project.

ii.	A summary of the Borrower’s proposed NEPA / environmental review approach for each Proposed Project contained in the Batch.

iii.	Certifications (by a Responsible Officer) for the accuracy of certain information provided in the Intake Form for each Proposed Project contained in the Batch.

5.	[Reserved].

6.	Program Requirements.

a.

Upon receipt of an Intake Form in accordance with Paragraph 4 and the related cover letter, associated certificates, and receipt of all information required thereunder concerning such Proposed Project(s), DOE will review each applicable Proposed Project for eligibility in accordance with all Program Requirements. DOE may request in writing any information that is missing or otherwise needed or any required changes to such submitted items, in order to make its determination.

b.

The Borrower is expected to respond to such requests as promptly as reasonably practicable given the circumstances (and shall use its commercially reasonable efforts to respond within five (5) Business Days).

c.

DOE shall use its good faith efforts to review and approve Proposed Projects for which it has received from Borrower the required Proposed Project documentation (including documentation and information responsive to DOE additional request) as soon as is reasonably practicable. The Parties anticipate the duration from submission of Complete Information, including required materials and complete responses received from the Borrower to requests for additional missing, needed or required information pursuant to Paragraph 6.b above, to approval of the NEPA approach for a Proposed Project pursuant to Paragraph 7.a, below, should take approximately twenty (20) Business Days.

d.	The Proposed Projects must align with at least one of the Eligibility Criteria as described in Schedule 5.04(b) to be considered for DOE approval.

7.	NEPA Review.

a.	Phase 1: NEPA Approach Review and Approval Process.

i.	The Borrower will provide the proposed environmental review approach in the Batch cover letter for each Proposed Project in the Batch.

Schedule 5.04(a) - 3

ii.	For each of the Proposed Projects in the Batch, the Borrower will submit via the Intake Form the information required for DOE to determine the level of NEPA review.

iii.

DOE has the right to request additional documentation to assist in its environmental review determination. Borrower shall be permitted to provide additional information to support its proposed approach. It is anticipated that additional information (i.e., environmental resource surveys, prior NEPA documents, etc.) may be required to execute the environmental review process.

iv.

DOE will provide a written notification to the Borrower of its approval decision regarding the environmental approach for each Proposed Project in the Batch. Upon receipt of DOE’s approval of the environmental approach, Borrower shall undertake to complete the draft environmental review documentation for the Proposed Project(s).

b.	Phase 2: NEPA Documentation Review and Approval Process.

i.

Consistent with DOE’s written approval of the environmental review approach, the Borrower and its environmental team (internal and/or external) will undertake to complete draft NEPA and consultation documentation under the direction of DOE, and support DOE on related consultations.

ii.

Upon initiation of this Phase 2, the typical timeframe for completion by DOE of the NEPA process with respect to a Proposed Project that requires (i) a record of categorical exclusion is 1-3 months, depending on the need for special purpose law consultations or (ii) an environmental assessment is 6-9 months upon formal initiation (per 10 CFR 1021.301(c)), depending on the completeness of information provided by the Borrower and the timeline for special purpose law consultations. The preparation of environmental impact statements is not anticipated for any Proposed Projects. Notwithstanding the foregoing, the Parties acknowledge and agree that Borrower and the Proposed Project(s)’ compliance with environmental laws is subject to Applicable Law and DOE’s participation in, review, or approval of materials or approach does not constitute, amend, or modify the ultimate determination of compliance with Applicable Law, which ultimately is in the determination of the relevant Governmental Authority. Alternatively, if DOE adopts another federal agency’s NEPA document, DOE’s publication of a signed finding of no significant impact with respect to adopting another agency’s environmental assessment or DOE’s publication of a signed record of decision with respect to adopting another agency’s environmental impact statement constitutes the completion of DOE’s environmental review process.

iii.

DOE will independently evaluate, sign, and publish each NEPA document. DOE’s publication of a signed record of categorical exclusion or final environmental assessment and signed finding of no significant impact constitutes the completion of DOE’s environmental review process.

Schedule 5.04(a) - 4

c.

Should Borrower proceed with construction, site development, deployment, implementation, or operation (other than permitted activities, which shall include (i) developments of plans or designs or performance of other activities as necessary to support an application for Federal, State, Tribal or local permits or assistance, (ii) acquisition of interests in land; (iii) purchase of equipment, (iv) entry into purchase options and (v) any activities approved by DOE (collectively, “Permitted Activities”)) of a Proposed Project before DOE or another federal agency has completed the environmental review pursuant to NEPA, DOE may, prior to the issuance of an EP Approval Notice in respect thereof but subject to Borrower’s rights and remedies in this Schedule 5.04(a), exclude any portion of the Proposed Project associated with such actions, resulting in any associated costs being excluded as a reimbursement cost and potentially excluded as Eligible Project Costs (defined at 10 CFR § 609.10) or the Proposed Project presented to DOE may be rejected.

8.	Regulatory Commission Approval Documentation Review.

a.	For Proposed Projects for which the CPUC governs cost recovery approval:

i.

The Borrower will provide to DOE applicable CPUC written rulings or determinations of the project cost recovery dollar amount currently in force approving each Proposed Project submitted for DOE’s review, and a comparison to the Borrower’s total budgeted costs for the Proposed Project. The Borrower will cite CPUC order numbers, as applicable, and provide the relevant page or section number for documentation provided.

1.

For CPUC rulings or determinations made at the program level pertaining to the Proposed Project, the Borrower will provide evidence[1] that the Proposed Project has a sufficient allocation of the total project cost recovery dollar amount for the program.

b.	For Proposed Projects for which FERC ultimately provides cost recovery approval:

i.

The Borrower will provide to DOE applicable CAISO approvals evidencing that the Proposed Project is included in CAISO’s Transmission Plan and/or the Resources Interconnection Management System, as applicable. The Borrower will provide the relevant page or section number for any documentation provided; or

ii.	To the extent available, the Borrower will provide to DOE applicable evidence of FERC approval for cost recovery, and a comparison to Borrower’s total budgeted costs for the Proposed Project.

c.

In the event that the Borrower is unable to provide the documentation required under this Paragraph 8 (Regulatory Commission Approval Documentation Review) with respect to any Proposed Project, DOE may, in its reasonable discretion, accept other documentation satisfactory to DOE as sufficient evidence of the actual or expected regulatory approval of the Proposed Project.

9.	Additional Information Required in the Intake Form.

a.

As is further described in the instructions to the Intake Form, certain additional information is required to be submitted with the Intake Form in order to facilitate the future Advance process for Proposed Projects that are deemed Eligible Projects, and/or satisfy DOE reporting requirements. Such information includes (but is not limited to):

[1]	Note: This could be a breakdown of the projects and project budgets that Borrower is pursuing or intends to pursue for the given program.

Schedule 5.04(a) - 5

i.	Individual Project Budgets and Eligible Project Costs.

1.

As part of the Intake Form for each Proposed Project, the Borrower shall submit a reasonably detailed budget segmented by the Borrower’s estimate of Eligible Project Costs and ineligible Project Costs.

2.	DOE will review the budgets and may request any additional information required to complete its determination of the Eligible Project Costs.

ii.	Greenhouse Gas Emissions reduction estimates, provided in good faith and with respect to the Proposed Project (using the methodology attached as Annex II to Schedule 8.02).

iii.

Davis-Bacon Act Compliance Information, provided, that certifications pursuant to Paragraph 4(b)(y)(i) shall be due after the date of the Intake Form as stated in Paragraphs 3.b and 4(b)(y)(i) of this Schedule 5.04(a) (it being understood that, notwithstanding anything to the contrary in this Schedule 5.04(a), DOE shall not issue an EP Approval Notice with respect to any Proposed Project before the receipt by DOE of one or more certificates of a Responsible Officer of Borrower including, collectively, all information described in Paragraph 4(b)(y)(i) of this Schedule 5.04(a) and the bringdown certificate described in Paragraph 4(b)(y)(i) of this Schedule 5.04(a) (as applicable) in respect of such Proposed Project).

iv.	Jobs Creation estimates.

v.	Other Federal Support Information.

10.	Eligible Project Confirmation and Other Responses.

a.

Once DOE has completed the program eligibility, NEPA Approval Process and Regulatory Commission Approval review and deemed a Proposed Project to be approved for financing under the Agreement, DOE will issue an EP Approval Notice to Borrower indicating that the Proposed Project is an Eligible Project under the Agreement.

b.	DOE’s approval or disapproval will be provided on the basis of a Proposed Project, not a Batch.

c.

Upon DOE’s determination that a Proposed Project is not an Eligible Project, or if DOE becomes aware of any deficiencies with respect to such Proposed Project (including the form or contents of the applicable Intake Form) that may slow or hinder any determinations by DOE hereunder, DOE shall reasonably promptly notify Borrower in writing with reasonable supporting detail.

d.

If a Proposed Project does not receive DOE approval, the Borrower shall not be prevented from reasonably re-submitting such Proposed Project for DOE’s re-evaluation and/or remedying any deficiencies (or withdrawing such Proposed Project).

Schedule 5.04(a) - 6

11.

Pre-Approved Projects. As of the Execution Date, the Projects listed and described on an EP Approval Notice if unchanged in the form attached as Exhibit F to the Agreement (the “Pre-Approved Projects”) have been deemed by DOE to be Eligible Projects.

12.	Other Proposed Projects Submitted Prior to the Execution Date.

a.

DOE shall issue an EP Approval Notice in respect of the Proposed Projects listed in this Paragraph 12.a, and such Proposed Projects shall be Eligible Projects, upon the receipt by DOE, on a single day (chosen at any time in Borrower’s sole discretion), of one or more certificates of a Responsible Officer of Borrower including all information described in Paragraph 4(b)(y) of this Schedule 5.04(a) and the bringdown certificate described in Paragraph 4(b)(y)(i) in respect of such Proposed Projects (not limited to certifications or other information related to Davis-Bacon Act Requirements), it being understood that such Proposed Projects have already satisfied, on and as of the Execution Date, the other requirements set forth in this Schedule 5.04(a) for issuance of an EP Approval Notice.

i.	1.1.1 Belden Anchor Project

ii.	2.2.1.1 North Dublin Anchor Project

iii.	2.3.1.1 Pittsburg Substation

b.

With respect to any other Proposed Project for which an Intake Form was submitted prior to the Effective Date, DOE shall not issue an EP Approval Notice before the receipt by DOE of one or more certificates of a Responsible Officer (made as of any date in Borrower’s sole discretion) of Borrower including, collectively, all information described in Paragraph 4(b)(y) of this Schedule 5.04(a) and the bringdown certificate described in Paragraph 4(b)(y)(i) (as applicable) in respect of such Proposed Projects. For the avoidance of doubt, (i) there is no certainty that any such Proposed Project will be able to meet the Eligible Criteria or any other conditions precedent to be deemed an Eligible Project, and (ii) complete information has not yet been provided to DOE for any of these Proposed Projects.

13.

Process Improvements. Borrower and DOE acknowledge and agree that the Validation Process and Procedures may benefit from modifications and supplements from time to time, including to increase the efficiency and effectiveness of DOE’s determinations that Projects are Eligible Projects. In furtherance thereof, if Borrower or DOE proposes in writing any such modification or supplement (or proposes discussions concerning potential modifications or supplements), DOE and Borrower shall use good faith efforts to discuss such matters as soon as reasonably practicable and make available personnel at reasonably appropriate times and levels of seniority for discussion. For the avoidance of doubt, such discussions shall remain subject to this Agreement (including, without limitation, the Program Requirements) and shall not modify or limit Section 11.01 of the Agreement.

Schedule 5.04(a) - 7

Annex I

Form of Intake Form

[***]

Schedule 5.04(a) – Annex I – 1

Annex II

Form of Cover Letter

(Delivered pursuant to Schedule 5.04(a) of the Loan Guarantee Agreement)

Date of this Notice: [___], 20[___]

United States Department of Energy (“DOE”)

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re:	Project Polaris (LPO Loan Number EIR0005)

Ladies and Gentlemen:

PG&E hereby submits the enclosed Batch of Proposed Projects for review by the DOE. This Batch contains [insert count] Proposed Projects, which are listed in Schedule 1.

To comply with NEPA for the Proposed Projects, PG&E proposes the execution of the following environmental reviews:

•	[insert count] new Categorical Exclusions (covering Proposed Project ID numbers[2]: [])

•	[insert count] adoptions of other agency Environmental Assessments (covering Proposed Project ID numbers: [])

•	[insert count] adoptions of other agency Environmental Impact Statements (covering Proposed Project ID numbers: [])

•	[insert count] new Environmental Assessments/Inclusion in the Programmatic Environmental Assessment (covering Proposed Project ID numbers: [])

[Remainder of page intentionally left blank.]

[2]	Note: Proposed Project ID numbers to be inserted based on DOE tracking guidelines.

Schedule 5.04(a) – Annex II – 1

IN WITNESS WHEREOF, the undersigned has duly executed this Cover letter as of the date first written above.

PACIFIC GAS AND ELECTRIC COMPANY as Borrower

By:
Name:
Title:

Schedule 5.04(a) – Annex II – 1

Schedule 1

Proposed Project ID Number	Proposed Project Name	Brief Project Description	Total Project Costs	Construction Start Date[3]

[3]	Note to Form: For each row, indicate whether the date is estimated (future date) or actual (past date).

Schedule 5.04(a) – Annex II – 2

Annex III

Form of Intake Form Certificate

Date: ___________, 20__

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re: Project Polaris (LPO Loan Number EIR0005)

Ladies and Gentlemen:

This Intake Form Certificate is delivered to you pursuant to Paragraph 4(b)(y) of Schedule 5.04(a) of the Loan Guarantee Agreement, dated as of January 17, 2025 (the “Loan Guarantee Agreement”), by and between (i) Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as borrower (the “Borrower”), and (ii) the U.S. Department of Energy, as Guarantor and Loan Servicer (“DOE”).

All capitalized terms used in this Intake Form Certificate not otherwise defined herein shall have their respective meanings as specified in the Loan Guarantee Agreement.

In connection with the Intake Forms listed on Attachment [___] hereto4 submitted [together][in connection]5 with this certificate (the “Submitted Intake Forms”), the Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor and Loan Servicer, that as of the date hereof:

1.	The following Proposed Projects will retool, repower, repurpose, or replace energy infrastructure that has ceased operations: [insert Project ID Numbers and Project Names, or N/A]

2.

[6]The following Proposed Projects will enable operating energy infrastructure to avoid, reduce, utilize, or sequester air pollutants or anthropogenic emissions of greenhouse gases: [insert Project ID Numbers and Project Names, or N/A]

3.	[6]The following Proposed Projects reduce or avoid emissions of generation and/or transmission infrastructure: [insert Project ID Numbers and Project Names, or N/A]

4.	[6]The following Proposed Projects are necessary to enable or enhance the reduction or avoidance of emissions through the following pathways:

a.	Supporting the reduction in use of emitting energy infrastructure, notably gas-fired peaker plants: [insert Project ID Numbers and Project Names, or N/A]

[4]

Note: Insert identifying information which, unless otherwise agreed, would be the Intake Form file naming format of: the Project ID Number + Project Name + Intake Form final version number (e.g., “3.1.4.6 Big Dipper v5”).

[5]	Note: Use latter formulation for after-provided certifications related to Davis-Bacon Act Requirements pursuant to Paragraphs 3.b, 4(b)(y)(i) and 9.a.iii of Schedule 5.04(a).
[6]	Note: For Proposed Projects that are not generation or transmission infrastructure.

Schedule 5.04(a) – Annex III – 1

b.	Supporting the avoidance of the curtailment of renewable generation: [insert Project ID Numbers and Project Names, or N/A]

c.	Supporting relief in congestion (and associated line loss and reliability risk) in transmission infrastructure: [insert Project ID Numbers and Project Names, or N/A]

5.	The Total Project Costs for each Proposed Project are as shown in the Submitted Intake Forms.

6.

No Proposed Project in the Submitted Intake Forms has received or is pursuing any other federal funding, except pursuant to the pending applications or requests for Federal financial assistance described on Attachment [__] hereto, under which none of the Proposed Projects have been selected for an award as of the date hereof; provided that the Borrower may update this Attachment from time to time with written notice to DOE.

7.	Each Proposed Project has received CPUC regulatory approvals (as applicable), as described in the Submitted Intake Forms[, except as described on Attachment [__] hereto].

8.

Each Proposed Project has received either FERC approvals (as applicable) or CAISO approvals evidencing that the Proposed Project is included in CAISO’s Transmission Plan and/or the Resources Interconnection Management System (as applicable), in each case as described in the Submitted Intake Forms.[7]

9.	The Borrower’s anticipated level of environmental review for each Proposed Project is as described in the Submitted Intake Forms.

10.

The identification of known and/or reasonably expected environmental permits, licenses, and/or approvals (including CEQA-related review) for the construction and operation of each Proposed Project, as applicable, are as described in the Submitted Intake Forms, which may be supplemented from time to time with written notice to DOE.

11.	Construction has commenced on the following Proposed Projects:[8]

a.	[insert Project ID Number and Project Name]: [insert construction start date].[9]

12.	[Borrower has identified the appropriate wage determination(s) of the Secretary of Labor for each Proposed Project.][10]

13.

[For each Proposed Project that has commenced construction, all laborers and mechanics at the Proposed Project site that have performed “construction, alteration, repair, or modification” work (within the meaning of Davis-Bacon Act) have been paid wages at or above the appropriate wage determination(s) of the Secretary of Labor, or as described on Attachment [ ] hereto, the Borrower or the relevant DBA Contract Party have reserved amounts sufficient to make such a payment for workers that are in the process of being located.][10]

[7]	Note: See also Paragraph 8(c) of Schedule 5.04(a), which addresses other regulatory approval documentation.
[8]	Note: To be included with each certification pursuant to Paragraphs 4(b)(y)(i) and 4(b)(y)(ii) of Schedule 5.04(a).
[9]	Note: Repeat this sub-bullet for each applicable Proposed Project covered by this Intake Form Certificate.
[10]	Note: To be included in certifications related to Davis-Bacon Act Requirements pursuant to Paragraphs 3.b, 4(b)(y)(i) and 9.a.iii of Schedule 5.04(a).

Schedule 5.04(a) – Annex III – 2

14.	[There are no unresolved Davis-Bacon Act-related grievances at the Proposed Projects[, except as summarized in Attachment [__] hereto].][10]

(Signature page follows)

Schedule 5.04(a) – Annex III – 3

IN WITNESS WHEREOF, the undersigned has duly executed this Intake Form Certificate on behalf of the Borrower, in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the date first written above.

PACIFIC GAS AND ELECTRIC COMPANY as Borrower

By:
Name:
Title:

Schedule 5.04(a) – Annex III – 4

SCHEDULE 5.04(b)

ELIGIBILITY CRITERIA11

Proposed Projects must fully satisfy at least one of the following criteria in order to be characterized as Eligible Projects:

•	Projects that retool, repower, repurpose, or replace Energy Infrastructure that has ceased operations; or

•	Projects that enable operating Energy Infrastructure to avoid, reduce, utilize, or sequester air pollutants or anthropogenic emissions of greenhouse gases.

The following project types can be considered by DOE to be categorized as Eligible Projects for the Project Portfolio:

•

Hydropower refurbishment, retooling, or upgrades that enable the continued operation of existing hydro generation facilities. These investments would allow these facilities to continue to produce clean base load power and reduce the need for fossil base load power.

•	New battery energy storage systems that will enable a more efficient operation of existing renewable assets and will also support the replacement of fossil peak load generation facilities.

•

Transmission reconductoring and upgrades that increase the capacity and efficiency of existing transmission lines. These investments would enable additional renewable energy generation onto the grid and reduce the need for additional fossil generation facilities.

•	VPPs that involve aggregating and orchestrating DERs to provide utility-scale, utility-grade services.[12]

•

VPPs enable operating Energy Infrastructure to reduce or avoid emissions of greenhouse gases or air pollutants via one or more of the following pathways: (i) reduce the use of fossil peak load generation facilities; (ii) avoid the curtailment of renewable generation; or (iii) relieve congestion and associated line loss and reliability risk in transmission infrastructure. VPP projects must demonstrate a necessary interdependency for the enhanced, efficient operation of generation and transmission systems and must be deployed pursuant to an integrated and comprehensive business plan, with a defined scope and timeline.

[11]	This Schedule does not amend the Applicable Requirements, which must be satisfied in all respects before a Proposed Project is determined to be an Eligible Project.
[12]

VPPs include the aggregation of DERs such as rooftop solar with behind-the-meter batteries, electric vehicles and chargers, electric water heaters, smart buildings and their controls, and flexible commercial and industrial loads that can balance electricity demand and supply.

Schedule 5.04(b) - 1

SCHEDULE 8.02

REPORTING REQUIREMENTS

Pursuant to Section 8.02 of the Agreement, Borrower shall provide to DOE such information as is required in accordance with the Reporting Requirements listed on this Schedule 8.02. The granularity and frequency of such information shall be as specified in this Schedule 8.02.

Legend:

Granularity:	B = Borrower-level.	PP = Project Portfolio-level.	IP = Eligible Project-level.	T = Technology Family-level[13]

Frequency:	Q = quarterly (no later than sixty (60) days after the end of each quarterly period of each Fiscal Year).	A = annually (no later than one hundred twenty (120) days) after the end of each Fiscal Year).	E = event-based occurrence (unless otherwise specified, notice to be provided promptly, but in any event within five (5) Business Days after the Borrower obtains Knowledge thereof).

Notes:

PUC = Utility rate regulatory commission (incl. FERC) of jurisdiction for the given project

Any reporting requirements in this Schedule 8.02 shall be subject to applicable cure and grace periods set forth in the Agreement and shall not duplicate, or increase the frequency or granularity of, any reports required pursuant to Section 8.03 of the Agreement.

Except as otherwise specified in this Schedule 8.02, neither the “PP” nor “IP” levels of Granularity shall include (i) any Proposed Projects in respect of which an EP Approval Notice has not been issued prior to the expiration of the applicable reporting period or (ii) any Eligible Project after it has been Abandoned or Terminated.

Process Improvements. Borrower and DOE acknowledge and agree that these Reporting Requirements may benefit from modifications and supplements from time to time, including to increase efficiency and effectiveness and reduce administrative burden for the Borrower and DOE. In furtherance thereof, if Borrower or DOE proposes in writing any such modification or supplement (or proposes discussions concerning potential modifications or supplements), DOE and Borrower shall use good faith efforts to discuss such matters as soon as reasonably practicable and make available personnel at reasonably appropriate times and levels of seniority for discussion. For the avoidance of doubt, such discussions shall remain subject to this Agreement (including, without limitation, the Program Requirements) and shall not modify or limit Section 11.01 of the Agreement. Without limiting the foregoing, Borrower and DOE shall use good faith efforts to negotiate a form to be used to satisfy Borrower’s reporting requirements under the “Outputs” category below in the rows “Tonnes”, “Self-reported non-CO2 greenhouse gas emissions reductions (reported in CO2e)” and “Criteria pollutants reductions”.

[13]

Note: See Annex I to Schedule 8.02. Designation of any portion of an Eligible Project as being within a Technology Family-level shall be without effect for any purpose under this Agreement except the reporting requirements under this Schedule 8.02 and shall be made by Borrower in good faith, with DOE’s good faith cooperation.

Schedule 8.02 - 1

Reporting Requirements:

Area/item	Granularity	Frequency	Notes/comments
Outputs

MWh	T, PP	Q	Generated/Avoided MWh during relevant period. Borrower to provide: • most recent period • previous (running) year • Technology Family lifetime (Note: last two bullets should be simple addition)

MW	T, PP	Q	Installed MW during relevant period. Total at time of reporting

Tonnes	T, PP	Q, A

CO2 emissions avoided during relevant period.

Quarterly reporting will be based on estimates; Annual reporting will be actuals.

Borrower to provide:

•  most recent period

•  previous (running) year

•  Technology Family: to include current period and lifetime greenhouse gas emissions reductions

(Note: last two bullets should be simple addition)

With calculations performed in accordance with GHG Reporting Methodology attached as Annex II to this Schedule 8.02; provided, that the Parties may discuss in good faith from time to time upon request any desirable changes to such Annexes; provided, further, that any submissions with frequency “Q” in this row are understood to be good faith estimates by Borrower.

Schedule 8.02 - 2

Area/item	Granularity	Frequency	Notes/comments
Self-reported non-CO2 greenhouse gas emissions reductions (reported in CO2e)	T, PP	Q, A

Self-reported non-CO2 greenhouse gas emissions reductions during relevant period.

Quarterly reporting to be based on estimates; Annual reporting to be based on actuals.

With calculations performed in accordance with GHG Reporting Methodology attached as Annex II to this Schedule 8.02; provided, that the Parties may discuss in good faith from time to time upon request any desirable changes to such Annexes; provided, further, that any submissions with frequency “Q” in this row are understood to be good faith estimates by Borrower.

Criteria pollutants reductions	T, PP	Q, A	Quarterly reporting to be based on estimates; Annual reporting to be based on actuals.

Actual construction jobs & permanent jobs	T, PP	Q	Separate reporting of construction jobs and permanent jobs, in each case in accordance with a methodology to developed between DOE and the Borrower in good faith.

Construction & Overall Status

Scheduled and actual construction start date[14]	IP	Q	For Eligible Projects funded with DOE loan advances in the calendar year.

Target completion date (COD or other relevant completion milestone)[15]	IP	Q	For Eligible Projects funded with DOE loan advances in the calendar year.

Actual completion date (COD or other relevant completion milestone)[16]	IP	Q	For Eligible Projects that achieve such milestone during the reporting period.

[14]	Receipt by DOE of a project schedule submitted in Primavera P6 format and at a level of detail acceptable to DOE.
[15]	Receipt by DOE of a project schedule submitted in Primavera P6 format and at a level of detail acceptable to DOE.
[16]	Receipt by DOE of a project schedule submitted in Primavera P6 format and at a level of detail acceptable to DOE.

Schedule 8.02 - 3

Area/item	Granularity	Frequency	Notes/comments
Eligible Projects newly added to the DOE loan facility; Eligible Projects Abandoned or Terminated during the reporting period	IP	Q

PUC cost recovery updates	IP, T	Q	Notice of material updates, supported by specific references to any CPUC- or FERC-related filings or correspondence; material updates include changes or potential changes to recovery amounts of any Eligible Project or relevant program or chapter.

CPUC Annual Review	IP, T	A	Annual review of actual project costs and additional budget requested for Eligible Projects or relevant programs or chapters, with citations to specific references (where applicable).

Notice of any material changes to project cost, schedule, scope or completion	IP, PP	E	LPO to be provided a copy of status update reports.

Environmental Compliance and Health and Safety Reporting

Health and Safety Reporting	IP	E	Borrower will notify DOE of any accident which results in serious injury or loss of life.

Schedule 8.02 - 4

Area/item	Granularity	Frequency	Notes/comments
Compliance Certificate	PP	Q	Borrower will submit a compliance certification stating that all Eligible Projects are (through the Availability Period) being constructed as designed, are (from and after commencement of operations) operating as planned, and are in compliance with applicable terms and conditions, subject to the exceptions as provided in an attachment to the certification. Any exceptions may warrant further review if not covered in a previously completed NEPA document, acceptable in scope and content to DOE, or that portion of the Eligible Project may be excluded from the loan guarantee. DOE may request additional information, as needed, to determine compliance.

Budgets

Amount spent and remaining to be spent	IP	Q	Eligible and ineligible broken out separately. Show cumulative spent and amount left to spend. Show cumulative DOE loan advances.

Financial & Credit Reporting

Credit rating reports and updates issued by S&P, Moody’s & Fitch	B	E	Subject to proviso in Section 8.04 of the Agreement.

Data provided by Borrower to S&P, Moody’s & Fitch in original computation format (e.g., excel rather than pdf)	B	A, E	Subject to proviso in Section 8.04 of the Agreement.

Rating agency presentations provided by Borrower to S&P, Moody’s & Fitch	B	A, E	Subject to proviso in Section 8.04 of the Agreement.

Rating agency credit/leverage metrics calculations in excel (from agency or recreated by Borrower) – S&P, Fitch, Moody’s	B	Q, E	Subject to proviso in Section 8.04 of the Agreement.

Schedule 8.02 - 5

Area/item	Granularity	Frequency	Notes/comments
Financial Projections (to the extent not covered above)	B	A	Annual update to the calculations included in the Base Case Model.

Changes to organizational structure or key personnel	B	E

Reportable changes to organizational structure are limited to transfers of Eligible Projects among Affiliates of Borrower.

“Principal Persons” are relevant key personnel and are as defined in the Agreement (except (x) assistant treasurers and (y) to the extent not expressly included in the definition of “Principal Person”, Financial Officers).

Exchange Act Reports and Filings (other than routine Financial Statements)	B	E	Promptly following transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and periodic reports, if any, which the Borrower has delivered to the Securities and Exchange Commission or any successor regulatory authority.

Public Inquiries notice	B, PP, IP	E	Notice of the occurrence of any material event, condition, legislation or governmental proceedings and any developments with respect to the foregoing, with respect to the Borrower or Borrower’s participation in the Project, in each case that has resulted in, or the Borrower believes will result in, Public Inquiries.[17]

Indenture-related items	B	E, A	Annual Compliance Certificate

[17]

“Public Inquiries”: Inquiries to DOE by (i) members of Congress, (ii) members of (x) the media or (y) other parties that could reasonably be expected to result in a news release or other publication, or (iii) members of the public in response to the issuance of news releases or other reports.

Schedule 8.02 - 6

Area/item	Granularity	Frequency	Notes/comments
DBA Compliance

Notices of DBA non-compliance or alleged non-compliance about which the Borrower has DBA Knowledge	IP	E

During the Curative Period set forth in the DBA Curative Compliance Plan, the Borrower will (A) notify DOE promptly (within three (3) Business Days) upon discovery, to the DBA Knowledge of the Borrower, of any discrepancies or complaints related to the prevailing wage rate requirements of DBA and (B) provide all other required reports and plans contained in the DBA Curative Compliance Plan.

In addition, the Borrower will provide notice of DBA non-compliance or alleged non-compliance (other than, during the Curative Period set forth in the DBA Curative Compliance Plan, with respect to the requirements of DBA and its implementing regulations that apply to the payment of wages and payroll reporting, which are addressed in the preceding paragraph) promptly, but in any event within five (5) Business Days after the Borrower obtains DBA Knowledge thereof, such notice to include (A) a copy of all written complaints or a written summary of any oral complaint or non-compliant incident, (B) a summary of the investigation of the Borrower into such complaint or such incident, (C) a summary of the resolution (or proposed resolution) of the complaint or incident, (D) the relevant certified payrolls and (E) any other information reasonably requested by DOE regarding the complaint or incident.

Schedule 8.02 - 7

Area/item	Granularity	Frequency	Notes/comments
Additional Reporting

Community Benefits Plan and Justice40 Annual Report	PP	A

All updates to include the same categories of information as described for the initial Community Benefits Plan and Justice40 Annual Report delivered pursuant to Section 5.01(aa) of the Agreement.

Annual reporting in March pursuant to this Schedule 8.02 shall be in the form attached hereto as Annex III.

Customer Savings	B	A, E	Quantification of the customer financial benefits as a result of the DOE loan guarantee, in a form acceptable to DOE.

Any audits produced	IP, T, PP	E	Audits of specific projects, portfolios, or the company, to the extent that findings are relevant to, and identify potential issues materially and systemically impacting, the Borrower’s ability to execute against responsibilities outlined in Articles III (Payments; Prepayments) or IV (Payment Obligations; Reimbursement).

Insurance certificates	B	A	Subject to Section 7.02 of the Agreement.

Schedule 8.02 - 8

ANNEX I TO SCHEDULE 8.02

TECHNOLOGY FAMILIES

Note to Borrower: Each activity must fall within exactly one single family.18

1.	VPP (Customer Programs / DERs)
1.1.	Demand Response
1.2.	Energy Efficiency
1.3.	Fuel Switching (buildings/stationary)
1.4.	Fuel Switching and charging (transportation)
1.5.	BTM Batteries
1.6.	Other VPP programs
1.7.	Distribution Infrastructure
2.	Transmission
3.	Grid Storage (non-distributed)
4.	Hydro
5.	Other

[18]	A given Eligible Project may contain components from among more than one technology family, but each dollar spent must fall within exactly one of the following 11 technology families

Schedule 8.02 - 9

ANNEX II TO SCHEDULE 8.02

GHG REPORTING METHODOLOGY

[See attached.]

Schedule 8.02 - 1

Confidential Greenhouse Gas Emissions Reporting Methodology: U.S. Department of Energy Title 17 Clean Energy Financing Program

Enterprise Greenhouse Gas Emissions Methodology for Measuring PG&E’s Scope 1, 2, and 3 Emissions

Enterprise Greenhouse Gas Emissions PG&E sets annual greenhouse gas emission reduction goals across the company’s Scope 1, 2, and 3 emissions on the path toward our longer-term goal of achieving a net zero energy system by 2040. PG&E also has 2030 goals to reduce Scope 1 & 2 emissions by 50% and Scope 3 emissions by 25%, relative to a 2015 baseline. Scope 1 & 2 represents direct and indirect emissions from PG&E’s operations, and Scope 3 represents emissions resulting from value chain activities. Methodology Each year, PG&E measures, independently verifies, and reports our Scope 1, 2, and 3 emissions with The Climate Registry: • PG&E measures our greenhouse gas emissions in accordance with The Climate Registry’s General Reporting Protocol Version 3.0 and Electric Power Sector Protocol. • An accredited third-party verification body conducts an independent verification of PG&E’s greenhouse gas emissions using The Climate Registry’s General Verification Protocol Version 2.1. On an annual basis, PG&E will report our greenhouse gas emissions from the prior year to U.S. DOE as part of our reporting under the Title 17 LPO loan. 3

ANNEX III TO SCHEDULE 8.02

FORM OF ANNUAL REPORTING REQUIREMENTS UNDER COMMUNITY BENEFITS PLAN AND JUSTICE40 ANNUAL REPORT

[***]

Schedule 8.02 - 1

SCHEDULE 11.04

NOTICES

If to DOE:

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, DC 20585

Attn: Director, Portfolio Management

Email: [***]

Re: Guarantee No. EIR0005

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P.

1001 Louisiana St.

Houston, TX 77002

Telephone: [***]; [***]

Attention: Caitlin Lawrence, Michael Yuffee

Email: [***]; [***]

If to FFB:

Federal Financing Bank

1500 Pennsylvania Avenue, NW

Washington, DC 20220

Attn: Chief Financial Officer

Email: [***]

With a copy to DOE (which copy shall not constitute notice).

If to the Custodial Agent:

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Attn: Agency & Trust, Marion Zinowski, Janice Wong and Tyler Jacobsen

Email: [***], [***], [***] (with a copy which shall not constitute notice to [***])

Phone: [***], [***] and [***]

With a copy (which copy shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attn: Andrew Silverstein

Email: [***]

Phone: [***]

Schedule 11.04 - 1

If to Borrower:

Pacific Gas and Electric Company

Input: Alejandro Vallejo, Government Contracting, Ethics, Risk, and Compliance

300 Lakeside Drive, Suite 210

Oakland, California 94612-3534

Email: [***]

With a copy to:

Pacific Gas and Electric Company

300 Lakeside Drive, Suite 210

Oakland, California 94612-3534

Attn: Brian M. Wong

Phone: [***]

Email: [***]

With a copy (which copy shall not constitute notice) to:

Hunton Andrews Kurth LLP

200 Park Avenue

New York, NY 10166

Attn: Eric J. Nedell

Phone: [***]

Email: [***]

Schedule 11.04 - 2

Exhibit A

to Loan Guarantee Agreement

FORM OF ADVANCE REQUEST

(Delivered pursuant to Section 2.03(a) of the Loan Guarantee Agreement)

Date of this Notice: ___________, 20__

Requested Advance Date: ___________, 20__

To:

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re:  Project Polaris (LPO Loan Number EIR0005)

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P. 1001

Louisiana St.

Houston, TX 77002

Telephone: [***];[***]

Attention: Caitlin Lawrence; Michael Yuffee

Email: [***];[***]

With a copy (which copy shall not constitute notice) to:

ICF

14123 Denver W Parkway, Suite 100

Golden, CO 80401

Stephen Becker: Technical Advisory Practice Lead, Renewable & Emerging Technologies

Email: [***]

Phone: [***]

Ladies and Gentlemen:

This Advance Request is delivered to you pursuant to the Loan Guarantee Agreement, dated as of January 17, 2025 (the “Loan Guarantee Agreement”), by and between (i) Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as borrower (the “Borrower”), and (ii) the U.S. Department of Energy, as Guarantor and Loan Servicer (“DOE”).

All capitalized terms used in this Advance Request not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

The undersigned is a Responsible Officer1 of the Borrower and hereby gives you notice pursuant to Section 2.03(a) of the Loan Guarantee Agreement that the Borrower requests an Advance under the FFB Note, subject to and in accordance with the Loan Guarantee Agreement and the other Financing Documents, and in that connection DOES HEREBY CERTIFY on behalf of the Borrower, solely in such person’s capacity as a Responsible Officer of the Borrower and not in such person’s individual capacity, the following:

1.

This Advance Request constitutes a request for an Advance of US$_______________ under the Loan Guarantee Agreement and the FFB Documents, such amount being in accordance with the minimum amount and increments required by the FFB Documents and allocated as follows:

[1]	Note to Form: The Advance Request may be executed by more than one officer so long as all certifications are covered in the Advance Request.

Exhibit A - 1

a.	US$_______________

b.	Amount of Advance applicable to each Eligible Project(s): _________

2.

The Requested Advance Date for the Advance is the date noted as such on the first page of this Advance Request, which is no earlier than [__] ([__]) days[2] from the date of this Advance Request and is not any of the following dates: (A) the last three (3) Business Days of any calendar month (other than March, June, September or December which are addressed in clause (B)); (B) the last seven (7) Business Days of March, June, September or December; or (C) during the period from September 15 through and including the third (3rd) Business Day of October.

3.	Each Project for which the Advance is requested has been determined by the DOE to be an Eligible Project.

4.	Schedule 1 attached hereto (and provided as an Excel file) sets forth with respect to each Eligible Project[3] for which the Advance is requested:

(a)	The aggregate amount of the Eligible Project Costs incurred and either expended or accrued by Borrower prior to the submission of this Advance Request, with a breakdown of:

(i)

the aggregate amount of Eligible Project Costs incurred before the documented completion of the NEPA review and not reimbursable pursuant to Paragraph 7.c of Schedule 5.04(a) of the Loan Guarantee Agreement, or incurred for activities not covered by the NEPA review (“Non-Reimbursable Eligible Project Costs”); and

(ii)

the aggregate amount of Eligible Project Costs incurred after the documented completion of the NEPA review (or otherwise reimbursable pursuant to Paragraph 7.c of Schedule 5.04(a) of the Loan Guarantee Agreement) and incurred for activities covered by the NEPA review (“Reimbursable Eligible Project Costs”);

(b)

The aggregate amount of Project Costs that are not Eligible Project Costs (such costs being “Ineligible Project Costs”) expended or accrued by the Borrower prior to the submission of this Advance Request;

(c)	The aggregate amount of Advances made prior to the Requested Advance Date;

(d)	The maximum amount of the Advance that the Borrower may request[4]; and

(e)	The amount of the requested Advance.

[2]

Note to Form: To be (i) twenty-seven (27) Business Days prior to the Requested Advance Date, in the case of an Advance in an amount less than $500,000,000, (ii) twenty-nine (29) Business Days prior to the Requested Advance Date in the case of an Advance in an amount equal to or greater $500,000,000 and less than $2,000,000,000, and (iii) thirty-four (34) Business Days prior to the Requested Advance Date in the case of an Advance in an amount equal to or greater than $2,000,000,000.

[3]	Note to Form: Schedule 1 to contain a separate table for each Eligible Project for which the Advance is requested.
[4]	Note to Form: This is primarily based on the Debt Sizing Parameters, but would also include the $10bn or $5bn annual max disbursement test, as applicable.

Exhibit A - 2

5.	Schedule 2 attached hereto (and provided as an Excel file) sets forth the aggregate of all amounts provided in Schedule 1.

6.

Schedule 3 attached hereto (and provided as an Excel file(s)) is the Cost Report in a form satisfactory to DOE in its sole discretion, submitted for each Eligible Project for which the Advance is requested, showing:

(a)

breakdown into certain categories and transaction detail the previously expended or accrued Reimbursable Eligible Project Costs, Non-Reimbursable Eligible Project Costs and Ineligible Project Costs, shown for periods that are comprised of: (i) historical dates relevant to previous Advance Requests; (ii) dates relevant to this Advance Request;[5] and (iii) dates relevant to the forecast;

(b)	the original budget as provided in the Intake Form and the current budget (comprised of actuals plus forecasted amounts; provided that actuals may include accrued costs); and

(c)	the original completion date as provided the Intake Form and the current expected completion date.

7.

For each Eligible Project for which the Advance is requested, provided via the data room and made available to the Technical Advisor, are a list (Excel file) and true, correct and complete copies of each invoice or cost accrual documentation (such documentation being satisfactory to DOE in its sole discretion) for Reimbursable Eligible Project Costs that is the subject of the requested Advance and meets the following criteria:

(a)

The three (3) largest dollar amount invoices or cost accruals per quarter or three-month period for each of the following cost element categories (in each case, for costs and expenses that are billed to the Borrower by third parties or accrued by the Borrower for costs and expenses expected to be due to third parties): Contract; Labor External; Materials; Incentives; and Other; and any other cost element categories identified by DOE in its sole discretion;

(b)	Each invoice or cost accrual exceeding $500,000 of Eligible Project Costs; and

(c)

Along with all other invoices and cost accrual documentation submitted in accordance with this paragraph 7, invoices and cost accrual documentation that in the aggregate represent at least 20% of Reimbursable Eligible Project Costs that are the subject of this requested Advance, prioritized by largest dollar amount; provided that in the case that all invoices and cost accrual documentation in the aggregate represent less than 20% of Reimbursable Eligible Project Costs that are the subject of this requested Advance, then all invoices and cost accrual documentation shall be provided.

8.	Schedule 4 attached hereto is a copy of the executed FFB Advance Request with respect to the requested Advance.

9.	Schedule 5 attached hereto is a fully executed copy of the Borrower Advance Date Certificate as required under Section 5.03(c) (Advance Approval Conditions Precedent) of the Loan Guarantee Agreement.

(The remainder of this page is intentionally blank.)

[5]	Note to From: the sum of this (i) and (ii) should foot with the sum of the amounts in paragraph 4(a) and 4(b).

Exhibit A - 3

IN WITNESS WHEREOF, the undersigned has duly executed this Advance Request on behalf of the Borrower, in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the date first written above.

PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California, as Borrower

By:
Name:
Title:

Attachments

Schedule 1 (Advance Amounts)

Schedule 2 (Aggregate Advance Amounts)

Schedule 3 (Cost Report)

Schedule 4 (FFB Advance Request)

Schedule 5 (Borrower Advance Date Certificate)

Exhibit A - 4

Schedule 1 to Advance Request

ADVANCE AMOUNTS

Eligible Project ID Number:

Eligible Project Name:

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Aggregate amount of Eligible Project Costs incurred and either expended or accrued prior to Advance Request submission	Amount of Reimbursable Eligible Project Costs in Column 1[6]	Amount of Non-Reimbursable Eligible Project Costs in Column 1	Aggregate amount of Ineligible Project Costs expended or accrued prior to Advance Request submission	Aggregate amount of Project Costs expended or accrued prior to Advance Request submission (sum of Columns 1 and 4)	Aggregate amount of Advances made prior to the Requested Advance Date	Maximum amount of Advance[7]	Amount of Requested Advance
$[__]	$[__]	$[__]	$[__]	$[__]	$[__]	$[__]	$[__]

Eligible Project ID Number:8

Eligible Project Name:

[6]	Note to Form: To be consistent with the determination related to the NEPA document completion date.
[7]

Note to Form: Calculated by evaluating, at a minimum, (i) the Debt Sizing Parameters; (ii) the max disbursement in a given year ($10bn or $5bn, as applicable), and (iii) an amount not to exceed the amount of Reimbursable Eligible Project Costs.

[8]	Note to Form: Repeat chart for each Eligible Project that is being advanced against.

Schedule 1 to Exhibit A (Form of advance Request) - 1

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Aggregate amount of Eligible Project Costs incurred and either expended or accrued prior to Advance Request submission	Amount of Reimbursable Eligible Project Costs in Column 1	Amount of Non-Reimbursable Eligible Project Costs in Column 1	Aggregate amount of Ineligible Project Costs expended or accrued prior to Advance Request submission	Aggregate amount of Project Costs expended or accrued prior to Advance Request submission (sum of Columns 1 and 4)	Aggregate amount of Advances made prior to the Requested Advance Date	Maximum amount of Advance	Amount of Requested Advance
$[__]	$[__]	$[__]	$[__]	$[__]	$[__]	$[__]	$[__]

Schedule 1 to Exhibit A (Form of advance Request) - 2

Schedule 2 to Advance Request

AGGREGATE ADVANCE AMOUNTS

Eligible Project ID Number(s):

Eligible Project Name(s):

Column 1	Column 2	Column 3	Column 4	Column 5	Column 6	Column 7	Column 8
Sum of all Column 1s on Schedule 1 (Aggregate amount of Eligible Project Costs incurred and either expended or accrued prior to Advance Request submission)	Sum of all Column 2s on Schedule 1 (Amount of Reimbursable Eligible Project Costs in Column 1)	Sum of all Column 3s on Schedule 1 (Amount of Non-Reimbursable Eligible Project Costs in Column 1)	Sum of all Column 4s on Schedule 1 (Aggregate amount of Ineligible Project Costs expended or accrued prior to Advance Request submission)	Sum of all Column 5s on Schedule 1 (Aggregate amount of Project Costs expended or accrued prior to Advance Request submission (sum of Columns 1 and 4))	Sum of all Column 6s on Schedule 1 (Aggregate amount of Advances made prior to the Requested Advance Date)	Sum of all Column 7s on Schedule 1 (Maximum amount of Advance)	Sum of all Column 8s on Schedule 1 (Amount of Requested Advance)
$[__]	$[__]	$[__]	$[__]	$[__]	$[__]	$[__]	$[__]

Schedule 2 to Exhibit A (Form of advance Request) - 1

Schedule 3 to Advance Request

COST REPORT

[***]

Schedule 3 to Exhibit A (Form of advance Request) - 1

Schedule 4 to Advance Request

FFB ADVANCE REQUEST

[***]

Schedule 4 to Exhibit A (Form of advance Request) - 1

Schedule 5 to Advance Request

BORROWER ADVANCE DATE CERTIFICATE

(Delivered pursuant to Section 5.03(c) of the Loan Guarantee Agreement)

Date: _______________, 20__

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re:	Project Polaris (LPO Loan Number EIR0005)

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P.

1001 Louisiana St.

Houston, TX 77002

Telephone: [***]; [***]

Attention: Caitlin Lawrence; Michael Yuffee

Email: [***]; [***]

Ladies and Gentlemen:

This Borrower Advance Date Certificate (this “Certificate”) is delivered to you pursuant to Section 5.03(c) (Advance Approval Conditions Precedent) of the Loan Guarantee Agreement, dated as of January 17, 2025, (the “Loan Guarantee Agreement”), by and between (i) Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as borrower (the “Borrower”), and (ii) the U.S. Department of Energy, as Guarantor and Loan Servicer (“DOE”).

All capitalized terms used in this Certificate not otherwise defined herein shall have their respective meanings as specified in the Loan Guarantee Agreement.

The Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacities as the Guarantor and Loan Servicer, that as of the date hereof:

1.

Each of the representations and warranties made by Borrower in or pursuant to any Financing Document is true and correct in all material respects (except to the extent that any such representation and warranty itself is qualified by “materiality”, “material adverse effect” or a similar qualifier, in which case it shall be true and correct in all respects) on and as of the date hereof as if made on and as of the date hereof (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), in each case, immediately before and immediately after giving effect to the making the Advances.

Schedule 5 to Exhibit A (Form of advance Request) - 1

2.

All Eligible Project Costs covered by this Advance Request are reasonably expected to be recoverable as a component of the Borrower’s revenues[, as demonstrated pursuant to the attached Attachment [1]][9].

3.

DOE’s NEPA environmental review is complete for each Eligible Project included in this Advance Request, and the activities associated with the Reimbursable Eligible Project Costs submitted in this Advance Request were included in the scope of the NEPA review, pursuant to applicable NEPA documents listed on Attachment [2] hereto.[10]

4.

After giving effect to the requested Advance, (a) the aggregate outstanding principal amount of all Advances then made to the Borrower under the FFB Note (including, for the avoidance of doubt, the principal amount of the requested Advance) for each single Eligible Project subject to this Advance Request will not exceed the lesser of (i) eighty percent (80%) of the amount of Eligible Project Costs incurred and either expended or accrued prior to the submission of this Advance Request for each such Eligible Project and (ii) one hundred percent (100%) of the amount of Reimbursable Eligible Project Costs incurred and either expended or accrued prior to the submission of this Advance Request for each such Eligible Project, (b) the aggregate outstanding principal amount of the Guaranteed Loan shall not exceed the Maximum Guaranteed Loan Amount and (c) the aggregate outstanding principal amount of all Advances then made to the Borrower under the FFB Note (including, for the avoidance of doubt, the principal amount of the requested Advance) for calendar year 20[__][11] do not exceed $[10,000,000,000/5,000,000,000][12], in each case, as evidenced by calculations attached hereto as Attachment [3].

5.	The proceeds of the requested Advance will be applied in accordance with Section 2.03(f) (Disbursement of Proceeds) of the Loan Guarantee Agreement, as evidenced by the Cost Report.

6.	The Borrower is in compliance with or has satisfied, as applicable, all Program Requirements.

7.

For each Eligible Project subject to the Advance Request, [attached hereto as Attachment [4]][uploaded to the data room] is documentation evidencing [(a) the Eligible Project is authorized by the CPUC pursuant to General Order 131-D, or any superseding order, to develop such Eligible Project expected to be financed with the Advance or is exempt from CPUC review pursuant thereto, (b) for FERC-jurisdictional projects, the Eligible Project is or has been approved or reviewed by CAISO and is included in CAISO’s annual transmission plan and/or the Resources Interconnection Management System as applicable, or (c) subject to DOE approval, in the event that Borrower is unable to provide documentation pursuant to clauses (a) or (b), receipt by DOE of other documentation or approvals as DOE may reasonably require.][13]

8.	All Required Approvals are final and Non-Appealable.

9.	The Borrower’s existing long-term senior secured Indebtedness (First Mortgage Bonds) is at least Investment Grade.[14]

[9]	Note to Form: To be included by the Borrower if not already delivered to DOE.
[10]	Note to Form: This should be a list of the applicable NEPA documents. It does not need to attach the NEPA documents.
[11]	Note to Form: To insert the year of the Requested Advance Date.
[12]	Note to Form: To be $10 billion for every year, except for 2028 when it is $5 billion.
[13]

Note to Form: To reference the appropriate clause for the applicable Advance. Documentation provided in Attachment [4] or in the data room is only required to the extent not previously provided to DOE.

[14]	Note to Form: To be included if this is a First Advance for an Eligible Project.

Schedule 5 to Exhibit A (Form of advance Request) - 2

10.

Subject to the DBA Curative Compliance Plan, (a) the clauses set forth in Exhibit G (Davis-Bacon Act Contract Provisions) of the Loan Guarantee Agreement and the appropriate DBA wage determination(s) of the Secretary of Labor have been included in each Davis-Bacon Act Covered Contract; (b) the Borrower and, to the DBA Knowledge of the Borrower, each DBA Contract Party under each Davis-Bacon Act Covered Contract is taking all necessary steps to comply with and are in compliance (including retroactive compliance where applicable) with the Davis-Bacon Act Requirements; and (c) any back wages finally determined to be due under a Davis-Bacon Act review or otherwise not in dispute are either funded in full or reserved by either the Borrower or the relevant DBA Contract Party for workers that are in the process of being located.

11.

The Borrower is in compliance with the Cargo Preference Act of 1954, as amended, and all related implementing regulations, with respect to CPA Goods shipped or to be shipped under the Loan Guarantee Agreement, unless the Borrower has entered into an agreement with MARAD with respect to such compliance, in which case it shall be in compliance with such agreement with respect to such CPA Goods.

12.

The Borrower confirms payment in full of all fees required under the Financing Documents to be paid on or prior to the Requested Advance Date, and all Secured Party Expenses and reimbursement of all fees and Secured Party Expenses of any Secured Party Advisors, incurred and invoiced prior to the Requested Advance Date, or that all such fees invoiced prior to the Requested Advance Date and Secured Party Expenses have been paid directly to the relevant Secured Party Advisors.

13.

There is not pending or, to the Borrower’s Knowledge, threatened (in writing): (a) any action, claim, suit, or proceeding of or before any Governmental Authority; (b) any investigation by a Governmental Authority; or (c) any arbitral proceeding, that, in each case, could reasonably be expected to materially and adversely affect (i) the legality, validity, or enforceability of any Financing Document; or (ii) any transaction contemplated by any Financing Document.

14.

No Default (other than an Immaterial Remediation Event), Event of Default, Event of Force Majeure (that could reasonably be expected to have an Eligible Project MAE on the Eligible Project subject to such Advance) or Event of Loss (that could reasonably be expected to have an Eligible Project MAE on the Eligible Project subject to such Advance) has occurred and is continuing as of the date hereof or is reasonably expected to occur after giving effect to the Advance.

15.

Unless otherwise agreed by DOE, no Immaterial Remediation Event (other than any such Immaterial Remediation Event with respect to which the Borrower is diligently working, and reasonably expects in good faith to be able, to Remediate prior to the Requested Advance Date) exists with respect to any Eligible Project that is being funded by the Advance.

16.

The Borrower has sufficient pro forma capacity under the FMB Indenture to incur the requested Advance, including, if applicable, any issuance of any Senior Bond necessary to secure the obligations in connection with the requested Advance.

(The remainder of this page is intentionally blank.)

Schedule 5 to Exhibit A (Form of advance Request) - 3

IN WITNESS WHEREOF, the undersigned15 has duly executed this Certificate on behalf of the Borrower, in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the date first written above.

PACIFIC GAS AND ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of California, as Borrower

By:
Name:
Title:

[15]	Note to Form: This certificate may be executed by more than one officer so long as all certifications are covered.

Schedule 5 to Exhibit A (Form of advance Request) - 4

Exhibit B

to Loan Guarantee Agreement

FORM OF DRAWSTOP NOTICE

(Delivered pursuant to Section 2.03(d) of the Loan Guarantee Agreement)

Date of this Notice: [____], 20[__]

Requested Advance Date: [____], 20[__]

Pacific Gas and Electric Company

300 Lakeside Drive, Suite 210

Oakland, CA 94612-3534

Attention: Alejandro Vallejo, Government Contracting, Ethics, Risk and Compliance

Email: [***]; [***]

Phone: [***]

With a copy (which copy shall not constitute notice) to:

Pacific Gas and Electric Company

300 Lakeside Drive, Suite 210

Oakland, CA 94612-3534

Attention: Brian M. Wong

Email: [***]

Phone: [***]

Federal Financing Bank

as provided in the FFB Documents16

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re: Project Polaris (LPO Loan Number EIR0005)

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P.

1001 Louisiana St.

Houston, TX 77002

Telephone: [***]; [***]

Attention: Caitlin Lawrence; Michael Yuffee

Email: [***]; [***]17

[16]	Note to Form: Include FFB notice information if Drawstop Notice delivered by DOE.
[17]	Note to Form: Include DOE address if Drawstop Notice delivered by FFB.

Exhibit B - 1

Ladies and Gentlemen:

The undersigned refers to Section 2.03(d) (Drawstop Notices) of the Loan Guarantee Agreement, dated as of January 17, 2025 (the “Loan Guarantee Agreement”), by and between (i) Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as borrower (the “Borrower”), and (ii) the U.S. Department of Energy, as Guarantor and Loan Servicer (“DOE”).

All capitalized terms used in this Drawstop Notice but not otherwise defined herein shall have their respective meanings as specified in the Loan Guarantee Agreement.

Reference is made to [(i)] that certain Advance Request, dated as of [•], issued by Borrower to DOE, by which Borrower has requested an Advance (the “Requested Advance”) pursuant to Section 2.03(a) (Advance Requests) of the Loan Guarantee Agreement [and (ii) that certain Advance Request Approval Notice, dated [__], issued by DOE with respect to such Advance Request pursuant to Section 2.03(c)(ii) (Advance Request Approval Notice) of the Loan Guarantee Agreement (the “Approval Notice”)]18.

[DOE][FFB] hereby notifies the Borrower that, as of the date hereof (which date is prior to the Requested Advance Date for the Requested Advance):

1.

One or more of the conditions set forth in Section 5.03 (Advance Approval Conditions Precedent), and Section 5.05 (Conditions Precedent to FFB Advance) of the Loan Guarantee Agreement][19] with respect to the Requested Advance is not satisfied or, having been satisfied, is no longer satisfied.

2.

[The Approval Notice issued for the Advance is hereby rescinded as the conditions precedent to such Advance contained in the relevant FFB Note and the FFB Note Purchase Agreement are not satisfied or, having been satisfied, are no longer satisfied.][20]

(Signature page follows)

[18]	Note to Form: To be included if DOE has issued the applicable Approval Notice.
[19]	Note to Form: To be included, as applicable.
[20]	Note to Form: To be included, as applicable, if Approval Notice has been issued.

Exhibit B - 2

Very truly yours,
[FEDERAL FINANCING BANK][U.S. DEPARTMENT OF ENERGY][21]
By:
Its:
cc:	[Include Fax numbers]

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re:	Project Polaris (LPO Loan Number EIR0005)

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P.

1001 Louisiana St.

Houston, TX 77002

Telephone: [***];[***]

Attention: Caitlin Lawrence; Michael Yuffee

Email: [***];[***]

Federal Financing Bank

as provided in the FFB Documents

[21]	Note to Form: DOE/FFB to be signatory as applicable.

Exhibit B - 3

Exhibit C

to Loan Guarantee Agreement

FORM OF CLOSING CERTIFICATE

(Delivered pursuant to Section 5.01(i)(i) of the Loan Guarantee Agreement)

Date: January 17, 2025

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re: Project Polaris (LPO Loan Number EIR0005)

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P.

1001 Louisiana St.

Houston, TX 77002

Telephone: [***]; [***]

Attention: Caitlin Lawrence; Michael Yuffee

Email: [***]; [***]

Ladies and Gentlemen:

This Closing Certificate is delivered to you pursuant to Section 5.01(i)(i) (Execution Date Certificates) of the Loan Guarantee Agreement, dated as of January 17, 2025 (the “Loan Guarantee Agreement”), by and between (i) Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as borrower (the “Borrower”), and (ii) the U.S. Department of Energy, as Guarantor and Loan Servicer (“DOE”).

All capitalized terms used in this Closing Certificate not otherwise defined herein shall have their respective meanings as specified in the Loan Guarantee Agreement.

In connection with the satisfaction of the conditions precedent as of the Execution Date and those matters set forth under Section 5.01 (Conditions Precedent to the Execution Date) of the Loan Guarantee Agreement requiring the Borrower‘s certification, the Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor and Loan Servicer, that as of the date hereof:

1.

The financial statements provided pursuant to Section 5.01(m) of the Loan Guarantee Agreement, (a) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (b) present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of such date, and its consolidated income and its consolidated cash flows for the respective Fiscal Year or portion of the Fiscal Year then ended, subject, in the case of the financial statements referred to in Section 6.09(b) of the Loan Guarantee Agreement, to the absence of footnotes and to normal year-end audit adjustments.

Exhibit C - 1

2.

Each of the representations and warranties made (or deemed made) by the Borrower in any Financing Document are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “material adverse effect” or a similar qualifier, in which case it is true and correct in all respects) as of the date hereof, except to the extent such representation or warranty is made only as of a specific date or time (in which event such representation or warranty is true and correct as of such date or time).

3.	Since December 31, 2023, no event (including a change in law) shall have occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

4.

No Default, Event of Default, Event of Force Majeure (that could reasonably be expected to have an Eligible Project MAE) or Event of Loss (that could reasonably be expected to have an Eligible Project MAE) shall have occurred and be continuing on the date hereof.

5.

The Borrower is not in default under any material agreement to which the Borrower is a party or any material judgment or approval to which Borrower is subject, in each case, where the failure could reasonably be expected to have a Material Adverse Effect.

6.	The Borrower’s credit rating for its existing long-term senior secured debt (First Mortgage Bonds) is Investment Grade.

7.	All Program Requirements required to have been satisfied as of the date hereof have been satisfied.

8.

Attached hereto as Attachment A are projections for jobs reasonably expected to be created and maintained in the United States of America as a result of the anticipated Eligible Projects for each calendar year during the term of the Loan Guarantee Agreement.

(Signature page follows)

Exhibit C - 2

IN WITNESS WHEREOF, the undersigned has duly executed this Closing Certificate on behalf of the Borrower, in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the date first written above.

PACIFIC GAS AND ELECTRIC COMPANY as Borrower

By:
Name:
Title:

Exhibit C - 3

Attachment A

Job Projections

[***]

Exhibit C - 4

Exhibit D

to Loan Guarantee Agreement

FORM OF TAX CERTIFICATE

January 17, 2025

Reference is hereby made to that certain Loan Guarantee Agreement dated as of the date hereof, by and between Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as borrower (the “Borrower”), and the United States Department of Energy (“DOE”), as Guarantor and Loan Servicer (the “Loan Guarantee Agreement”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Guarantee Agreement.

The undersigned, as a Responsible Officer of the Borrower, hereby certifies, solely in such person’s capacity as a Responsible Officer of the Borrower and not in such person’s individual capacity, that: (a) DOE’s execution and delivery of the Loan Guarantee Agreement and issuance of the DOE Guarantee; and (b) any determination by DOE that any Project Costs are Eligible Project Costs, in each case, (x) does not prejudice or otherwise have any binding effect with respect to any determination by the Internal Revenue Service, the U.S. Department of Treasury or a court of law as to the tax basis of any Eligible Project or any part thereof under the Code, (y) does not constitute a determination regarding, and is unrelated to whether the Borrower or any Eligible Project has complied or will comply with, federal tax law and (z) will not be used to demonstrate or prove that the Borrower or any Eligible Project complied with the requirements to claim a tax credit or other amount under the Code in an administrative or judicial proceeding.

[remainder of page intentionally blank]

Exhibit D - 1

IN WITNESS WHEREOF, the undersigned has duly executed this Tax Certificate on behalf of the Borrower, in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the date first written above.

PACIFIC GAS AND ELECTRIC COMPANY as Borrower

By:
Name:
Title:

Exhibit D - 2

Exhibit E

to Loan Guarantee Agreement

FORM OF COMPLIANCE CERTIFICATE

(Delivered pursuant to Section 8.01(c) of the Loan Guarantee Agreement)

Date: [____], 20[__]

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re: Project Polaris (LPO Loan Number EIR0005)

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P.

1001 Louisiana St.

Houston, TX 77002

Telephone: [***]; [***]

Attention: Caitlin Lawrence; Michael Yuffee

Email: [***]; [***]

Ladies and Gentlemen:

This Compliance Certificate is delivered to you pursuant to Section 8.01(c) (Compliance Certificates) of the Loan Guarantee Agreement, dated as of January 17, 2025 (the “Loan Guarantee Agreement”), by and between (i) Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as Borrower (the “Borrower”) and (ii) the U.S. Department of Energy, as Guarantor and Loan Servicer (“DOE”).

All capitalized terms used in this Compliance Certificate not otherwise defined herein shall have their respective meanings as specified in the Loan Guarantee Agreement.

In connection with those matters set forth under Section 8.01[(a) (Annual Financial Statements)][(b) (Quarterly Financial Statements)]22 of the Loan Guarantee Agreement requiring the Borrower’s delivery of Financial Statements, the Borrower HEREBY CERTIFIES for the benefit of DOE, in its capacity as the Guarantor and Loan Servicer, that as of the date hereof:

1.

[no Default or Event of Default has occurred;][attached as Appendix A hereto is a description of the nature and period of existence of any Default or Event of Default and the corrective action the Borrower has taken or proposes to take with respect to such Default or Event of Default][23]; [and]

[22]	Note to Form: Borrower to complete as applicable.
[23]	Note to Form: Borrower to complete as applicable

Exhibit E - 1

2.

attached as Appendix B hereto are the computations in reasonable detail satisfactory to DOE demonstrating whether or not the Borrower is in compliance with Section 9.01 (Financial Covenant) of the Loan Guarantee Agreement[.][; and]

3.

[such Financial Statements fairly present, in all material respects, the financial condition of the Borrower as at the dates indicated and the results of its operations and its cash flows for the periods indicated, in each case in conformity with GAAP applied on a basis consistent with prior years.][24]

(Signature page follows)

[24]

Note to Form: Borrower to complete only if such Compliance Certificate is being delivered concurrently with the annual Financial Statements pursuant to 8.01(a) (Annual Financial Statements) of the Loan Guarantee Agreement.

Exhibit E - 2

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate on behalf of the Borrower, in such person’s capacity as an officer of the Borrower and not in such person’s individual capacity, as of the date first written above.

PACIFIC GAS AND ELECTRIC COMPANY,
a corporation organized and existing under the laws of the State of California, as Borrower

By:
Name:
Title:[25]

[25]	Note to Form: To be executed by a Financial Officer of the Borrower.

Exhibit E - 3

Appendix A—Defaults and Events of Default

[To Be Attached.][None.]26

[26]	Note to Form: Borrower to complete as applicable.

Exhibit E - 4

Appendix B—Financial Covenant Computations

[To be Attached.]

Exhibit E - 5

Exhibit F

to Loan Guarantee Agreement

FORM OF EP APPROVAL NOTICE

(Delivered pursuant to Section 5.04 of the Loan Guarantee Agreement)

Date of this Notice: [___], 20[___]

Pacific Gas and Electric Company, as Borrower

300 Lakeside Drive, Suite 210

Oakland, CA 94612-3534

Attention: Alejandro Vallejo, Government Contracting, Ethics, Risk and Compliance

Email: [***]; [***]

Phone: (415) 271-8138

With a copy (which copy shall not constitute notice) to:

Pacific Gas and Electric Company

300 Lakeside Drive, Suite 210

Oakland, CA 94612-3534

Attention: Brian M. Wong

Email: [***]

Phone: [***]

United States Department of Energy

Loan Programs Office

1000 Independence Avenue, SW

Washington, D.C. 20585

Attention: Director, Portfolio Management

Email: [***]

Re: Project Polaris (LPO Loan Number EIR0005)

With a copy (which copy shall not constitute notice) to:

Baker Botts L.L.P.

1001 Louisiana St.

Houston, TX 77002

Telephone: [***]; [***]

Attention: Caitlin Lawrence;

Michael Yuffee Email: [***]; [***]

Ladies and Gentlemen:

The undersigned refers to Section 5.04 (Conditions Precedent to Eligible Projects) of the Loan Guarantee Agreement, dated as of January 17, 2025 (the “Loan Guarantee Agreement”), by and between (i) Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California, as borrower (the “Borrower”), and (ii) the U.S. Department of Energy, as Guarantor and Loan Servicer (“DOE”).

Exhibit F - 1

This is an EP Approval Notice under and as defined in the Loan Guarantee Agreement. All capitalized terms used in this EP Approval Notice and not otherwise defined shall have their respective meanings specified in the Loan Guarantee Agreement.

DOE hereby notifies the Borrower that, as of the date hereof and based solely upon and assuming the accuracy of the information provided by the Borrower pursuant to Section 5.04 (Conditions Precedent to Eligible Projects) and otherwise under the Loan Guarantee Agreement, DOE confirms the approval of the Eligible Projects described in Schedule 1 and that the EP Approval Date for each such Eligible Project has occurred; provided however, that this approval is subject to the continued satisfaction of the conditions specified in Section 5.04 (Conditions Precedent to Eligible Projects) of the Loan Guarantee Agreement with respect to each such Eligible Project.

[Remainder of page intentionally left blank.]

Exhibit F - 2

U.S. DEPARTMENT OF ENERGY,
As Guarantor and Loan Servicer

By:
Name:
Title:

Exhibit F - 3

Schedule 1 to EP Approval Notice

Eligible Project Number	Eligible Project Name	NEPA Document	Regulatory Documentation for Cost Recovery	Date of DOE Approval

Exhibit F - 4

Exhibit G

to Loan Guarantee Agreement

DAVIS-BACON ACT CONTRACT PROVISIONS

SECTION (a) MINIMUM WAGES, ETC.

(1) Minimum wages.

(i) Wage rates and fringe benefits. All laborers and mechanics employed or working upon the site of the work (or otherwise working in construction or development of the project under a development statute) will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor under the Copeland Act (29 C.F.R. Part 3)), the full amount of basic hourly wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the contractor and such laborers and mechanics. As provided in paragraphs (d) and (e) of this section, the appropriate wage determinations are effective by operation of law even if they have not been attached to the contract. Contributions made or costs reasonably anticipated for bona fide fringe benefits under the Davis-Bacon Act (40 U.S.C. § 3141(2)(B)) on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of paragraph (a)(1)(v) of this section; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics must be paid the appropriate wage rate and fringe benefits on the wage determination for the classification(s) of work actually performed, without regard to skill, except as provided in paragraph (a)(4) of this section. Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein; provided, that the employer’s payroll records accurately set forth the time spent in each classification in which work is performed. The wage determination (including any additional classifications and wage rates conformed under paragraph (a)(1)(iii) of this section) and the Davis-Bacon poster (WH-1321) must be posted at all times by the contractor and its subcontractors at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii) Frequently recurring classifications.

(A) In addition to wage and fringe benefit rates that have been determined to be prevailing under the procedures set forth in 29 C.F.R. Part 1, a wage determination may contain, pursuant to §1.3(f), wage and fringe benefit rates for classifications of laborers and mechanics for which conformance requests are regularly submitted pursuant to paragraph (a)(1)(iii) of this section, provided that:

(1) The work performed by the classification is not performed by a classification in the wage determination for which a prevailing wage rate has been determined;

(2) The classification is used in the area by the construction industry; and

(3) The wage rate for the classification bears a reasonable relationship to the prevailing wage rates contained in the wage determination.

Exhibit G - 1

(B) The Administrator will establish wage rates for such classifications in accordance with paragraph (a)(1)(iii)(A)(3) of this section. Work performed in such a classification must be paid at no less than the wage and fringe benefit rate listed on the wage determination for such classification.

(iii) Conformance.

(A) The contracting officer must require that any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under the contract be classified in conformance with the wage determination. Conformance of an additional classification and wage rate and fringe benefits is appropriate only when the following criteria have been met:

(1) The work to be performed by the classification requested is not performed by a classification in the wage determination;

(2) The classification is used in the area by the construction industry; and

(3) The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(B) The conformance process may not be used to split, subdivide, or otherwise avoid application of classifications listed in the wage determination.

(C) If the contractor and the laborers and mechanics to be employed in the classification (if known), or their representatives, and the contracting officer agree on the classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken will be sent by the contracting officer by email to [***]. The Administrator, or an authorized representative, will approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(D) In the event the contractor, the laborers or mechanics to be employed in the classification or their representatives, and the contracting officer do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the contracting officer will, by email to [***], refer the questions, including the views of all interested parties and the recommendation of the contracting officer, to the Administrator for determination. The Administrator, or an authorized representative, will issue a determination within 30 days of receipt and so advise the contracting officer or will notify the contracting officer within the 30-day period that additional time is necessary.

(E) The contracting officer must promptly notify the contractor of the action taken by the Wage and Hour Division under paragraphs (a)(1)(iii)(C) and (D) of this section. The contractor must furnish a written copy of such determination to each affected worker or it must be posted as a part of the wage determination. The wage rate (including fringe benefits where appropriate) determined pursuant to paragraph (a)(1)(iii)(C) or (D) of this section must be paid to all workers performing work in the classification under this contract from the first day on which work is performed in the classification.

Exhibit G - 2

(iv) Fringe benefits not expressed as an hourly rate. Whenever the minimum wage rate prescribed in the contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the contractor may either pay the benefit as stated in the wage determination or may pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(v) Unfunded plans. If the contractor does not make payments to a trustee or other third person, the contractor may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program, provided, that the Secretary of Labor has found, upon the written request of the contractor, in accordance with the criteria set forth in § 5.28, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require the contractor to set aside in a separate account assets for the meeting of obligations under the plan or program.

(vi) Interest. In the event of a failure to pay all or part of the wages required by the contract, the contractor will be required to pay interest on any underpayment of wages.

(2) Withholding —

(i) Withholding requirements. The Department of Energy (“DOE”) may, upon its own action, or must, upon written request of an authorized representative of the Department of Labor, withhold or cause to be withheld from the contractor so much of the accrued payments or advances as may be considered necessary to satisfy the liabilities of the prime contractor27 or any subcontractor for the full amount of wages and monetary relief, including interest, required by the clauses set forth in paragraph (a) of this section for violations of this contract, or to satisfy any such liabilities required by any other Federal contract, or federally assisted contract subject to Davis-Bacon labor standards, that is held by the same prime contractor (as defined in § 5.2). The necessary funds may be withheld from the contractor under this contract, any other Federal contract with the same prime contractor, or any other federally assisted contract that is subject to Davis-Bacon labor standards requirements and is held by the same prime contractor, regardless of whether the other contract was awarded or assisted by the same agency, and such funds may be used to satisfy the contractor liability for which the funds were withheld. In the event of a contractor’s failure to pay any laborer or mechanic, including any apprentice or helper working on the site of the work (or otherwise working in construction or development of the project under a development statute) all or part of the wages required by the contract, or upon the contractor’s failure to submit the required records as discussed in paragraph (a)(3)(iv) of this section, DOE may on its own initiative and after written notice to the contractor, sponsor, applicant, owner, or other entity, as the case may be, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased.

(ii) Priority to withheld funds. The Department has priority to funds withheld or to be withheld in accordance with paragraph (a)(2)(i) or (b)(3)(i) of this section, or both, over claims to those funds by:

(A) A contractor’s sureties, including without limitation performance bond sureties and payment bond sureties;

[27]

PG&E shall be the “prime contractor” for purposes hereof, except to the extent necessary to accomplish the requirement of paragraphs (a)(6) and (b)(4) to include the substance of these provisions in any lower-tier contract or subcontract.

Exhibit G - 3

(B) A contracting agency for its reprocurement costs;

(C) Any trustee (either a court-appointed trustee or a U.S. trustee, or both) in bankruptcy of a contractor, or a contractor’s bankruptcy estate;

(D) A contractor’s assignees;

(E) A contractor’s successors; or

(F) A claim asserted under the Prompt Payment Act, 31 U.S.C. §§ 3901-3907.

(3) Records and certified payrolls —

(i) Basic record requirements —

(A) Length of record retention. All regular payrolls and other basic records must be maintained by the contractor and any subcontractor during the course of the work and preserved for all laborers and mechanics working at the site of the work (or otherwise working in construction or development of the project under a development statute) for a period of at least 3 years after all the work on the prime contract is completed.

(B) Information required. Such records must contain the name, Social Security number, last known address, telephone number, and email address of each such worker, each worker’s correct classification(s) of work actually performed, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in 40 U.S.C. 3141(2)(B) of the Davis-Bacon Act), daily and weekly number of hours actually worked in total and on each covered contract, deductions made, and actual wages paid.

(C) Additional records relating to fringe benefits. Whenever the Secretary of Labor has found under paragraph (a)(1)(v) of this section that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan or program described in 40 U.S.C. 3141(2)(B) of the Davis-Bacon Act, the contractor must maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits.

(D) Additional records relating to apprenticeship. Contractors with apprentices working under approved programs must maintain written evidence of the registration of apprenticeship programs, the registration of the apprentices, and the ratios and wage rates prescribed in the applicable programs.

(ii) Certified payroll requirements —

(A) Frequency and method of submission. The contractor or subcontractor must submit weekly, for each week in which any DBA- or Related Acts-covered work is performed, certified payrolls to DOE, if the agency is a party to the contract, but if the agency is not such a party, the contractor will submit the certified payrolls to the applicant, sponsor, owner, or other entity, as the case may be, that maintains such records, for transmission to DOE. The prime contractor is responsible for the submission of all certified payrolls by all

Exhibit G - 4

subcontractors. A contracting agency or prime contractor may permit or require contractors to submit certified payrolls through an electronic system, as long as the electronic system requires a legally valid electronic signature; the system allows the contractor, the contracting agency, and the Department of Labor to access the certified payrolls upon request for at least 3 years after the work on the prime contract has been completed; and the contracting agency or prime contractor permits other methods of submission in situations where the contractor is unable or limited in its ability to use or access the electronic system.

(B) Information required. The certified payrolls submitted must set out accurately and completely all of the information required to be maintained under paragraph (a)(3)(i)(B) of this section, except that full Social Security numbers and last known addresses, telephone numbers, and email addresses must not be included on weekly transmittals. Instead, the certified payrolls need only include an individually identifying number for each worker (e.g., the last four digits of the worker’s Social Security number). The required weekly certified payroll information may be submitted using Optional Form WH-347 or in any other format desired. Optional Form WH-347 is available for this purpose from the Wage and Hour Division website at https://www.dol.gov/sites/dolgov/files/WHD/legacy/files/wh347/.pdf or its successor website. It is not a violation of this section for a prime contractor to require a subcontractor to provide full Social Security numbers and last known addresses, telephone numbers, and email addresses to the prime contractor for its own records, without weekly submission by the subcontractor to the sponsoring government agency (or the applicant, sponsor, owner, or other entity, as the case may be, that maintains such records).

(C) Statement of Compliance. Each certified payroll submitted must be accompanied by a “Statement of Compliance,” signed by the contractor or subcontractor, or the contractor’s or subcontractor’s agent who pays or supervises the payment of the persons working on the contract, and must certify the following:

(1) That the certified payroll for the payroll period contains the information required to be provided under paragraph (a)(3)(ii) of this section, the appropriate information and basic records are being maintained under paragraph (a)(3)(i) of this section, and such information and records are correct and complete;

(2) That each laborer or mechanic (including each helper and apprentice) working on the contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in 29 CFR part 3; and

(3) That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification(s) of work actually performed, as specified in the applicable wage determination incorporated into the contract.

(D) Use of Optional Form WH-347. The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 will satisfy the requirement for submission of the “Statement of Compliance” required by paragraph (a)(3)(ii)(C) of this section.

Exhibit G - 5

(E) Signature. The signature by the contractor, subcontractor, or the contractor’s or subcontractor’s agent must be an original handwritten signature or a legally valid electronic signature.

(F) Falsification. The falsification of any of the above certifications may subject the contractor or subcontractor to civil or criminal prosecution under 18 U.S.C. 1001 and 31 U.S.C. 3729.

(G) Length of certified payroll retention. The contractor or subcontractor must preserve all certified payrolls during the course of the work and for a period of 3 years after all the work on the prime contract is completed.

(iii) Contracts, subcontracts, and related documents. The contractor or subcontractor must maintain this contract or subcontract and related documents including, without limitation, bids, proposals, amendments, modifications, and extensions. The contractor or subcontractor must preserve these contracts, subcontracts, and related documents during the course of the work and for a period of 3 years after all the work on the prime contract is completed.

(iv) Required disclosures and access —

(A) Required record disclosures and access to workers. The contractor or subcontractor must make the records required under paragraphs (a)(3)(i) through (iii) of this section, and any other documents that DOE or the Department of Labor deems necessary to determine compliance with the labor standards provisions of any of the applicable statutes referenced by § 5.1, available for inspection, copying, or transcription by authorized representatives of DOE or the Department of Labor, and must permit such representatives to interview workers during working hours on the job.

(B) Sanctions for non-compliance with records and worker access requirements. If the contractor or subcontractor fails to submit the required records or to make them available, or refuses to permit worker interviews during working hours on the job, the Federal agency may, after written notice to the contractor, sponsor, applicant, owner, or other entity, as the case may be, that maintains such records or that employs such workers, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds. Furthermore, failure to submit the required records upon request or to make such records available, or to permit worker interviews during working hours on the job, may be grounds for debarment action pursuant to § 5.12. In addition, any contractor or other person that fails to submit the required records or make those records available to the Wage and Hour Division of the Department of Labor (the “WHD”) within the time WHD requests that the records be produced will be precluded from introducing as evidence in an administrative proceeding under 29 CFR part 6 any of the required records that were not provided or made available to WHD. WHD will take into consideration a reasonable request from the contractor or person for an extension of the time for submission of records. WHD will determine the reasonableness of the request and may consider, among other things, the location of the records and the volume of production.

(C) Required information disclosures. Contractors and subcontractors must maintain the full Social Security number and last known address, telephone number, and email address of each covered worker, and must provide them upon request to DOE if the agency is a party to the contract, or to WHD. If the Federal agency is not such a party to the contract, the contractor, subcontractor, or both, must, upon request, provide the full Social Security number and last known address, telephone number, and email address of each covered worker to the applicant, sponsor, owner, or other entity, as the case may be, that maintains such records, for transmission to DOE, the contractor, or WHD for purposes of an investigation or other compliance action.

Exhibit G - 6

(4) Apprentices and equal employment opportunity —

(i) Apprentices —

(A) Rate of pay. Apprentices will be permitted to work at less than the predetermined rate for the work they perform when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship (OA), or with a State Apprenticeship Agency recognized by the OA. A person who is not individually registered in the program, but who has been certified by the OA or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice, will be permitted to work at less than the predetermined rate for the work they perform in the first 90 days of probationary employment as an apprentice in such a program. In the event the OA or a State Apprenticeship Agency recognized by the OA withdraws approval of an apprenticeship program, the contractor will no longer be permitted to use apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(B) Fringe benefits. Apprentices must be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringe benefits must be paid in accordance with that determination.

(C) Apprenticeship ratio. The allowable ratio of apprentices to journeyworkers on the job site in any craft classification must not be greater than the ratio permitted to the contractor as to the entire work force under the registered program or the ratio applicable to the locality of the project pursuant to paragraph (a)(4)(i)(D) of this section. Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated in paragraph (a)(4)(i)(A) of this section, must be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under this section must be paid not less than the applicable wage rate on the wage determination for the work actually performed.

(D) Reciprocity of ratios and wage rates. Where a contractor is performing construction on a project in a locality other than the locality in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyworker’s hourly rate) applicable within the locality in which the construction is being performed must be observed. If there is no applicable ratio or wage rate for the locality of the project, the ratio and wage rate specified in the contractor’s registered program must be observed.

(ii) Equal employment opportunity. The use of apprentices and journeyworkers under this part must be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended, and 29 C.F.R. Part 30.

Exhibit G - 7

(5) Compliance with Copeland Act requirements. The contractor shall comply with the requirements of 29 C.F.R. Part 3, which are incorporated by reference in this contract.

(6) Subcontracts. The contractor or subcontractor must insert in any subcontracts the clauses contained in paragraphs (a)(1) through (11) of this section, along with the applicable wage determination(s) and such other clauses or contract modifications as DOE may by appropriate instructions require, and a clause requiring the subcontractors to include these clauses and wage determination(s) in any lower tier subcontracts. The prime contractor is responsible for the compliance by any subcontractor or lower tier subcontractor with all the contract clauses in this section. In the event of any violations of these clauses, the prime contractor and any subcontractor(s) responsible will be liable for any unpaid wages and monetary relief, including interest from the date of the underpayment or loss, due to any workers of lower-tier subcontractors, and may be subject to debarment, as appropriate.

(7) Contract termination: debarment. A breach of the contract clauses in 29 C.F.R. § 5.5 may be grounds for termination of the contract, and for debarment as a contractor and a subcontractor as provided in 29 C.F.R. § 5.12.

(8) Compliance with Davis-Bacon and Related Act requirements. All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 are herein incorporated by reference in this contract.

(9) Disputes concerning labor standards. Disputes arising out of the labor standards provisions of this contract shall not be subject to the general disputes clause of this contract. Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 C.F.R. Parts 5, 6, and 7. Disputes within the meaning of this clause include disputes between the contractor (or any of its subcontractors) and the contracting agency, the U.S. Department of Labor, or the employees or their representatives.

(10) Certification of eligibility.

(i) By entering into this contract, the contractor certifies that neither it nor any person or firm who has an interest in the contractor’s firm is a person or firm ineligible to be awarded Government contracts by virtue of 40 U.S.C. § 3144(b) or § 5.12(a).

(ii) No part of this contract shall be subcontracted to any person or firm ineligible for award of a Government contract by virtue of 40 U.S.C. § 3144(b) or § 5.12(a).

(iii) The penalty for making false statements is prescribed in the U.S. Code, Title 18 Crimes and Criminal Procedure, 18 U.S.C. § 1001.

(11) Anti-retaliation. It is unlawful for any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, or to cause any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, any worker or job applicant for:

(i) Notifying any contractor of any conduct which the worker reasonably believes constitutes a violation of the DBA, Related Acts, this part, or 29 C.F.R. Part 1 or 3;

(ii) Filing any complaint, initiating or causing to be initiated any proceeding, or otherwise asserting or seeking to assert on behalf of themselves or others any right or protection under the DBA, Related Acts, this part, or 29 C.F.R. Part 1 or 3;

Exhibit G - 8

(iii) Cooperating in any investigation or other compliance action, or testifying in any proceeding under the DBA, Related Acts, this part, or 29 C.F.R. Part 1 or 3; or

(iv) Informing any other person about their rights under the DBA, Related Acts, this part, or 29 C.F.R. Part 1 or 3.

SECTION (b) OVERTIME REQUIREMENTS, ETC.

(1) Overtime requirements. No contractor or subcontractor contracting for any part of the contract work which may require or involve the employment of laborers or mechanics shall require or permit any such laborer or mechanic in any workweek in which he or she is employed on such work to work in excess of forty hours in such workweek unless such laborer or mechanic receives compensation at a rate not less than one and one-half times the basic rate of pay for all hours worked in excess of forty hours in such workweek.

(2) Violation; liability for unpaid wages; liquidated damages. In the event of any violation of the clause set forth in paragraph (b)(1) of this section the contractor and any subcontractor responsible therefor shall be liable for the unpaid wages and interest from the date of the underpayment. In addition, such contractor and subcontractor shall be liable to the United States (in the case of work done under contract for the District of Columbia or a territory, to such District or to such territory), for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic, including watchpersons and guards, employed in violation of the clause set forth in paragraph (b)(1) of this section, in the sum of $32 for each calendar day on which such individual was required or permitted to work in excess of the standard workweek of forty hours without payment of the overtime wages required by the clause set forth in paragraph (b)(1).

(3) Withholding for unpaid wages and liquidated damages —

(i) Withholding process. The DOE or may, upon its own action, or must, upon written request of an authorized representative of the Department of Labor, withhold or cause to be withheld from the contractor so much of the accrued payments or advances as may be considered necessary to satisfy the liabilities of the prime contractor or any subcontractor for any unpaid wages, monetary relief, including interest, and liquidated damages required by the clauses set forth in this paragraph (b) on this contract, any other Federal contract with the same prime contractor, or any other federally assisted contract subject to the Contract Work Hours and Safety Standards Act that is held by the same prime contractor (as defined in § 5.2). The necessary funds may be withheld from the contractor under this contract, any other Federal contract with the same prime contractor, or any other federally assisted contract that is subject to the Contract Work Hours and Safety Standards Act and is held by the same prime contractor, regardless of whether the other contract was awarded or assisted by the same agency, and such funds may be used to satisfy the contractor liability for which the funds were withheld.

(ii) Priority to withheld funds. The Department has priority to funds withheld or to be withheld in accordance with paragraph (a)(2)(i) or (b)(3)(i) of this section, or both, over claims to those funds by:

(A) A contractor’s sureties, including without limitation performance bond sureties and payment bond sureties;

(B) A contracting agency for its reprocurement costs;

Exhibit G - 9

(C) Any trustee (either a court-appointed trustee or a U.S. trustee, or both) in bankruptcy of a contractor, or a contractor’s bankruptcy estate;

(D) A contractor’s assignees;

(E) A contractor’s successors; or

(F) A claim asserted under the Prompt Payment Act, 31 U.S.C. 3901-3907.

(4) Subcontracts. The contractor or subcontractor must insert in any subcontracts the clauses set forth in paragraphs (b)(1) through (5) of this section and a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The prime contractor is responsible for compliance by any subcontractor or lower tier subcontractor with the clauses set forth in paragraphs (b)(1) through (5). In the event of any violations of these clauses, the prime contractor and any subcontractor(s) responsible will be liable for any unpaid wages and monetary relief, including interest from the date of the underpayment or loss, due to any workers of lower-tier subcontractors, and associated liquidated damages and may be subject to debarment, as appropriate.

(5) Anti-retaliation. It is unlawful for any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, or to cause any person to discharge, demote, intimidate, threaten, restrain, coerce, blacklist, harass, or in any other manner discriminate against, any worker or job applicant for:

(i) Notifying any contractor of any conduct which the worker reasonably believes constitutes a violation of the Contract Work Hours and Safety Standards Act (CWHSSA) or its implementing regulations in this part;

(ii) Filing any complaint, initiating or causing to be initiated any proceeding, or otherwise asserting or seeking to assert on behalf of themselves or others any right or protection under CWHSSA or this part;

(iii) Cooperating in any investigation or other compliance action, or testifying in any proceeding under CWHSSA or this part; or

(iv) Informing any other person about their rights under CWHSSA or this part.

Exhibit G - 10

Exhibit H

to Loan Guarantee Agreement

DBA CURATIVE COMPLIANCE PLAN

[***]

Exhibit H - 1

SIDE LETTER AGREEMENT BETWEEN PACIFIC GAS AND ELECTRIC COMPANY AND

THE DEPARTMENT OF ENERGY FOR A CURATIVE COMPLIANCE PLAN UNDER

THE DAVIS-BACON ACT

This side letter agreement (“Agreement”) is being executed by Pacific Gas and Electric Company, a corporation organized and existing under the laws of the State of California (the “Borrower”) and the United States Department of Energy, an agency of the United States government (“DOE”), in connection with the Loan Guarantee Agreement (“LGA”) being entered into, on the date hereof, between the Borrower and DOE. As an inducement to DOE entering into the loan agreement, the Borrower hereby agrees to comply fully with the following terms of this Agreement.

RECITALS

**WHEREAS**:

1.

The Davis-Bacon Act (40 U.S.C. §§ 3141-3148) (“DBA”) and the Energy Policy Act (42 U.S.C. § 16512(k)), a Davis-Bacon Related Act, require federally-funded or federally-assisted construction contracts in excess of $2,000 to pay laborers and mechanics not less than the locally prevailing wages and fringe benefits for corresponding work on similar projects in the area.

2.

DOE is providing a loan guarantee to Borrower under the Loan Programs Office’s 1706 Energy Infrastructure Reinvestment Program, which applies DBA requirements, outlined in the LGA, to all construction work financed in whole or in part with loan proceeds. After final commitment, there will be a period of funding eligibility. During this period, DOE will approve Eligible Projects or make an Advance under the LGA. Before DOE approves an Eligible Project or makes an Advance under the LGA, Borrower will certify that it will comply with all DBA Requirements with respect to the Eligible Project being approved or subject to the Advance, except as modified herein, including making any retroactive adjustment of wages paid prior to approval of an Eligible Project or Advance to the applicable prevailing wages and fringe benefits in accordance with 29 CFR 1.6(g).

3.

DOE and Borrower acknowledge and understand that Borrower shall comply with DBA’s prevailing wage and fringe benefit requirements; however, Borrower is unable to comply, as of the execution date, with the weekly payroll frequency and weekly certified payroll reporting requirements of DBA and its implementing regulations. Accordingly, with the concurrence of the Department of Labor (“DOL”), DOE and the Borrower have developed the plan set forth in this Agreement (the “Curative Plan”) to allow the Borrower to cure its inability to pay its and its subsidiaries’ laborer and mechanic employees (“Covered Employees”) on a weekly basis, submit certified payroll reports on a weekly basis, and ensure that all laborers and mechanics are paid in accordance with the applicable wage determination, as required by DBA and its implementing regulations.

4.

Borrower shall be allowed a period of time not to exceed eighteen (18) months, to develop and implement systems and secure the legal rights necessary to pay Covered Employees on a weekly basis and to submit certified payrolls on a weekly basis as required by DBA and its implementing regulations, as soon as possible. This “Weekly Pay Curative Period”, defined in the below milestone-based Curative Plan, cannot be extended past July 17, 2026.

5.

Borrower will ensure full compliance with all DBA requirements, without need for the Curative Plan, for the laborers and mechanics that are not employees of the Borrower or any of its subsidiaries—those employed by contractors and subcontractors (“Outsourced Labor”)—on Projects (as defined in the LGA) financed by the DOE under the LGA during the Weekly Pay Curative Period.

Exhibit H - 2

6.

With respect to the laborers and mechanics comprising Outsourced Labor, Borrower agrees to full adherence with all DBA requirements, including those found at 29 C.F.R. 5.5, and in accordance with the terms of the LGA.

7.

With respect to Covered Employees, Borrower agrees to full adherence with all DBA requirements, including those found at 29 C.F.R. 5.5, in accordance with the terms of the LGA, except as modified by the Reporting Variance (as defined below) and the Curative Plan (including associated milestone reporting requirements described below).

8.	DOE has the authority under DBA to aid and guide Borrower in establishing and maintaining compliance, but neither DOE nor DOL can waive the statutory requirement of weekly pay.

AGREEMENT

**NOW, THEREFORE**, in consideration of the mutual promises and covenants contained herein, Borrower and DOE (collectively the “Parties”) agree as follows:

1.

Purpose and Scope of the Agreement. To set forth the terms and conditions under which the Curative Plan will be implemented by Borrower and monitored and evaluated by DOE. This Curative Plan will ensure that the Borrower will remain fully compliant with DBA and its implementing regulatory requirements except as modified by the Reporting Variance and the Curative Plan. This Curative Plan will also ensure that the Borrower will remain fully compliant with DBA and its implementing regulatory requirements regarding Outsourced Labor throughout the Weekly Pay Curative Period. The Parties will engage in the below assigned responsibilities and enhanced monitoring actions to ensure such compliance between the loan execution date and July 17, 2026 (or earlier termination of this Agreement as defined in Section 9).

2.	Borrower’s Responsibilities under the Curative Plan. During the Weekly Pay Curative Period, Borrower shall:

i.	Utilize a certified payroll software system to maintain detailed records for DOE compliance reviews, in accordance with 29 CFR 5.5(a)(3) and the Reporting Variance. This includes:

a.	Submission of certified payrolls through the certified payroll software system will be uploaded on a bi-weekly basis to coincide with the Borrower’s current payroll system and the Reporting Variance.

b.	Input payroll information into the certified payroll software system no more than seven (7) business days after payment to Covered Employees.

c.

In the event Borrower cannot immediately utilize a certified payroll software system upon loan execution, Borrower will submit an alternative reporting plan to ensure certified payrolls are submitted on the same cadence as noted in Section 2(i)(a) and are otherwise in compliance with the requirements of 29 C.F.R. 5.5(a)(3).

ii.	Provide basic payroll records upon request by DOE or DOL.

iii.	Facilitate DOE monitoring of Borrower’s progress toward achieving the milestones detailed in the Curative Plan below.

iv.	Track and promptly resolve all DBA-related complaints, grievances, and disputes.

Exhibit H - 3

v.	Promptly (within three (3) business days) notify DOE upon discovery, to the DBA Knowledge of the Borrower, of any discrepancies or complaints related to the prevailing wage rate requirements of DBA.

a.

For purposes of this Agreement, “DBA Knowledge” means the actual knowledge of the Director of Federal Contract Compliance (or the successor officer or employee of the Borrower with a similar title) and/or such other person or persons who have principal oversight responsibility with respect to the Borrower’s compliance with the DBA requirements.

vi.	Work with union officials to finalize all necessary modifications or addendums to collective-bargaining agreements without delay.

vii.	Conduct regular monitoring activities for all Outsourced Labor to ensure full compliance with DBA as required by 29 C.F.R. 5.5.

viii.	Provide all required reports and plans contained in the Curative Plan below.

ix.

Except as recited and agreed herein, all DBA requirements, including the requirements of 29 C.F.R. 5.5, as incorporated into the LGA and all Davis-Bacon Covered Contracts (as defined in the LGA), shall remain in full effect during performance of the covered work.

3.	DOE Responsibilities under the Curative Plan. During the Weekly Pay Curative Period, DOE will:

i.	Fulfill the agency DBA enforcement responsibilities outlined in 29 CFR 5.6 in a manner DOE deems appropriate in its sole discretion.

ii.	Monitor and evaluate Borrower’s DBA compliance, including the Curative Plan, throughout the duration of the Weekly Pay Curative Period.

iii.	Except as modified herein with respect to the matters covered by the Curative Plan, DOE will notify Borrower of non-compliance findings and verify efforts of Borrower to cure such issues.

iv.

Conduct audits and site inspections in a manner DOE deems appropriate in its sole discretion to verify that the Curative Plan is functioning as expressly provided for herein below and that Covered Employees, including Outsourced Labor, are being paid in accordance with the prevailing wage rate requirements, among all other DBA requirements.

v.

Provided that the Borrower meets defined milestones and makes a good faith effort to implement the Curative Plan, refrain from referring the Borrower to DOL for enforcement action regarding non-compliance during the Weekly Pay Curative Period with the weekly frequency requirements in the Act and its implementing regulations that apply to the payment of wages and certified payroll reporting.

4.	Curative Plan: Initial Reporting. The Borrower has provided the following submittals which are included as attachments to this Agreement:

i.	Attachment A: Project Implementation Plan. A list of each approved Eligible Project under the LGA during the Weekly Pay Curative Period that includes the following information:

Exhibit H - 4

1.	Geographic location (by county and state), relevant to prevailing wage-determinations applicable to each Project location

2.	Brief description of the Project

3.	Anticipated work classifications for each Project location

4.	Anticipated duration of the Project

5.	All applicable wage determinations

6.

All applicable union wage schedules for the projected mechanics and laborers classifications. If any Covered Employees are not covered by an applicable collective bargaining agreement and paid the collectively bargained wage rate and fringe benefits, Borrower will report actual wage rate for each classification

7.	Estimate of Covered Employees for each classification of laborer and mechanic

8.	Estimate of Outsourced Labor employees for each classification of laborer and mechanic

ii.

Attachment B: Technical Adaptation Plan. A timeline for each underlying technical change that must occur for the payroll, accounting system, benefit allocation system, and/or any other applicable time keeping or reporting system, to achieve weekly pay compliance by July 17, 2026.

iii.

Attachment C: Represented Workforce Plan. A projected timeline for all negotiation activities for each applicable union that must occur to achieve weekly pay and weekly payroll reporting for all of the Covered Employees.

iv.

Attachment D: Certified Payroll Reporting Variance. The official DOL letter of approval for a certified payroll reporting variance (“Reporting Variance”). This approval will detail the certification requirements during the Weekly Pay Curative Period. If more details are needed, they will be included in an additional attachment.

5.

Curative Plan: Reporting Milestones. Borrower agrees to provide milestone reports (“Milestone Reports”), on a quarterly basis or upon DOE’s request, throughout the Weekly Pay Curative Period detailing Borrower’s progress in coming into compliance with DBA’s weekly pay requirement. Each report will include a detailed summary of issues identified, resolved, and anticipated in conjunction with Borrower’s efforts to achieve full weekly payroll compliance on or before July 17, 2026. Specifically, the Milestone Reports shall include:

i.

Project Implementation Plan. Borrower will report all DOE approved Eligible Projects slated to begin, or continue through, the next quarterly period. This report will track the same data points as the initial Project Implementation Plan, which includes for each approved Eligible Project:

1.	Geographic location (by county and state), relevant to prevailing wage-determinations applicable to each Project location

2.	Brief description of Project

3.	Anticipated work classifications needed for each Project location

Exhibit H - 5

4.	Anticipated duration of the Project

5.	All applicable wage determinations

6.

All applicable union wage schedules. If any Covered Employees are not covered by an applicable collective bargaining agreement and paid the collectively bargained wage rate and fringe benefits, Borrower will report actual wage rate for classification

7.	Estimate of the Covered Employees for each classification of laborer and mechanic

8.	Estimate of Outsourced Labor employees for each classification of laborer and mechanic.

ii.

Technical Adaptation Plan. Borrower will report on (i) progress made on all technical changes contained in the initial report, (ii) anticipated date of Technical Adaptation Plan completion and (iii) any accelerating or decelerating events or issues.

iii.

Represented Workforce Plan. Borrower will report on (i) progress made on all activities contained in the initial report, (ii) anticipated date of Represented Workforce Completion and (iii) any accelerating or decelerating events or issues.

iv.

Prevailing Wage Corrections Reporting. Borrower will aggregate and report all Covered Employee grievances and complaints it received regarding payment of prevailing wage rates in the preceding quarter and the status thereof.

6.

Certified Weekly Payroll Reporting Variance. The Parties have determined that it is necessary for the Borrower to obtain a variance from DOL for the certified weekly payroll reporting requirement during the Weekly Pay Curative Period, allowing the Borrower to submit certified payroll reports on a bi-weekly basis. Official DOL approval is included as Attachment “D” to this Agreement. If further details are required, they will be included in an additional Attachment, as detailed in Section 4(iv) of this Agreement.

7.

Safe Harbor of Curative Plan and Agreement. So long as Borrower satisfies its obligations under this Curative Plan, DOE shall refrain from referring Borrower to DOL for an enforcement action concerning Borrower’s non-compliance during the Weekly Pay Curative Period with the requirements of DBA and its implementing regulations to pay laborers and mechanics for covered work on a weekly basis and to submit certified payrolls on a weekly basis.

8.	Modifications and Amendments. Any modifications or amendments to this Curative Plan shall not be effective unless written and signed by DOE and Borrower.

9.	Termination of Curative Plan.

i.

This Agreement will be automatically terminated upon termination of the LGA. In the event such termination occurs, DOE (and/or DOL as appropriate), will assess all uncured violations of DBA requirements and issue appropriate remedies.

ii.

This Agreement may be terminated by DOE as a result of Borrower’s breach of its obligations with respect to the Curative Plan if Borrower does not cure such breach within ninety (90) days of its receipt of written notice from DOE of a breach. In this event, DOE (and/or DOL as appropriate) will assess uncured violations of DBA occurring before and after the date of termination of this Agreement, issue appropriate remedies, and address any compliance issues under the terms of the LGA.

Exhibit H - 6

iii.

This Agreement may terminate on a date the Parties agree, in writing, that the Borrower has successfully developed and implemented necessary systems to pay the Covered Employees and submit certified payrolls on a weekly basis as required by DBA and its implementing regulations.

iv.

This Agreement will automatically terminate on July 17, 2026, and standard DBA compliance will apply with respect to work that is financed in whole or in part by DOE under the LGA. In the event of failure to cure within the required Weekly Pay Curative Period notwithstanding Borrower’s ongoing, good faith efforts to implement the Curative Plan, DOE (and/or DOL as appropriate) will assess all DBA violations occurring after date of termination of this Agreement, issue appropriate remedies and address any compliance issues.

10.	Entire Agreement. This Agreement, including all exhibits and attachments, constitutes the entire agreement between the parties regarding the Curative Plan and Weekly Pay Curative Period.

11.

Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal law of the United States. To the extent that Federal law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the law of the State of New York (without giving effect to its conflict of laws principles (except Section 5-1401 of the New York General Obligations Law)) shall be adopted as the governing Federal rule of decision.

12.

In the event of any non-compliance with this Curative Plan or the DBA Requirements to pay laborers and mechanics for covered work on a weekly basis and to submit certified payrolls on a weekly basis, the Borrower shall be provided a period of ninety (90) days following receipt of notice from DOE within which to cure such non-compliance. Without limiting the foregoing: (a) To the extent that any non-compliance results in a failure to pay a laborer or mechanic the full amount of basic hourly wages and bona fide fringe benefits required by the DBA, the non-compliance shall be deemed to be cured by payment to the laborer and mechanic of any unpaid wages or fringe benefits; and (b) to the extent that any non-compliance does not result in a failure to pay wages or fringe benefits required by the DBA, the non-compliance shall be cured by taking corrective action to ensure that the non-compliance is not repeated. To the extent Borrower violates DBA statutory or regulatory requirements distinct from the requirements to pay laborers and mechanics for covered work on a weekly basis and to submit certified payrolls on a weekly basis during the Weekly Pay Curative Period, Borrower may be held liable for such violations in accordance with the DBA statute and regulations.

Exhibit H - 7

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

PACIFIC GAS AND ELECTRIC COMPANY, a California corporation

By:
Name:
Title:
Date:

U.S. DEPARTMENT OF ENERGY, an agency of the Federal government of the United States of America

By:
Name:
Title:
Date:

Exhibit H - 8

ATTACHMENT A

PROJECT IMPLEMENTATION PLAN

Eligible Project: Auto Demand Response (Anchor Project No. __)

1.	Geographic location (by county and state), relevant to prevailing wage-determinations applicable to each Project location.

The Project location is all PG&E Service Territories in California. Geographic locations relevant to prevailing wage-determinations is N/A. This project does not include “construction, prosecution, completion, or repair under the Davis-Bacon Act”

2.	Brief description of the Project.

The Auto Demand Response (“ADR”) Program is a Demand Response program which works during system peak loads to meet electricity needs. The ADR Program invests in customer-sited resources to offset the purchase and installation of connected energy devices which respond to grid event signals that call for demand response services. ADR enlists third-party aggregators to provide connected energy devices through reliability and price-responsive programs, such as the Capacity Bidding Program. The aggregators facilitate the purchase and installation of the connected energy devices in ADR by supplying, installing, and/or financing the equipment.

3.	Anticipated work classifications for each Project location.

N/A. This project does not include “construction, prosecution, completion, or repair” under the Davis-Bacon Act.

4.	Anticipated duration of the Project

January 1, 2024 – December 31, 2027

5.

All applicable union wage schedules for the projected mechanics and laborers classifications. If any Covered Employees are not covered by an applicable collective bargaining agreement and paid the collectively bargained wage rate and fringe benefits, Borrower will report actual wage rate for each classification.

N/A. This project does not include “construction, prosecution, completion, or repair” under the Davis-Bacon Act, and therefore does not involve laborers and mechanics under the Act.

6.	Estimate of Covered Employees for each classification of laborer and mechanic

N/A

7.	Estimate of Outsourced Labor employees for each classification of laborer and mechanic.

N/A

Exhibit H - 9

Eligible Project: Capacity Bidding Program (Anchor Project No. )

1.	Geographic location (by county and state), relevant to prevailing wage-determinations applicable to each Project location.

The Project location is all PG&E Service Territories in California. Geographic locations relevant to prevailing wage-determinations is N/A. This project does not include “construction, prosecution, completion, or repair under the Davis-Bacon Act”

2.	Brief description of the Project.

The Capacity Bidding Program (“CBP”) pays aggregators for their enrolled MW capacity of DR load, and for the energy curtailed when DR events are signaled. CBP enables customers or aggregators to recover capital expenses for equipment and implementation that exceed the incentives provided through ADR. The $59.8 million cost supports the customers to procure the equipment necessary and assure availability of DR capacity. PG&E has this functionality in use today and this project expands its use and available power.

3.	Anticipated work classifications for each Project location.

N/A. This project does not include “construction, prosecution, completion, or repair” under the Davis-Bacon Act.

4.	Anticipated duration of the Project

January 1, 2024 – December 31, 2027

5.

All applicable union wage schedules for the projected mechanics and laborers classifications. If any Covered Employees are not covered by an applicable collective bargaining agreement and paid the collectively bargained wage rate and fringe benefits, Borrower will report actual wage rate for each classification.

N/A. This project does not include “construction, prosecution, completion, or repair” under the Davis-Bacon Act, and therefore does not involve laborers and mechanics under the Act.

6.	Estimate of Covered Employees for each classification of laborer and mechanic

N/A

7.	Estimate of Outsourced Labor employees for each classification of laborer and mechanic.

N/A

Exhibit H - 10

ATTACHMENT B

This Attachment B provides the information required by the terms of the Agreement between PG&E and the Department of Energy for a Curative Compliance Plan (the “Agreement”) under the Davis-Bacon Act, executed on January 17, 2025.

As agreed to by the parties, the Recipient has committed to provide an initial Technical Adaptation Plan, followed by quarterly milestone reports on a calendar year basis during the Curative Period. The initial Technical Adaptation Plan and subsequent quarterly reports detail PG&E’s progress and issues, both resolved and newly identified, with respect to implementing the technical changes required to complete weekly payroll and certified payroll reporting.

In recognition of the foregoing, PG&E provides the following timeline for implementing the technical changes required to implement the Davis-Bacon Act’s weekly payroll and certified payroll reporting requirements:

Project Phase	Objectives and Deliverables	Estimated Date of Completion
Project Initiation and Planning	Vendor Contracts & Onboarding	Month 0 – Month 3 1/1/2025 – 3/31/2025
	Project Charter	Month 0 – Month 3 1/1/2025 – 3/31/20255
	Initial Data Conversion	Month 0 – Month 3 1/1/2025 – 3/31/2025
	Change Management Plan and Communications Calendar	Month 0 – Month 3 1/1/2025 – 3/31/2025
	Stakeholder Alignment and RACI Matrix	Month 0 – Month 3 1/1/2025 – 3/31/2025

Analysis and Design	Payroll Configuration, Time Management Configuration and Interface (Current & Future) Design Documents	Month 4 – Month 6 4/1/2025 – 6/30/2025
	User Impact Analysis Report	Month 4 – Month 6 4/1/2025 – 6/30/2025
	Draft Training Strategy for Payroll, Time, and LCPTracker Usage	Month 4 – Month 6 4/1/2025 – 6/30/2025

Weekly Payroll Conversion Build & Unit Testing	System Build in SAP – Schemas, PCRs, Wage Types	Month 7 – Month 9 7/1/2025 – 9/30/2025

	Integration Development	Month 7 – Month 9 7/1/2025 – 9/30/2025

Exhibit H - 11

Project Phase	Objectives and Deliverables	Estimated Date of Completion

	Integration Development	Month 7 – Month 9 7/1/2025 – 9/30/2025
	Payroll and Time System Build Completion	Month 7 – Month 9 7/1/2025 – 9/30/2025
	Training Materials Draft	Month 7 – Month 9 7/1/2025 – 9/30/2025

System Unit and Integration Testing & Validation & Fixes	End to End Integration Test Reports	Month 10 – Month 12 10/1/2025 – 12/31/2025

User Acceptance Testing (UAT) & Training Rollout	UAT Sign-Off	Month 13 – Month 15 1/1/2026 – 3/31/2026
	Change Readiness Assessment	Month 13 – Month 15 1/1/2026 – 3/31/2026
	Training Completion Reports	Month 13 – Month 15 1/1/2026 – 3/31/2026

GO-Live Preparation & Cutover, Change Management & Training	Go-Live Cutover Plan	Month 16 – Month 18 4/1/2026 – 6/30/2026
	Data Loads, Conversions	Month 16 – Month 18 4/1/2026 – 6/30/2026
	Regression Results	Month 16 – Month 18 4/1/2026 – 6/30/2026
	User Support Materials (Help Guides, LCPTracker Process Manuals)	Month 16 – Month 18 4/1/2026 – 6/30/2026
	Post Go-Live Support	Month 16 – Month 18 4/1/2026 – 6/30/2026
	Final Change Management Report	Month 16 – Month 18 4/1/2026 – 6/30/2026

Exhibit H - 12

ATTACHMENT C

This Attachment C provides the information required by the terms of the Agreement between PG&E and the Department of Energy for a Curative Compliance Plan (the “Agreement”) under the Davis-Bacon Act, executed on January 17, 2025.

As agreed to by the parties, PG&E has committed to provide an initial Represented Workforce Plan, followed by quarterly milestone reports on a calendar year basis during the Curative Period. The initial Represented Workforce Plan and subsequent quarterly reports detail PG&E’s progress and issues, both resolved and newly identified, with respect to its efforts to renegotiate the payment frequency term contained in impacted collective bargaining agreements (“CBAs”).

The Current collective bargaining agreement between Pacific Gas and Electric Company and Local Union No. 1245 of International Brotherhood of Electrical Workers, available at ibew1245.com/wp-content/uploads/2021/11/2022-2025-Physical-Agreement-FINAL.pdf, runs from January 1, 2021 to December 31, 2025, contract extension available at LA-20-12-PGE.pdf.

In recognition of the foregoing, PG&E provides the following anticipated timeline for PG&E and the Union to bargain in good faith regarding the negotiable impacts of the Davis-Bacon Act’s weekly payroll and certified payroll reporting requirements:

Project Phase	Objectives	Estimated Date of Completion
Implement Payroll Solution	Conduct preliminary discussions with PG&E stakeholders (human resources, legal, payroll, benefits, etc.) to identify issues and topics subject to impact bargaining.	2 weeks 1/13/2025 – 1/27/2025

	Initiate preliminary and ongoing good faith negotiations with IBEW Local 1245 regarding negotiable effects of Davis-Bacon Act’s weekly payroll and certified payroll reporting requirements.	24 weeks 1/27/2025-5/27/2025

	Attempt to resolve IBEW Local 1245 concerns and constraints, if any.	4 weeks 5/27/2025-6/27/2025

Exhibit H - 13

Project Phase	Objectives	Estimated Date of Completion
	Finalize negotiations with IBEW Local 1245	2 weeks 6/27/2025-7/11/2025

	Draft and prepare Letter Agreement between Company and IBEW Local 1245 regarding any negotiable effects of Davis-Bacon Act’s weekly payroll and certified payroll reporting requirements.	2 weeks 7/11/2025-7/25/2025

	Acceptance of revisions.	2- 4 weeks 7/25/2025-8/22/2025

	Execute Letter Agreement.	2 weeks 8/22/2025-9/18/2025

Exhibit H - 14

ATTACHMENT D

[***]

Exhibit H - 15